   As filed with the Securities and Exchange Commission on September 29, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------
                                    FORM F-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                     Nippon Denshin Denwa Kabushiki Kaisha
             (Exact name of Registrant as specified in its charter)

                   Nippon Telegraph and Telephone Corporation
                 (Translation of Registrant's name in English)
          Japan                       4813                     None
     (State or other           (Primary Standard         (I.R.S. Employer
     jurisdiction of       Industrial Classification   Identification No.)
     incorporation or             Code Number)
      organization)
                             3-1, Otemachi 2-chome
                           Chiyoda-ku, Tokyo 100-8116
                                     Japan
                                 813-5205-5581
   (Address and telephone number of Registrant's principal executive offices)

                                --------------
                               NTT America, Inc.
                                101 Park Avenue
                            New York, New York 10178
                                     U.S.A.
                                  212-867-1511
           (Name, address, and telephone number of agent for service)
                                    Copy to:
   Theodore A. Paradise      Robert W. Mullen, Jr.      Robert G. DeLaMater
  Davis Polk & Wardwell     Milbank, Tweed, Hadley &    Sullivan & Cromwell
 Akasaka Twin Tower East           McCloy LLP          Otemachi First Square
           11F              1 Chase Manhattan Plaza    5-1, Otemachi 1-chome
  17-22, Akasaka 2-chome    New York, New York 10005   Chiyoda-ku, Tokyo 100-
Minato-ku, Tokyo 107-0052            U.S.A.                  0004 Japan
          Japan

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           Proposed
                                            Proposed       Maximum
 Title of Each Class of       Amount        Maximum       Aggregate     Amount of
    Securities to be          To Be      Offering Price    Offering    Registration
       Registered         Registered(1)   Per Unit(2)      Price(2)        Fee
-----------------------------------------------------------------------------------
 Common stock, par value
  (Yen)50,000 per
  share(3)............    200,000 shares   $11,302.58   $2,260,516,000 $596,776.25

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The amount of shares registered also includes any shares initially offered and sold outside the United States and thereafter sold or resold in the United States. The shares are not being registered for the purpose of sales outside the United States.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act.
(3) A separate Registration Statement on Form F-6 has been filed for the registration of American Depositary Shares evidenced by American
     Depositary Receipts representing the shares being registered hereby (Registration No. 33-81562).

                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective at such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell nor does it seek an offer to buy these securities in +
+any jurisdiction where the offer is not permitted.                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to Completion, Dated September 29, 2000

                                   [LOGO] NTT
                   Nippon Telegraph and Telephone Corporation

                        1,200,000 Shares of Common Stock
                       (Par Value (Yen)50,000 Per Share)
              in the form of Shares or American Depositary Shares

                                  -----------
  This is an offering of shares and American depositary shares of Nippon Telegraph and Telephone Corporation. Each ADS is equal to 1/200th of a share of
NTT. This prospectus relates to an offering of     shares, in the form of
shares or ADSs, in the United States and Canada in connection with a global
offering of up to 1,200,000 shares. In addition,     shares, in the form of
shares or ADSs, are being offered outside the United States, Canada and Japan
in an international offering and     shares are being offered in Japan.

  The Minister of Finance of Japan, representing the Government of Japan, is offering 1,000,000 of the shares being sold in the global offering and NTT is offering 200,000 of the shares being sold in the global offering. NTT will not receive any proceeds from the sale of shares by the Government of Japan.

  The common stock of NTT is listed on the First Section of the Tokyo Stock Exchange and on all other stock exchanges in Japan. The common stock is also listed on the London Stock Exchange. The ADSs are listed on the New York Stock Exchange under the symbol "NTT." Until delivery of the ADSs by the underwriters against payment, ADSs relating to the shares sold in the global offering will trade on the New York Stock Exchange on a "when issued" basis under the symbol "NTT WI." On September 27, 2000, the closing sale price of the common stock on the TSE was (Yen)1,070,000 per share. On September 27, 2000, the closing sale price of the ADSs on the New York Stock Exchange was $51.13 per ADS.
                                  -----------
  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                  -----------

                                                           Proceeds, before   Proceeds, before
                              Initial Public Underwriting  expenses, to the      expenses,
                              Offering Price Commissions  Minister of Finance      to NTT
                              -------------- ------------ ------------------- ----------------
Per Share...................    (Yen)         (Yen)            (Yen)             (Yen)
Per ADS.....................      $             $                $                 $
Total.......................    (Yen)         (Yen)            (Yen)             (Yen)
Total (U.S. Dollar
 Translation)(/1/)..........      $             $                $                 $

-----
(1) The rate used for such translation was $1 = (Yen)   , the Noon Buying Rate
    on      , 2000.
                                  -----------
  NTT has granted the U.S. and international underwriters options to purchase up to an additional 100,000 shares of NTT, in the form of shares or ADSs, solely to cover over-allotments.

  The underwriters expect to deliver the shares against payment in Yen and the
ADSs against payment in U.S. Dollars on      , 2000.
                                  -----------
                Joint Global Coordinators and Joint Bookrunners

Goldman Sachs International
                Merrill      NikkoSalomonSmithBarney
                Lynch & Co.                  Nomura
                                             Securities

                                  -----------

Merrill      Goldman,      Nomura         NikkoSalomonSmithBarney Americas
Lynch & Co__.Sachs & Co__. Securities
                           International,
                           Inc.________

Daiwa Securities America Inc.                                  J.P. Morgan & Co.
Lehman Brothers                                       Morgan Stanley Dean Witter
                                UBS Warburg LLC

                                  -----------

                         Prospectus dated      , 2000.

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that should be considered before investing in NTT. You should read the entire prospectus carefully in evaluating an investment in NTT. References to fiscal years are to fiscal years ended on March 31 of the years indicated.

                                      NTT

  NTT is the largest provider of wireline and wireless voice, data, Internet and related telecommunications services in Japan and operates one of the largest telephone networks in the world. Its predominant business is providing nationwide telecommunications services. These services fall into seven major classes: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services.

  Telephone services are the largest part of the business of NTT, representing approximately 61.6%, or (Yen)6.4 trillion, of total operating revenues of approximately (Yen)10.4 trillion in fiscal year 2000. Sale of telecommunication equipment contributed 11.0% of operating revenues. Other services, which include Open Computer Network, or OCN, services and system development services, contributed 10.1%, ISDN services 7.9%, leased circuit services 4.8%, data communication facility services 3.8% and telegraph services 0.8% of operating revenues.

  NTT's telephone services consist primarily of local, long distance, international and wireless services. NTT is the principal provider of local and long distance fixed-line services in Japan with approximately 55 million subscribers as of March 31, 2000.

  NTT provides cellular telephone services and Personal Handy-phone System, or PHS, services through NTT DoCoMo. NTT DoCoMo, together with its subsidiaries, is the largest provider of cellular telephone services in Japan and is one of the largest cellular operators in the world as measured by the number of subscribers, with approximately 31.6 million cellular subscribers as of July 31, 2000. NTT DoCoMo is 67.1% owned by NTT. The balance of NTT DoCoMo's shares are owned by public investors.

  NTT provides data communication facility services through NTT DATA. NTT DATA is the leading provider of information communication systems and computer networking in Japan. NTT DATA primarily engages in strategic planning, systems planning and systems design, and installation of information communication systems and computer networks. NTT DATA is 54.2% owned by NTT. The balance of NTT DATA's shares are owned by public investors.

  NTT has operated under a holding company structure since July 1999. In addition to owning interests in NTT DoCoMo and NTT DATA, NTT, as a parent company, owns three wholly-owned subsidiaries: Nippon Telegraph and Telephone East Corporation, Nippon Telegraph and Telephone West Corporation, and NTT Communications Corporation. NTT East and NTT West operate the regional telecommunications services in eastern Japan and western Japan, respectively, and NTT Communications operates the long distance telecommunications and other network services throughout Japan and internationally.

  As the holding company, the NTT parent is directly responsible for the overall strategy of the NTT group. The NTT parent is also responsible for basic research and development. The NTT parent receives dividends when declared by its subsidiaries and compensation from its subsidiaries for providing management services and the results of its R&D activities. The reorganized NTT has the following structure:

                              [CHART APPEARS HERE]

                                   --------
                                      NTT
                                    Parent
                                   --------

           100%      100%        100%          100%      100%      100%
           -----     -----      ------         -----     -----   ----------
            NTT       NTT         NTT           NTT       NTT      Other
           East      West    Communications    DoCoMo    DATA       NTT
                                                                Subsidiaries
           -----     -----      ------         -----     -----   ----------

Competitive Strengths

  . Leading market position in local, long distance and wireless markets in Japan

  .  Extensive customer base in each market segment

  . Most extensive and advanced telecommunications network in Japan, including nationwide wireline, wireless and Internet Protocol (IP) networks

  . Leader in research and development of technology for fixed and wireless data transmission, Internet and other related technologies

  . Largest beneficiary of increasing demand for Internet and data transmission

  . Extensive wireless telecommunications businesses with dominant market share in Japan

  .  Strong systems integration and information technology (IT) services

  .  Strong consolidated financial performance

Strategy

  . Maximize shareholder value and enhance overall NTT group value by implementing an overall NTT group strategy, pursuing a clear mission and achievement of performance criteria, including financial targets, and reviewing and supervising the operations and performance of each group company

  . Promote the development of Internet and data transmission related businesses or what NTT refers to as "Information Sharing" by:

    . maximizing the use of NTT's strengths, its advanced network and extensive customer base to actively expand ISDN, ADSL and other broadband, leased circuit line and i-mode businesses

    . using fiber optic access cable to expand in the near future the range of low-cost and diverse high speed access services

    .  increasing the number of subscribers of Internet service provider
       (ISP) services such as OCN

    . further expanding platform and content-related businesses, including data center, server housing, hosting, Application Service Provider
       (ASP) services and e-commerce platforms such as verification, billing and settlement

    . offering further improved cellular technology, products and services, including IMT-2000, to provide mobile Internet and data communications services

    . capturing increasing corporate demand for information technology services

    .  continuing comprehensive research and development activities

  . Strengthen the competitiveness of traditional voice transmission business by reducing costs, diversifying pricing and service options in line with customer demand and improving the quality of wireless transmission

  . Improve efficiency by implementing a restructuring plan for a three fiscal year period formulated by NTT East and NTT West, focusing capital investment in demand-driven customer services to reduce consolidated capital investment and reducing personnel costs and other operational expenses through various means

  .  Strengthen international operations by:

    . leveraging the strength of the i-mode and IMT-2000 technologies to invest in and form alliances with the world's major telecommunications companies

    . establishing de facto standards for the mobile Internet by forming partnerships with the world's leading multimedia providers

    . creating seamless international data transmission and global solutions businesses by developing global IP networks and IP connectivity primarily in Asia and North America

    .  capturing a significant share of international e-commerce markets

Challenges

  .  Further deregulation of telecommunication rates

  . Decrease in revenues resulting from reduction in interconnection rates and the introduction of the price-cap system

  . Increasing competition in local, long distance, international, wireless and Internet related services markets

  .  Decline in fixed line subscribers

  . High personnel costs associated with the current size and age-structure of NTT's workforce

                              The Global Offering

  Unless otherwise specifically stated, the information in this prospectus assumes that the underwriters do not exercise the options granted by NTT to purchase up to an additional 100,000 shares, in the form of shares or ADSs, in the global offering solely to cover over-allotments. There will be 16,034,590 shares of NTT outstanding after the offering (16,134,590 if the underwriters' over-allotment option is exercised in full), and the Minister of Finance, representing the Government of Japan, will own approximately 46% of NTT's outstanding shares (approximately 46% if the underwriters' over-allotment option is exercised in full).

Global Offering:............  Up to 1,200,000 shares, consisting of the U.S.
                              offering, the international offering and the Japanese offering. Of the shares being offered in the global offering, 1,000,000 are being offered by the Minister of Finance of Japan, representing the Government of Japan, and 200,000 are being newly issued and offered by NTT.

  U.S. Offering:..........         shares in the form of shares or ADSs.

  International                    shares in the form of shares or ADSs.
  Offering:...............

  Japanese Offering:......         shares.

Selling Shareholder:........  The Minister of Finance of Japan, referred to as
                              MOF, representing the Government of Japan. As of March 31, 2000, the Government of Japan owned 8,416,855.26 shares or approximately 53% of NTT's outstanding shares and after the global offering the Government of Japan will own approximately 46% of NTT's outstanding shares.

Offering Price:.............  (Yen)     per share
                              $     per ADS (based on an exchange rate of
                              (Yen)     = $1.00 and adjusted for the ratio of
                              1/200th share per ADS)

The ADSs:...................  An American depositary receipt, or ADR, is a negotiable certificate issued by a United States bank or trust company acting as depositary. In the same way that a share certificate of a U.S. issuer would evidence shares, an ADR evidences American depositary shares, which are also referred to as ADSs. Each ADS represents an ownership interest in 1/200th of one share of NTT. Shares represented by ADSs are held in Japan on deposit by the depositary or its agent for the benefit of holders of ADRs.

Use of Proceeds: ...........  NTT will not receive any proceeds from the sale of the shares being sold by the MOF. NTT intends to use the entirety of the net proceeds from the issuance of the new shares, which are estimated
                              to be (Yen)   billion ((Yen)   billion if the
                              underwriters' over-allotment option is exercised in full), to fund its investments in NTT Communications. NTT Communications intends to use such proceeds to repay the borrowings made for its acquisition of shares of Verio, Inc.

Lock-up Agreement: .........  NTT and MOF have agreed with the underwriters not to dispose of or hedge any of their shares of stock or securities convertible into or exchangeable for shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus without the consent of the global coordinators, subject to the following two exceptions. The Minister of Finance may engage in these kinds of transactions (a) with NTT for repurchase and cancellation of its shares, or (b) with an entity controlled by the Government of Japan that agrees to be bound by the above restrictions. The second exception is that NTT is not bound by this lock-up agreement in connection with any existing employee or director benefit plans.

Shares Outstanding Before
and After the Global
Offering: ..................
                              There are 15,834,590 shares issued by NTT which are outstanding prior to the global offering, all of which will be issued and outstanding after the global offering. After the issuance of the new shares, 16,034,590 shares will be issued by NTT and outstanding (16,134,590 if the underwriters' over-allotment option is exercised in full).

Listing:....................  Tokyo Stock Exchange (and all other stock exchanges in Japan)
                              London Stock Exchange
                              New York Stock Exchange (ADSs)

Payment and Settlement:.....  The underwriters expect to deliver certificates representing the shares against payment therefor in yen in Tokyo through the central clearing
                              system in Japan, known as JASDEC, on     , 2000
                              (Tokyo time). The underwriters expect to deliver ADSs against payment therefor in U.S. dollars in New York, New York through the facilities of DTC
                              on      , 2000.

                              Delivery of the shares and the ADSs is expected to occur, subject to receipt and acceptance by
                              the underwriters, on       , 2000, which is later
                              than three business days after pricing of the offerings. Because of the longer settlement period purchasers who wish to trade shares or ADSs on or soon after pricing may need to specify alternative settlement arrangements to prevent a failed settlement. Until delivery by the underwriters against payment, ADSs relating to the shares sold in the global offering will trade on the New York Stock Exchange on a "when issued" basis under the symbol "NTT WI." The shares and ADSs will not trade on a "when issued" basis on the Tokyo Stock Exchange, the London Stock Exchange or on any other market.

                              Because of this longer settlement period, the margin requirements of the New York Stock Exchange may require certain purchasers of the shares or ADSs in the global offering to deposit and maintain margin during such period.

Conditionality..............  The issuance and sale of the new shares by NTT are conditional upon, among other things, approval by the Minister of Post and Telecommunications of Japan, referred to as MPT, after consultation with MOF and the absence of an injunction prohibiting the issuance of the new shares by NTT under Article 280-10 of the Commercial Code of Japan. Article 280-10 provides an action for such injunction by a shareholder of NTT only if the issuance violates the law or the articles of incorporation or is made in a remarkably unfair manner. The sale of shares by MOF is not subject to either of these two conditions. As a result, the sale of shares by MOF could proceed, unless in either such event MOF agrees otherwise after consultation with the underwriters, even if the new shares are not issued and sold by NTT. In that event, 1,000,000 shares of NTT would be offered in the global offering, from which NTT would not receive any of the proceeds, and after the global offering, 15,834,590 shares of NTT would be issued and outstanding, and MOF would own approximately 47% of NTT's outstanding shares.

Security Codes:

  Shares..................    Tokyo Stock Exchange Securities Identification
                              Code: 9432
                              ISIN: JP3735400008
                              Common Code: 002364085
                              SEDOL: 6641373

  ADSs (relating to           CUSIP: 654624105
  existing shares)........    ISIN: US6546241059
                              SEDOL: 2639996

  ADSs (relating to
  shares issued in the
  global offering until
  the time of
  settlement).............
                              CUSIP: 654624105 100
                              ISIN:
                              SEDOL:

                         Summary Financial Information

  The summary financial information below and certain data under other financial data have been derived from the consolidated financial statements and related notes of NTT which have been prepared in conformity with accounting principles generally accepted in the United States. The consolidated financial statements of NTT as of and for the fiscal years ended March 31, 1996, 1997, 1998, 1999 and 2000 have been audited by PricewaterhouseCoopers. The information below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of NTT and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                                 As of and for the years ended March 31,
                          ------------------------------------------------------------------------------------------
                               1996            1997            1998            1999            2000          2000
                          --------------  --------------  --------------  --------------  ---------------  ---------
                                  (Millions except per share amounts, percentages or ratios)               (Millions
                                                                                                            of U.S.
                                                                                                           dollars)
Statement of Income
 Data:
Operating revenues......  (Yen)7,908,643  (Yen)8,821,782  (Yen)9,450,013  (Yen)9,729,673  (Yen)10,383,339   $97,956
 Telephone..............       5,557,674       6,038,146       6,306,034       6,300,460        6,394,562    60,326
 Telegraph..............          96,746          98,683          92,211          85,521           82,631       780
 Leased circuit.........         393,415         428,715         488,160         507,163          499,891     4,716
 Data communication
  facility..............         301,365         337,934         372,765         383,455          397,107     3,746
 ISDN...................         126,905         190,403         367,826         555,976          818,833     7,725
 Sale of
  telecommunication
  equipment.............         606,102         889,834         969,586       1,008,589        1,138,369    10,739
 Miscellaneous..........         826,436         838,067         853,431         888,509        1,051,946     9,924
Operating expenses......       7,212,492       8,052,307       8,577,968       9,018,238        9,559,549    90,184
Operating income........         696,151         769,475         872,045         711,435          823,790     7,772
Gains (losses) on sales
 of subsidiary stock....         (98,011)            --              --       (1,634,314)             --        --
Extraordinary loss, net
 of taxes...............             --              --              --         (462,508)             --        --
Net income .............         273,646         251,457         214,460         554,431          299,010     2,821
Net income per share of
 common stock...........          17,197          15,803          13,478          34,844           18,883       178
Balance Sheet Data:
Cash and cash
 equivalents............  (Yen)  638,642  (Yen)  821,140  (Yen)  913,236  (Yen)1,656,672  (Yen) 1,155,274   $10,899
Property, plant and
 equipment, net.........      11,136,221      11,655,768      12,005,362      12,161,818       11,863,596   111,921
Total assets............      15,399,448      16,475,094      17,352,531      18,573,248       19,101,289   180,201
Total liabilities.......      10,203,329      11,134,684      11,888,603      12,662,478       13,086,665   123,459
Total interest bearing
 debt...................       4,986,208       5,597,520       6,058,526       5,642,084        5,518,041    52,057
Total shareholders'
 equity.................       5,196,119       5,340,410       5,463,928       5,910,770        6,014,624    56,742
Other Financial Data:
Capital expenditures....  (Yen)2,244,576  (Yen)2,612,878  (Yen)2,685,961  (Yen)2,789,342  (Yen) 2,349,969   $22,169
Depreciation and
 amortization...........       1,909,768       2,093,314       2,281,843       2,439,957        2,418,331    22,814
Net cash provided by
 operating activities...       2,306,778       2,650,708       2,730,607       2,365,231        2,795,988    26,377
Net cash used in
 investing activities...       2,286,593       2,861,484       2,908,947         631,967        2,934,306    27,682
Net cash provided (used)
 by financing
 activities.............          36,010         393,274         270,436        (989,828)        (363,080)   (3,425)
Adjusted EBITDA(1) .....       2,816,093       3,075,829       3,318,579       3,326,078        3,451,268    32,559
Adjusted EBITDA
 margin(1)(2)...........            35.6%           34.9%           35.1%           34.2%            33.2%
Net income margin(2)....             3.5             2.9             2.3             5.7              2.9
Return on equity(3).....            5.37            4.77            3.97            9.75             5.01
Return on assets(4).....            4.67            4.83            5.16            3.96             4.37
Return on capital
 employed(5)............             3.4             3.6             3.8             3.2              4.2

-------
(1) Adjusted EBITDA refers to operating income before deducting depreciation and amortization expenses and losses on sale and disposal of property, plant and equipment. Adjusted EBITDA should not be construed as an alternative to operating income or any other measure of performance determined in accordance with U.S. generally accepted accounted principles or as an indicator of operating performance, liquidity or cash flows from operating, investing and financing activities, and may not be directly comparable to similarly named measures reported by other companies. Information concerning Adjusted EBITDA is included because NTT believes it is a useful supplement to cash flow data as a measure of its performance.
(2)  Calculated as a percentage of operating revenues.
(3) Calculated as net income as a percentage of average total shareholders' equity.
(4)  Calculated as operating income as a percentage of average total assets.
(5) Calculated as operating income multiplied by (1 minus 51% (the marginal tax rate) for fiscal years 1996-1998, 1 minus 48% (the marginal tax rate) for fiscal year 1999 and 1 minus 41% (the marginal tax rate) for fiscal year 2000) as a percentage of the sum of average total interest bearing debt and average total shareholders' equity.

                        Summary Operating and Other Data

  The following table provides operating and other data for the five years ended March 31, 2000.

                                 As of and for the years ended March 31,
                          ------------------------------------------------------
                             1996       1997       1998       1999       2000
                          ---------- ---------- ---------- ---------- ----------
Japanese Demographic and
 Economic Data:
Population
 (millions)(1)..........       125.6      125.9      126.2      126.5      126.7
GDP (trillions)(1)......  (Yen)489.7 (Yen)503.8 (Yen)505.0 (Yen)494.4 (Yen)494.9
GDP per capita
 (millions)(1)..........         3.9        4.0        4.0        3.9        3.9
Japanese
 Telecommunications
 Market Data:
Fixed line:
 Total number of
  telephone subscriber
  lines of NTT
  (millions)............        60.8       61.2       60.2       58.3       55.3
 Telephone subscriber
  line penetration rate
  (%)...................        48.4       48.6       47.7       46.1       43.6
 Total ISDN subscribers
  of NTT (millions)(2)..         0.6        1.3        2.6        4.4        7.4
 Local market share
  (%)(3)................        98.6       97.7       97.1       93.7        N/A
 Long distance market
  share (%)(3)..........        68.1       64.3       59.4       51.2        N/A
Cellular:
 Total cellular
  subscribers in Japan
  (millions)............        10.2       20.9       31.5       41.5       51.1
 Cellular penetration
  rate (%)..............         8.2       16.6       25.0       32.8       40.4
 Cellular subscribers of
  NTT DoCoMo and its
  subsidiaries
  (millions)............         4.9       11.0       18.0       23.9       29.4
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(4)...        48.4       52.5       57.0       57.5       57.4
PHS:
 Total PHS subscribers
  in Japan (millions)...         1.5        6.0        6.7        5.8        5.7
 PHS penetration rate
  (%)...................         1.2        4.8        5.3        4.6        4.5
 PHS subscribers of NTT
  DoCoMo and its
  subsidiaries
  (millions)............         0.4        1.9        1.9        1.3        1.4
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(4)...        26.1       30.7       28.3       23.3       25.2
Employees (thousands)...         231        230        226        224        224

-------
N/A: Not Available.
(1) Based on the 2000 Economic White Paper.
(2) Assuming an average of 10 lines per INS-Net 1500 subscriber.
(3) Market share data is based on number of calls.
(4) Market share data is based on number of subscribers.

                         WHERE TO FIND MORE INFORMATION

  NTT files reports and other information with the SEC. These reports and other information can be read and copied at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Starting with NTT's Form 20-F for the fiscal year ended March 31, 1998, NTT's filings are also available to the public over the Internet at the SEC's web-site at http://www.sec.gov.

  NTT can "incorporate by reference" the information it files with the SEC, which means that NTT can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. NTT incorporates by reference its Annual Report on Form 20-F for the fiscal year ended March 31, 2000 (File No. 1-8910) filed with the SEC pursuant to the Securities Exchange Act of 1934.

  In addition, any reports on Form 20-F, including any amendments to those reports, that will be filed with the SEC and certain reports that NTT designates on Form 6-K that may be furnished to the SEC prior to the termination of this offering will also be incorporated by reference and considered part of this prospectus and will automatically update and supersede the information contained herein.

  You may request a copy of any document incorporated by reference, at no cost, by writing or telephoning NTT at 3-1, Otemachi 2-chome, Chiyoda-ku, Tokyo 100-8116 Japan, Attention: Department IV, telephone number: 813-5205-5581.

                           FORWARD LOOKING STATEMENTS

  Some of the statements made in this prospectus and in documents incorporated by reference are forward looking statements. These include statements with respect to NTT's plans, strategies and beliefs and other statements that are not historical facts. The statements are based on management's assumptions and beliefs in light of the information currently available to it. These assumptions and beliefs include information concerning:

    . NTT; and

    . the economy and telecommunications industry in Japan and overseas.

The assumptions also involve risks and uncertainties which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Potential risks and uncertainties include:

    . risks and uncertainties associated with the pricing of services;

    . the effects of deregulation of the telecommunications market, including the reduction of interconnection rates and the introduction of the price-cap system;

    . risks and uncertainties associated with estimating the reduction in revenues that will result from changes in rates;

    . the effects of increased competition;

    . the financial and operating impact of equity investments in overseas companies, including Verio Inc., KPN Mobile N.V., referred to as KPN Mobile, Hutchison 3G UK Holdings Ltd., referred to as Hutchison 3G, and any other companies in which NTT may make equity investments;

    . risks and uncertainties associated with projections of future usage of NTT's network and the development of high-speed transmission, Internet and e-commerce related businesses; and

    . the ability of NTT and its subsidiaries, including NTT DoCoMo, to maintain growth and the success of new products and services and new businesses.

                                USE OF PROCEEDS

  NTT will not receive any proceeds from the sale of the shares being sold by the Minister of Finance of Japan on behalf of the Government of Japan. NTT intends to use the entirety of the net proceeds from the issuance of the new
shares, which are estimated to be (Yen)   billion ((Yen)   billion if the
underwriters' over-allotment option is exercised in full), to fund its investments in NTT Communications. NTT Communications intends to use such proceeds to repay the borrowings made for its acquisition of shares of Verio, Inc.

                                 EXCHANGE RATES

  In parts of this prospectus, yen amounts have been translated into U.S. dollars for the convenience of investors. Unless otherwise noted, the rate used for the translations was (Yen)106 equal to $1.00, which was the approximate exchange rate on March 31, 2000. The following table shows the noon buying rates in New York City for cable transfers in yen as announced for customs purposes by the Federal Reserve Bank of New York--the "Noon Buying Rate"--for Japanese yen expressed in Japanese yen per $1.00. The Noon Buying Rate on September 27, 2000 was $1=(Yen)107.44. No representation is made that any Japanese yen or U.S. dollar amounts could have been or could be converted into U.S. dollars or Japanese yen, as the case may be, at any particular rate or at all.

                                                  Years Ended March 31,
                         -----------------------------------------------------------------------
                            1996        1997        1998        1999        2000      2001(/1/)
                         ----------- ----------- ----------- ----------- ----------- -----------
Yen exchange rates per
U.S. dollar:
High.................... (Yen)107.29 (Yen)124.54 (Yen)133.99 (Yen)147.14 (Yen)124.45 (Yen)109.75
Low.....................       81.12      104.49      111.42      108.83      101.53      104.19
Average(2)..............       97.09      113.20      123.57      128.10      110.02      107.64
At period-end...........      107.00      123.72      133.29      118.43      102.73      107.44

--------
(1)  Through September 27, 2000.
(2)  The average of month-end rates during the period.

  Fluctuations in the exchange rate between the Japanese yen and the U.S. dollar will affect the U.S. dollar equivalent of the Japanese yen price of the shares on the Japanese stock exchanges and, as a result, are likely to affect the market price of the ADSs on the New York Stock Exchange. NTT will declare any cash dividends on shares in Japanese yen and exchange rate fluctuations will affect the U.S. dollar amounts received by holders of ADSs on conversion of cash dividends on the shares represented by the ADSs. See "Description of ADRs and Deposit Agreement."

                                 CAPITALIZATION

  The following table, which should be read in conjunction with NTT's consolidated financial statements included in this prospectus, shows the unaudited consolidated capitalization of NTT as of March 31, 2000 and as adjusted to give effect to the issuance of 200,000 new shares by NTT in this offering. Except as disclosed below and except for changes in shareholders' equity attributable to the payment of the annual dividend, there has been no material change in the consolidated capitalization of NTT since March 31, 2000.

                                              March 31, 2000
                            ---------------------------------------------------
                                Actual       As Adjusted    Actual  As Adjusted
                            --------------- -------------- -------- -----------
                                                            (millions of U.S.
                                  (millions of yen)              dollars)
Short-term Debt
Total short-term debt (in-
 cluding short-term
 borrowings and current
 portion of long-term
 debt)....................  (Yen) 1,278,953 (Yen)1,278,953 $ 12,066   $12,066
                            =============== ============== ========   =======
Long-term Debt
Long-term debt............  (Yen) 4,239,088 (Yen)4,239,088 $ 39,991   $39,991
                            --------------- -------------- --------   -------
Shareholders' Equity
Common stock, (Yen)50,000
 par value................          795,600                   7,506
 Authorized: 62,400,000
  shares
 Issued and outstanding:
  15,834,590 shares
  (16,034,590 shares as
  adjusted)
Additional paid-in capi-
 tal......................        2,530,476                  23,872
Retained earnings.........        2,648,286      2,648,286   24,984    24,984
Accumulated other compre-
 hensive income...........           40,262         40,262      380       380
                            --------------- -------------- --------   -------
Total shareholders' equi-
 ty.......................        6,014,624                  56,742
                            --------------- -------------- --------   -------
Total capitalization......  (Yen)11,532,665 (Yen)          $108,799   $
                            =============== ============== ========   =======

                            SELECTED FINANCIAL DATA

  The selected financial data below have been derived from the consolidated financial statements and related notes of NTT which have been prepared in conformity with accounting principles generally accepted in the United States. The consolidated financial statements of NTT as of and for the fiscal years ended March 31, 1996, 1997, 1998, 1999 and 2000 have been audited by PricewaterhouseCoopers. The information below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of NTT and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                                As of and for the years ended March 31,
                         ------------------------------------------------------------------------------------------
                              1996            1997            1998            1999            2000          2000
                         --------------  --------------  --------------  --------------  ---------------  ---------
                                             (Millions except per share amounts)                          (Millions
                                                                                                           of U.S.
                                                                                                          dollars)
Statement of Income Da-
 ta:
Operating revenues...... (Yen)7,908,643  (Yen)8,821,782  (Yen)9,450,013  (Yen)9,729,673  (Yen)10,383,339   $97,956
 Telephone..............      5,557,674       6,038,146       6,306,034       6,300,460        6,394,562    60,326
 Telegraph..............         96,746          98,683          92,211          85,521           82,631       780
 Leased circuit.........        393,415         428,715         488,160         507,163          499,891     4,716
 Data communication
  facility..............        301,365         337,934         372,765         383,455          397,107     3,746
 ISDN...................        126,905         190,403         367,826         555,976          818,833     7,725
 Sale of
  telecommunication
  equipment.............        606,102         889,834         969,586       1,008,589        1,138,369    10,739
 Miscellaneous..........        826,436         838,067         853,431         888,509        1,051,946     9,924
Operating expenses......      7,212,492       8,052,307       8,577,968       9,018,238        9,559,549    90,184
 Personnel..............      2,285,502       2,266,599       2,345,609       2,367,449        2,401,056    22,651
 Depreciation,
  amortization and
  maintenance costs.....      2,809,602       2,998,550       3,185,044       3,435,522        3,394,343    32,022
 Other..................      2,117,388       2,787,158       3,047,315       3,215,267        3,764,150    35,511
Operating income........        696,151         769,475         872,045         711,435          823,790     7,772
Other expenses
 (income)...............        151,012         259,702         216,513      (1,402,526)         134,818     1,272
 Interest and
  amortization of bond
  discounts and issue
  costs.................        268,032         253,950         235,363         216,038          175,081     1,652
 Interest income........         (2,066)         (1,839)         (2,086)         (6,881)         (32,382)     (306)
 Gains on sales of
  subsidiary stock......        (98,011)            --              --       (1,634,314)             --        --
 Other, net.............        (16,943)          7,591        (16,764)          22,631           (7,881)     (74)
Income before income
 taxes .................        545,139         509,773         655,532       2,113,961          688,972     6,500
Income taxes............        272,974         260,927         418,276       1,081,917          284,842     2,687
Extraordinary loss, net
 of taxes...............            --              --              --         (462,508)             --        --
Income before minority
 interest and equity in
 earnings of affiliated
 companies..............        272,165         248,846         237,256         569,536          404,130     3,813
Minority interest in
 consolidated
 subsidiaries...........         (6,124)        (11,718)        (32,275)        (24,148)        (115,210)   (1,087)
Equity in earnings of
 affiliated companies...          7,605          14,329           9,479           9,043           10,090        95
Net income..............        273,646         251,457         214,460         554,431          299,010     2,821
Net income per share of
 common stock...........         17,197          15,803          13,478          34,844           18,883       178

                                                  As of and for the years ended March 31,
                            -----------------------------------------------------------------------------------------
                                 1996            1997            1998            1999            2000         2000
                            --------------  --------------  --------------  --------------  --------------  ---------
                                    (Millions except per share amounts, percentages or ratios)              (Millions
                                                                                                             of U.S.
                                                                                                            dollars)
 Balance Sheet Data:
 Cash and cash
  equivalents............   (Yen)  638,642   (Yen) 821,140  (Yen)  913,236  (Yen)1,656,672  (Yen)1,155,274   $10,899
 Notes and accounts
  receivable, trade......        1,058,308         930,792       1,085,381       1,463,777       1,678,095    15,831
 Inventories.............          164,490         231,407         223,776         195,843         189,850     1,791
 Property, plant and
  equipment, net.........       11,136,221      11,655,768      12,005,362      12,161,818      11,863,596   111,921
 Investments in
  affiliated companies...           86,900         113,762         201,945         300,420         338,379     3,192
 Marketable securities
  and other investments..          195,345         154,947         124,910         163,754         369,654     3,487
 Intangible and other
  assets.................        1,324,893       1,654,289       1,904,503       1,527,113       1,881,597    17,751
 Total assets............       15,399,448      16,475,094      17,352,531      18,573,248      19,101,289   180,201
 Accounts payable,
  trade..................          903,579       1,115,840       1,131,444       1,416,615       1,440,629    13,591
 Total interest bearing
  debt...................        4,986,208       5,597,520       6,058,526       5,642,084       5,518,041    52,057
 Short term borrowings...          208,438         387,544         456,995         235,180         410,305     3,871
 Current portion of long-
  term debt..............          671,948         667,964         825,422         848,546         868,648     8,195
 Long-term debt..........        4,105,822       4,542,012       4,776,109       4,558,358       4,239,088    39,991
 Total liabilities.......       10,203,329      11,134,684      11,888,603      12,662,478      13,086,665   123,459
 Total shareholders'
  equity.................        5,196,119       5,340,410       5,463,928       5,910,770       6,014,624    56,742
 Other Financial Data:
 Capital expenditures....   (Yen)2,244,576  (Yen)2,612,878  (Yen)2,685,961  (Yen)2,789,342  (Yen)2,349,969   $22,169
 Depreciation and
  amortization...........        1,909,768       2,093,314       2,281,843       2,439,957       2,418,331    22,814
 Net cash provided by
  operating activities...        2,306,778       2,650,708       2,730,607       2,365,231       2,795,988    26,377
 Net cash used in
  investing activities ..        2,286,593       2,861,484       2,908,947         631,967       2,934,306    27,682
 Net cash provided (used)
  by financing activities
  .......................           36,010         393,274         270,436        (989,828)       (363,080)   (3,425)
 Research and development
  expenses...............          318,105         328,529         288,931         381,776         357,626     3,374
 Adjusted EBITDA(1)......        2,816,093       3,075,829       3,318,579       3,326,078       3,451,268    32,559
 Adjusted EBITDA
  margin(1)(2)...........             35.6%           34.9%           35.1%           34.2%           33.2%
 Net income margin(2)....              3.5             2.9             2.3             5.7             2.9
 Return on equity(3).....             5.37            4.77            3.97            9.75            5.01
 Return on assets(4).....             4.67            4.83            5.16            3.96            4.37
 Return on capital
  employed(5)............              3.4             3.6             3.8             3.2             4.2

--------
(1) Adjusted EBITDA refers to operating income before deducting depreciation and amortization expenses and losses on sale and disposal of property, plant and equipment. Adjusted EBITDA should not be construed as an alternative to operating income or any other measure of performance determined in accordance with U.S. generally accepted accounted principles or as an indicator of operating performance, liquidity or cash flows from operating, investing and financing activities, and may not be directly comparable to similarly named measures reported by other companies. Information concerning Adjusted EBITDA is included because NTT believes it is a useful supplement to cash flow data as a measure of its performance.
(2) Calculated as a percentage of operating revenues.
(3) Calculated as net income as a percentage of average total shareholders' equity.
(4) Calculated as operating income as a percentage of average total assets.
(5) Calculated as operating income multiplied by (1 minus 51% (the marginal tax rate) for fiscal years 1996-1998, 1 minus 48% (the marginal tax rate) for fiscal year 1999 and 1 minus 41% (the marginal tax rate) for fiscal year
    2000) as a percentage of the sum of average total interest bearing debt and average total shareholders' equity.

                       SELECTED OPERATING AND OTHER DATA

  The following table provides operating and other data for the five years ended March 31, 2000.

                                         As of and for the years
                                             ended March 31,
                          --------------------------------------------------------
                             1996       1997       1998        1999        2000
                          ---------- ---------- ----------  ----------  ----------
Japanese Demographic and
 Economic Data:
Population
 (millions)(1)..........       125.6      125.9      126.2       126.5       126.7
GDP (trillions)(1)......  (Yen)489.7 (Yen)503.8 (Yen)505.0  (Yen)494.4  (Yen)494.9
GDP per capita
 (millions)(1)..........         3.9        4.0        4.0         3.9         3.9
Japanese
 Telecommunications
 Market Data:
Fixed line:
 Total number of
  telephone subscriber
  lines of NTT
  (millions)............        60.8       61.2       60.2        58.3        55.3
 Telephone subscriber
  line penetration
  rate(%)...............        48.4       48.6       47.7        46.1        43.6
 Total ISDN subscribers
  of NTT (millions)(2)..         0.6        1.3        2.6         4.4         7.4
 Local market share
  (%)(3)................        98.6       97.7       97.1        93.7         N/A
 Long distance market
  share (%)(3)..........        68.1       64.3       59.4        51.2         N/A
 Duration of
  communications
  (million hours)(4)....       7,619      7,581      7,441       7,432       8,029
 Yearly growth rate of
  number of calls
  (%)(4)................         4.2        3.7       (4.4)       (9.3)       (1.5)
Cellular:
 Total cellular
  subscribers in Japan
  (millions)............        10.2       20.9       31.5        41.5        51.1
 Cellular penetration
  rate (%)..............         8.2       16.6       25.0        32.8        40.4
 Cellular subscribers of
  NTT DoCoMo and its
  subsidiaries
  (millions)............         4.9       11.0       18.0        23.9        29.4
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(4)...        48.4       52.5       57.0        57.5        57.4
PHS:
 Total PHS subscribers
  in Japan (millions)...         1.5        6.0        6.7         5.8         5.7
 PHS penetration rate
  (%)...................         1.2        4.8        5.3         4.6         4.5
 PHS subscribers of NTT
  DoCoMo and its
  subsidiaries
  (millions)............         0.4        1.9        1.9         1.3         1.4
 Market share of NTT
  DoCoMo and its
  subsidiaries (%)(4)...        26.1       30.7       28.3        23.3        25.2
Employees (thousands):..         231        230        226         224         224

--------
N/A: Not Available.
(1) Based on the 2000 Economic White Paper.
(2) Assuming an average of 10 lines per INS-Net 1500 subscriber.
(3) Market share data is based on number of calls.
(4) Fixed to fixed communications through GC switches.
(5) Market share data is based on number of subscribers.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

  Significant changes in the legislative and regulatory framework for telecommunications in Japan have occurred in recent years and are still on-going, including the implementation of telecommunications reform laws aimed at promoting competition in the telecommunications services market.

  In June 1997, the Japanese Diet passed amendments to the NTT Law which implement a plan proposed by the Ministry of Posts and Telecommunications, and accepted in principle by NTT, to reorganize NTT. On July 1, 1999, the relevant NTT business activities were transferred to NTT's respective wholly-owned subsidiaries, NTT East, NTT West and NTT Communications. After the transfer of business, the NTT parent company continues to exist but operates primarily as a holding company. The principal sources of the NTT parent company's cash revenues are:

  .  dividends from its subsidiaries;

  . payment for providing management services through contracts with its subsidiaries; and

  . payment for its fundamental R&D activities through contracts with each of its subsidiaries which use the results of the R&D activities.

The costs of implementing the reorganization have not been material to NTT's financial position or results of operations.

  In order to promote further competition in the telecommunications market, and as part of the Japanese Government's overall policy toward deregulation, the Telecommunications Business Law--the "Telecom Business Law"--was revised in May 1998 and became effective on November 1, 1998. Pursuant to these revisions, rates for certain services provided by NTT East and NTT West will generally be subject to a price-cap system.

  Under the price-cap system, the price-cap will be based on an index which represents a percentage of current rates. The index will be fixed annually by MPT. As long as the proposed rates of a Type I Carrier with "designated telecommunications facilities," such as NTT East and NTT West, do not exceed the amount that would be allowed under the price-cap, such carriers will not need to obtain approval from MPT but only need to notify MPT of their rates. Rates in excess of the amounts that would be allowed under the price-cap will require the prior approval of MPT. The index currently equals the Consumer Price Index in Japan less a productivity factor and an exogenous factor. On June 21, 2000, MPT notified NTT East and NTT West of such index for the one-year period commencing on October 1, 2000. The index for basic telephone services, ISDN services and other services was set at 97.8, and the index for leased circuit services was set at 97.6.

  Beginning on October 1, 2000, NTT East and NTT West will be subject to the price-cap system. It is estimated that the effect of the price-cap would be to reduce fiscal year 2001 consolidated revenues of NTT by approximately (Yen)14 billion (representing a decrease of (Yen)7 billion for each of NTT East and NTT West, respectively); fiscal year 2002 consolidated revenues by approximately
(Yen)33 billion (representing a decrease of (Yen)17 billion for NTT East and a decrease of (Yen)16 billion for NTT West); and fiscal year 2003 consolidated revenues by approximately (Yen)39 billion (representing a decrease of (Yen)20 billion for NTT East and a decrease of (Yen)19 billion for NTT West).

  Pursuant to the price-cap system, on August 31, 2000, NTT East and NTT West notified MPT of their new rate plans effective October 1, 2000. NTT East and NTT West will reduce basic telephone service and ISDN usage rates for intra-prefectural, inter-city calls in excess of 20 kilometers. The new rate plans reduce usage rates for such calls by approximately 40% of the average and up to a maximum reduction of approximately 66%, which is applicable only for intra-prefectural, inter-city calls in excess of 100 kilometers made between 11 p.m. and 8 a.m. In addition, NTT East and NTT West also notified MPT of discount plans and will reduce usage charges for certain high speed digital transmission and ATM leased circuit services beginning October 1, 2000. It is estimated that fiscal year 2001 consolidated revenues of NTT will be reduced approximately (Yen)17 billion (representing a decrease of (Yen)10 billion for NTT East and (Yen)7 billion for NTT West) in comparison to the estimated reduction of approximately (Yen)14 billion resulting from the application of the price-cap.

  In June 1997, the Japanese Diet revised the Telecom Business Law in an attempt to promote transparent, fair, prompt and reasonable interconnection. The cost of interconnection to the local networks of NTT East and NTT West is expected to be a significant part of the operating costs of competing and potential new network operators, and, as competition grows, increasingly important to NTT.

  The Government of Japan and the U.S. Government had not been able to reach an agreement on the introduction of Long-run Incremental Cost Methodology-based rates at the Japan-U.S. Talks on Deregulation and Competitive Policy which had been held through March 2000. However, in July 2000, as part of continued discussions, the Government of Japan and the U.S. Government agreed, among other things, on such introduction. In particular, the Government of Japan and the U.S. Government agreed that:

  . interconnection rates would be reduced 22.5% for GC (group centers, or local switching offices) interconnection and 60.1% for ZC (zone centers, or toll switching offices) interconnection in comparison to the fiscal year 1999 rates to be phased in over three years, between fiscal years 2001 and 2003;

  . in regard to the above reductions, by the end of fiscal year 2002, NTT will frontload and implement rate reductions, including decreasing rates by 80% for both ZC exchange and GC-ZC transmission and by 70% for GC exchange in comparison to the model interconnection rates based on the estimates of traffic data from fiscal year 2000. Based on these plans, by the end of fiscal year 2002, GC rates are expected to decline by 20% and ZC rates are expected to decline by 50% in comparison to the fiscal year 1999 rates; and

  . by the end of 2002, the Ministry of Posts and Telecommunications will complete a study on the revision of the model and the treatment of an alternative model under which the recovery of a portion of switch equipment, referred to as feeder Remote Terminals, would be recovered through monthly rates rather than through interconnection rates, and the Government of Japan and the U.S. Government will further discuss interconnection rates for fiscal year 2003.

  It is uncertain how the implementation of the Long-run Incremental Cost Methodology will impact the revenues and expenditures of NTT East and NTT West as the estimated figures for fiscal years 2001 and 2002 are subject to change once the final fiscal year 2000 traffic figures become available. If the rates used in the model, which are based on the estimated fiscal year 2000 traffic data, are reduced by 27.5% it is estimated that fiscal year 2001 revenues of NTT East and NTT West will be reduced by approximately (Yen)49 billion (representing a decrease in revenues of (Yen)24 billion for NTT East and a decrease in revenues of (Yen)25 billion for NTT West); fiscal year 2002 revenues of NTT East and NTT West would be reduced by approximately (Yen)86 billion (representing a decrease in revenues of (Yen)43 billion for each of NTT East and NTT West, respectively); and fiscal year 2003 revenues of NTT East and NTT West will be reduced by approximately (Yen)107 billion (representing a decrease in revenues of (Yen)55 billion for NTT East and a decrease in revenues of (Yen)52 billion for NTT West). For these three fiscal years, the resulting decrease in revenues of NTT East and NTT West is expected to be (Yen)242 billion (representing a decrease in revenues of (Yen)122 billion for NTT East and a decrease in revenues of (Yen)120 billion for NTT West).

  These and other regulatory developments may have the effect of increasing competition in the Japanese telecommunications industry. A more competitive environment may affect NTT's results of operations. NTT believes that competition in telecommunications markets is based on price and the quality and variety of services provided. To compete more effectively, NTT has introduced a range of new services, including Internet and data communications related services as well as discount services designed to provide optional calling plans to different customer segments. In addition, NTT has continued to take steps to enhance operational efficiency and customer satisfaction. NTT has also taken steps to enhance quality through network upgrades and R&D activities.

NTT DoCoMo Offering

  On October 22, 1998, NTT DoCoMo completed its initial public offering and listed its common stock on the First Section of the Tokyo Stock Exchange. NTT sold 218,000 shares of NTT DoCoMo's common stock for total proceeds of
(Yen)826.1 billion, and NTT DoCoMo issued 327,000 new shares of stock for total proceeds of (Yen)1,236.5 billion. As a result of the offering, NTT's stake in NTT DoCoMo was reduced from 94.7% to 67.1%. During fiscal year 1999, NTT recognized pre-tax gains on the sale and issuance of NTT DoCoMo's shares of approximately (Yen)781 billion and (Yen)784 billion, respectively, as well as applicable deferred taxes thereon. During fiscal year 2000, NTT used a portion of the proceeds from its sale of NTT DoCoMo shares to repurchase 77,410 shares of NTT's common stock for cancellation at an aggregate purchase price of approximately (Yen)120 billion. As a result of the repurchase, the number of outstanding shares was reduced to 15,834,590. In fiscal year 2000, NTT also paid a special dividend of (Yen)5,000 per share to NTT's shareholders of record on March 31, 1999, or an aggregate of (Yen)79,560 million. The remaining proceeds to NTT from the NTT DoCoMo offering were used for general corporate purposes. NTT DoCoMo used the proceeds from its issuance of new shares to repay debt, to fund current and future capital expenditures and for general corporate purposes.

Employee Reduction

  NTT and its consolidated subsidiaries had approximately 224,000 employees at March 31, 2000, making it the largest private sector employer in Japan.

  In fiscal years 1998 and 1999, NTT re-evaluated its existing system of support for workers who voluntarily choose to transfer out of the company. In particular, NTT expanded the target age range of workers who qualify for benefits under the system, and adopted a plan which would pay an additional amount of one-time severance. Approximately 6,300 employees accepted NTT's voluntary transfer proposal in fiscal years 1998 and 1999.

  On November 17, 1999, NTT East and NTT West announced in their Mid-term Restructuring Plan that the companies would reduce the number of employees by an aggregate of approximately 21,000 by the end of fiscal year 2003. Of this amount, it is expected that approximately 4,300 employees will be transferred to other NTT group companies, including NTT DoCoMo.

Year 2000 Problem

  As part of its preparation for the Year 2000 problem, NTT made all necessary adjustments in NTT's facilities, systems and equipment. A contingency plan was also formulated to enable prompt action in case of any trouble. No material events or disruptions occurred affecting the NTT's telecommunications services, and NTT was able to maintain stable and uninterrupted services throughout the period covering the transition to the year 2000.

Voluntary Early Retirement

  The NTT parent, NTT East and NTT West have decided to implement a voluntary early retirement program covering a total of approximately 6,500 employees in fiscal years 2001 and 2002 as part of a rationalization of their management. This rationalization is a response to adverse business conditions resulting from intense competition and other factors in the telecommunications industry.

Verio Acquisition

  On September 8, 2000, NTT completed its purchase of Verio. The acquisition is being accounted for as a purchase. Verio has had operating losses in the past and there is no assurance that it will not continue to have such losses in the future. Additionally, NTT has not yet determined the impact of the amortization of goodwill associated with the Verio acquisition on its future results of operations.

SFAS 71 Write-Off

  In fiscal year 1999, NTT discontinued accounting for all of its consolidated operations in accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in its financial statements. Pursuant to the requirements of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71," NTT recorded an extraordinary non-cash charge of approximately (Yen)462 billion, net of income taxes in the amount of approximately (Yen)427 billion, during the six-month period ended September 30, 1998, and has eliminated approximately (Yen)889 billion of regulatory assets from its balance sheet as of September 30, 1998.

  Under SFAS 71, NTT had accounted for the effects of the rate-making process by establishing certain regulatory assets, including the deferral of certain costs based on approvals received from regulators. After assessing the recent revision of the Telecom Business Law and proposed price-cap system, NTT recognized that it is required under SFAS 101 to change its accounting for regulated operations. NTT's determination that it is no longer eligible for the continued application of SFAS 7l was based on the belief that the convergence of competition, technological change, actual and potential regulatory and legislative actions, and other factors are creating open and competitive markets. In this environment, NTT does not believe that it can be assured that prices could be maintained at a level that will recover the regulatory assets recorded. In addition, changes from cost-based regulation to various forms of incentive regulation, such as the price-cap system specified in the Ministry of Posts and Telecommunications' ordinance, contributed to the determination that the continued application of SFAS 71 is no longer appropriate. The discontinuation of the application of SFAS 71 has the effect of increasing certain costs, including depreciation and pension and severance related costs.

New Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which has been amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral for the Effective Date of FASB Statement No. 133," and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instrument and Certain Hedging Activities--An amendment of FASB Statement No. 133." SFAS 133, as amended, is effective for NTT beginning April 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. NTT is in the process of determining the impact that the adoption of SFAS 133 will have on its results of operations and financial position.

  In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. NTT will adopt SAB 101 as required in the second half of fiscal year 2001 and is evaluating the effect that such adoption may have on its consolidated results of operations and financial position.

Results of Operations

  In fiscal years 2000 and 1999, operating revenues increased 6.7% and 3.0%, respectively. In both fiscal year 2000 and 1999, growth in cellular telephone services and data-related demand, including ISDN services, high-speed digital leased circuit services and OCN services caused by increased demand for Internet access, overcame the negative impact of a decline in the number of telephone subscriber lines and a reduction in interconnection charges paid by certain competing Type I Carriers (so-called "NCCs"--New Common Carriers) for network access. Making use of its digitized network, NTT improved computer-based communications services compatible with the Internet and other networks. These services include ISDN, OCN, high speed digital circuit, digital data exchange (DDX) services and system integration. As a result of this effort, Internet and other data communications related revenues increased 28.5% to (Yen)2,098 billion in fiscal year 2000 from (Yen)1,633 billion in fiscal year 1999. Operating income increased 15.8% in fiscal year 2000, due principally to increased operating income from NTT DoCoMo mobile telecommunications services. This was followed in fiscal year 1999 with a decrease of 18.4% in operating income despite an offsetting increase in operating revenues, which was due principally to an increase in expenses for telecommunications equipment for cellular telephone and PHS services to accommodate high NTT DoCoMo subscriber growth, and to an increase in the disposition of metal cables following NTT's conversion to an optical access network. Net income decreased 46.1% in fiscal year 2000 primarily due to the sale and issuance of NTT DoCoMo shares in fiscal year 1999 which more than offset the one time extraordinary loss of (Yen)462 billion taken in fiscal year 1999 as a result of the discontinuance of the application of SFAS 71. Net income increased 158.5% in fiscal year 1999.

  Rate reductions are affecting revenues from NTT's long-distance and leased circuit services. In addition, reduction in interconnection rates has had, and will continue to have, an adverse impact on interconnection revenue.

  NTT implemented the following rate reductions for long-distance services from fiscal year 1996 through fiscal year 1998:

                                                               Estimated
                                                             annual impact
                                                        on NTT's revenue based
                                           Effective   on the volume of services
Fiscal Year*                                 Date        at the effective date
------------                             ------------- -------------------------
                                                           (billions of yen)

1996.................................... March 1996            (Yen) 60
1997.................................... February 1997         (Yen) 60
1998.................................... February 1998         (Yen) 80

--------
* There were no rate reductions during fiscal years 1999 and 2000.

  In April 2000, NTT Communications reduced charges for inter-prefectural long-distance calls and international phone calls. This reduction is expected to have an annual impact of (Yen)50 billion on NTT Communications' operating revenues.

  As the effective dates have not coincided with the beginning of fiscal years, the estimated impact does not fully correspond with the impact for the fiscal years in which the changes went into effect. In addition, demand is affected by factors such as the marketing strategies of competitors and general economic conditions.

  NTT East and NTT West are also reducing their intra-prefectural rates effective October 1, 2000 pursuant to the new price cap system and will be reducing interconnection rates pursuant to the recently agreed Long-run Incremental Cost Methodology. See "--Introduction" for a discussion of the impact of these rate changes on NTT's operating revenues.

  The following table sets forth a breakdown by category of NTT's operating revenues for fiscal years 1998, 1999 and 2000.

                                                                          Percent
                                                                         Increase
                                                                           Years
                                                                           ended
                                     Years ended March 31,               March 31,
                         ----------------------------------------------  -----------
                            1998       1999       2000         2000      1999   2000
                         ---------- ---------- ----------- ------------  ----   ----
                                 (billions of yen)         (billions of
                                                           U.S. dollars)
Operating Revenues
Telephone............... (Yen)6,306 (Yen)6,300  (Yen)6,394    $60.3      (0.1%)  1.5%
Telegraph...............         92         86          83      0.8      (7.3)  (3.4)
Leased circuit..........        488        507         500      4.7       3.9   (1.4)
Data communication
 facility...............        373        383         397      3.8       2.9    3.6
ISDN....................        368        556         819      7.7      51.2   47.3
Sale of
 telecommunication
 equipment..............        970      1,009       1,138     10.8       4.0   12.8
Other...................        853        889       1,052      9.9       4.1   18.3
                         ---------- ---------- -----------    -----      ----   ----
                         (Yen)9,450 (Yen)9,730 (Yen)10,383    $98.0       3.0%   6.7%
                         ========== ========== ===========    =====      ====   ====

  In fiscal years 2000 and 1999, operating expenses increased 6.0% and 5.1%, respectively. Operating expenses increased in fiscal year 2000 principally due to an increase in severance and pension-related costs as a result of the non-application of SFAS 71. The non-application of SFAS 71, which was effective only for the second half of fiscal year 1999, led to an increase in personnel expense in fiscal year 2000 compared to fiscal year 1999. In addition, other sales costs in fiscal year 2000 increased due to such factors as increased agency commissions and sales costs for terminal equipment as a result of high NTT DoCoMo subscriber growth. Operating expenses in fiscal year 1999 increased because of a rise in depreciation, amortization and maintenance costs due to increased investment in telecommunications equipment needed to accommodate high NTT DoCoMo subscriber growth and the effects of the non-application of SFAS 71 for the second half of fiscal year 1999. In addition, the disposal of metal cables following NTT's conversion to an optical access network increased operating expenses. Other operating expenses also increased due in part to growth in agency commissions and sales expenses for terminals as a result of high NTT DoCoMo subscriber growth.

Fiscal Year 2000 compared with Fiscal Year 1999

Operating Revenues

  NTT's operating revenues are divided into the following seven service categories: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services.

  Telephone Services

  Operating revenues from telephone services increased 1.5% in fiscal year 2000 to (Yen)6,394 billion, or 61.6% of operating revenues as compared with 64.3% in fiscal year 1999. Telephone services include telephone subscriber services, cellular telephone services, PHS, public telephones and other services. Subscribers for cellular telephone services increased, leading to an increase in overall network traffic. However, the continuing trend towards an increase in ISDN subscribers caused the number of fixed-line telephone subscribers to decline.

  Telephone Subscriber Services

  Telephone subscriber services are NTT's principal business activities. Due mainly to a shift towards ISDN subscribers, the number of telephone subscriber lines in use decreased 2.96 million from the previous fiscal year to 55.32 million subscriber lines at the end of fiscal year 2000. Although the aggregate number of telephone and ISDN subscribers decreased as it did in fiscal years 1999 and 1998, the rate of decline has fallen.

  Interconnection rates were further reduced in February 2000, with reductions applicable to calls made from April 1999. The adverse effect of such reduction on interconnection charge revenues of NTT for fiscal year 2000 was approximately (Yen)110 billion. The adverse effect of the reduction in interconnection charges on NTT's operating revenues is partially offset by the cost-savings of these reduced charges to NTT DoCoMo and NTT Communications.

  NTT is promoting greater utilization of telephones through marketing and promotion of telephone subscriber services and other network services.

  Cellular Telephone Services

  During fiscal year 2000, the market in Japan for cellular telephones continued to expand and the total number of cellular telephone subscribers increased by 23.1% to reach a new high of 51.1 million. While NTT DoCoMo subscriber growth was not as high as it was in previous years, as a result of the introduction of the i-mode service, which connects users to various types of on-line Internet services, and other new services and reductions in monthly and call charges, the number of NTT DoCoMo subscribers rose substantially to
29.4 million, a 22.8% increase over the previous fiscal year.

  PHS Services

  Due to the introduction by NTT DoCoMo of 64K data communication technology, and of "Doccimo", which offers features of both cellular and PHS, and other factors, the number of PHS subscribers rose 6.9% over the previous fiscal year to 1.44 million.

  Telegraph Services

  Operating revenues from telegraph services fell 3.4% to (Yen)83 billion in fiscal year 2000, accounting for 0.8% of operating revenues.

  The total number of telegrams sent dropped 5.8% in fiscal year 2000, from
36.2 million to 34.1 million. Although the number of communications made by "D-MAIL," a telegram service that makes use of the Internet, and the number of telegrams for birthday and Christmas increased steadily during the fiscal year, this did not fully offset the continued decline in the use of telegrams for weddings and condolences.

  Leased Circuit Services

  Operating revenues from leased circuit services decreased 1.4% in fiscal year 2000 to (Yen)500 billion, accounting for 4.8% of operating revenues. This service category includes conventional leased circuits, high-speed digital circuits, ATM Mega Link, ATM Share Link and other related services.

  Expanded use of the Internet has led to increased demand for Internet service providers and prompted increased telecommunications between computers. There has also been widespread construction of LANs, WANs and Intranets in the corporate sector. This has resulted in a notable shift in demand with the focus on high-speed digital telecommunication services. With respect to ATM leased circuit services, there was a particularly noticeable increase in the demand for core circuits for large-capacity LANs and private networks.

  The number of high-speed digital circuits of NTT East and NTT West was 244,000 and 205,000 at the end of fiscal year 2000, respectively, and the number of conventional leased circuits of NTT East and NTT West was 448,000 and 394,000, respectively.

  NTT Communications reduced charges for its long-distance "High-Speed Digital Leased Circuit" and "ATM Mega Link" services in October 1999, and for its medium- to high-bandwidth "ATM Mega Link" service in March 2000.

  Data Communication Facility Services

  Operating revenues from data communication facility services increased 3.6% in fiscal year 2000 to (Yen)397 billion, or 3.8% of operating revenues. During the fiscal year, revenues grew because of the provision of stable services to existing users, and the development of new systems and the additional functions for existing systems of financial institutions and public sector organizations.

  Integrated Services Digital Network (ISDN)

  Operating revenues from ISDN services increased 47.3% in fiscal year 2000 to
(Yen)819 billion, or 7.9% of operating revenues. Most of the increase in revenues resulted from an increase in the number of subscribers. NTT's ISDN services comprise INS-Net 64 and INS-Net 1500. In line with rising demand for Internet access and connection lines, in September 1999 NTT introduced two "i-Ai Plan" fixed-charge discount services for INS-Net 64 to further promote Internet use. To provide improved convenience while expanding penetration, an additional INS-Net 64 service, "i-number", was introduced enabling users to employ a second telephone number as well as their current number.

  Both INS-Net 64 and INS-Net 1500 showed dramatic growth in fiscal year 2000. The number of INS-Net 64 subscribers increased 66.8% to 6.6 million, and the number of INS-Net 1500 subscribers increased 72.1% to 82,100. There was also a large increase in traffic.

  Sale of Telecommunication Equipment

  Operating revenues from the sale of telecommunication equipment rose 12.8% in fiscal year 2000 to (Yen)1,138 billion, accounting for 11.0% of operating revenues.

  In line with the increased use of the Internet and the demand for ISDN and other equipment NTT has emphasized the introduction of new products such as IP products featuring computer telephony integration ("CTI") functions, and actively promoted products meeting the needs of corporate users.

  Sales of cellular telephone terminals and PHS terminals increased 21.7% and 45.8% respectively.

  Other Services

  Operating revenues from other services rose 18.3% in fiscal year 2000 to
(Yen)1,052 billion, accounting for 10.1% of operating revenues. The other services category consists of digital data exchange, facsimile network (F-Net), OCN services, frame relay, pocket pager, systems development services and other services.

  OCN

  Reflecting an increase in Internet usage, the number of OCN Dial Access service subscribers reached 1,111,000. As a result, the total number of subscribers increased by 140.0% to 1,147,000 at the end of fiscal year 2000.

  During fiscal year 2000, NTT Communications reduced charges for its OCN Dial Access service and introduced a new charge plan, OCN Natural. In addition, NTT Communications reduced monthly rates for its OCN Economy, Super OCN and Business OCN services, and startup charges for its OCN Dial Access service and other services. NTT Communications also introduced OCN PC Pack to help customers begin using the Internet easily and inexpensively, which helped to increase Internet users.

  Frame Relay

  Within its frame relay services, NTT Communications lowered the fixed charges of "Super Relay FR" and enhanced the service with the addition of Arcstar 21, an Internet protocol virtual private network ("IP-VPN") service that enables closed group telecommunications with pre-designated partners. As a result of the above factors, the number of subscribers increased 70% to 75,000 at the end of fiscal year 2000.

Operating Expenses

  Operating expenses increased 6.0% in fiscal year 2000 to (Yen)9,560 billion. Although the total number of employees continued to decrease in fiscal year 2000, overall there was a slight decline of only 0.2% as a result of additional employees being added through the consolidation of new companies. An increase in severance and pension-related costs and the accrual of compensated absences as a result of non-application of SFAS 71 led to an increase in personnel expenses of (Yen)34 billion to (Yen)2,401 billion.

  Depreciation, amortization and maintenance costs decreased by 1.2% or (Yen)41 billion to (Yen)3,394 billion. This reflected reduced capital investment overall despite increased NTT DoCoMo capital investment.

  Other operating expenses increased (Yen)549 billion to (Yen)3,764 billion due mainly to increased agency commissions and sales costs for terminal equipment as a result of high NTT DoCoMo subscriber growth and a steady shift to enhanced terminal equipment.

  As a result of the above factors, operating income increased (Yen)112 billion, or 15.8%, to (Yen)824 billion.

Net Income

  Although operating income increased, due principally to increased operating income from NTT DoCoMo mobile telecommunications services, net income decreased by 46.1% in fiscal year 2000 to (Yen)299 billion from the previous fiscal year. Net income in fiscal year 1999 increased sharply by 158.5% to (Yen)554 billion from fiscal year 1998 as a result of the sale of NTT DoCoMo shares in fiscal year 1999 partially offset by the extraordinary one-time loss of (Yen)462 billion stemming from NTT's discontinuance of its application of SFAS 71 in fiscal year 1999.

  Interest expenses in fiscal year 2000 decreased by 19% from fiscal year 1999 to (Yen)175 billion due in part to the decrease in both short-term and long-term market interest rates and due in part to the decrease in the outstanding principal amount of NTT's long-term borrowings.

  The effective tax rate in fiscal year 2000 decreased to 41.3%, compared with 51.2% in fiscal year 1999, principally due to the decrease in the statutory tax rate to 41.0% in fiscal year 2000 from 48.0% in fiscal year 1999. The decrease in the effective tax rate had a positive impact on NTT's net income.

  An increase in minority interest in consolidated subsidiaries from (Yen)24 billion in fiscal year 1999 to (Yen)115 billion in fiscal year 2000 is accounted for by an increase in the relative percentage ownership of minority interests resulting from the sale of NTT DoCoMo's shares by NTT and NTT DoCoMo's sale of its own new shares in October 1998.

Fiscal Year 1999 compared with Fiscal Year 1998

  Telephone Services

  Operating revenues from telephone services decreased 0.1% in fiscal year 1999 to (Yen)6,300 billion, or 64.8% of operating revenues. Subscribers for cellular telephone services grew substantially, leading to an increase in total network traffic. However, the shift to cellular and ISDN services among users, combined with the effects of the sluggish Japanese economy, caused the number of telephone subscriber lines to decline.

  Telephone Subscriber Services

  Due to an increase in sales of ISDN services and cellular telephones and the sluggish economy, the number of subscriber lines in use decreased 1.91 million from the previous fiscal year to 58.28 million subscriber lines at the end of fiscal year 1999, marking the second consecutive year of a decrease in subscriber lines. Management believes that about 85% of the increase in ISDN subscribers during the fiscal year was attributable to a shift from telephone subscribers.

  In fiscal year 1999, NTT's end-to-end telephone traffic decreased from the previous fiscal year in terms of the number of calls as well as hours of use. The primary reasons for this decrease were the ongoing economic downturn, the shift to cellular telephone services and ISDN and an increase in competition. Even when combined with ISDN traffic, the number of calls and hours of use decreased.

  A rate reduction for long-distance calls implemented in February 1998 resulted in a negative impact on operating revenues in fiscal year 1999 of
(Yen)70 billion.

  Revisions to directory assistance service charges, implemented in May 1998 and May 1999, were expected to increase NTT's revenues by (Yen)15 billion per 12-month period.

  Interconnection rates were reduced further in January 1999, with the reduction applicable to calls made from April 1998. The adverse effect on interconnection charge revenues during fiscal year 1999 was approximately (Yen)68 billion. The adverse effect of the reduction in interconnection rates on NTT's operating revenue is partially offset by the cost-savings of these reduced charges to NTT group companies, including NTT DoCoMo.

  Cellular Telephone Services

  The market in Japan for cellular telephone services continued to expand vigorously, and the total number of cellular telephone subscribers climbed 31.7% during fiscal year 1999 to reach a new high of 41.5 million. While NTT DoCoMo subscriber growth was not as rapid as in previous years, the number of NTT DoCoMo's subscribers rose to 23.9 million, a 32.9% increase over the previous fiscal year. In fiscal year 1999, traffic increased in terms of both the number of calls and total hours of use.

  PHS Services

  On December 1, 1998, NTT's PHS services business that had been operated formerly by NTT Personal Group was transferred to NTT DoCoMo. The PHS services business had suffered a loss of customers and the liabilities of NTT Personal Group had exceeded its assets. NTT believes that the transfer to NTT DoCoMo has created synergistic effects and allows NTT DoCoMo to provide a comprehensive set of mobile communications services.

  Telegraph Services

  Operating revenues from telegraph services fell 7.3% to (Yen)86 billion in fiscal year 1999 accounting for 0.9% of operating revenues.

  The total number of telegrams sent dropped 3.7% in fiscal year 1999, from
37.6 million to 36.2 million. Although the number of communications made by "D-MAIL," a telegram service that makes use of the Internet, increased steadily during fiscal 1999, this could not fully offset a decline of 32.1% in the use of telegrams for weddings and condolences, to 32.1 million.

  Leased Circuit Services

  Operating revenues from leased circuit services increased 3.9% in fiscal year 1999 to (Yen)507 billion accounting for 5.2% of operating revenues.

  Driven by the increasing complexity and sophistication of corporate telecommunications systems and widespread construction of LANs and WANs in the corporate sector, the user base for other services, particularly "Digital Access 64/128", continued to grow favorably. "ATM Mega Link services" became much more popular with corporations as the telecommunications backbone for their internal networks.

  The number of high-speed digital circuits climbed 34.9% to 228,000. However, the number of conventional leased circuits decreased 8.8% to 822,000 as customers continued to switch to high-speed communications services.

  NTT implemented regular tariff revisions designed to keep a competitive rate structure for its leased circuit services. These took effect in September 1995, April 1996, April 1997, and April 1998. These revisions are collectively estimated to have had the effect of decreasing NTT's revenues by (Yen)42 billion per 12-month period.

  Data Communication Facility Services

  Operating revenues from data communication facility services increased 2.9% in fiscal year 1999 to (Yen)383 billion, or 3.9% of operating revenues. NTT, through its subsidiary NTT DATA, launched a number of new services for national and local government institutions.

  Integrated Services Digital Network (ISDN)

  Operating revenues from ISDN services increased 51.2% in fiscal year 1999 to
(Yen)556 billion or 5.7% of operating revenues. Most of the increase in revenues resulted from an increase in the number of subscribers. Growth in ISDN services continued to be driven by rising demand for Internet access and connection lines for LANs.

  Continuing the rapid growth seen in fiscal year 1998, the number of INS-Net 64 subscribers soared 73.1% to 3.96 million, and the number of INS-Net 1500 subscribers climbed 42.0% to 47,700. ISDN traffic also recorded strong growth.

  Sale of Telecommunication Equipment

  Operating revenues from the sale of telecommunication equipment rose 4.0% to
(Yen)1,009 billion, accounting for 10.4% of operating revenues.

  Due to the effects of the long-standing domestic recession and other factors, total sales of business telephones and other terminal equipment to companies were down. However, sales volumes for cellular telephone terminals and products compatible with LANs, ISDN networks and Number Display (caller ID) rose over fiscal year 1999.

  As a result of the shift to cellular telephones, sales of PHS terminals fell 73.9%. Sales of cellular telephone terminals were strong, increasing 9.4% in fiscal year 1999.

  Other Services

  Operating revenue from other services rose 4.1% to (Yen)889 billion, accounting for 9.1% of total revenues.

  OCN

  Reflecting a substantial increase in Internet usage, the number of subscribers for NTT's "OCN Dial Access" services rose substantially during fiscal year 1999, with the number of installations rising over 400,000. As a result, the total number of OCN subscribers increased 201.4% to 478,000. During the fiscal year, NTT moved to expand the market for OCN by introducing "Super OCN", a service that is ideal for companies, universities and other high-volume users to help them cope with a large volume of Internet traffic.

  Frame Relay

  Within its frame relay services, NTT launched a new "Dial-Up FR" service that makes data exchange possible between a frame relay network and an ordinary analog or ISDN fixed line. Thanks to the process of this service and other marketing initiatives, the number of frame relay subscribers increased by 180.0% to 43,959.

Operating Expenses

  Operating expenses increased 5.1% in fiscal year 1999 to (Yen)9,018 billion. Although the total number of employees continued to decline to 224,000, an increase in severance-related expenses and the accrual of compensated absences as a result of non-application of SFAS 71 led to an increase in personnel expenses of (Yen)22 billion to (Yen)2,367 billion.

  Depreciation, amortization and maintenance costs increased by (Yen)250 billion to (Yen)3,436 billion. This reflected the increase of telecommunications equipment for cellular telephone and PHS services to accommodate high NTT DoCoMo subscriber growth and other factors, and also an increase in the disposition of metal cables following NTT's conversion to an optical access network.

  Other operating expenses increased by (Yen)168 billion to (Yen)3,215 billion due mainly to growth in agency commissions, sales expenses for terminals as a result of high NTT DoCoMo subscriber growth and increased interconnection charges for cellular telephones.

  As a result of the above factors, operating income decreased (Yen)161 billion, or 18.4%, to (Yen)711 billion.

Net Income

  Net income in fiscal year 1999 increased 158.5% to (Yen)554.4 billion as a result of the sale of NTT DoCoMo shares despite a decrease in operating income and the extraordinary one-time loss of (Yen)462 billion stemming from NTT discontinuing its application of SFAS 71 for all of its operations.

  Due to a change in Japanese income tax regulations, effective April 1, 1999, the statutory rate was reduced to approximately 41% and such amount was used in calculating the future expected tax effects of temporary differences. In addition, the valuation allowance at March 31, 1998, which mainly related to deferred tax assets on the losses related to financial assistance to subsidiary companies which are not expected to be tax deductible, was reversed because the tax losses of NTT Personal Group had been realized in fiscal year 1999.
As a result, the effective tax rate in fiscal year 1999 decreased to 51.2%, compared with 63.8% in fiscal year 1998.

Liquidity and Capital Resources

Fiscal Year 2000 compared with Fiscal Year 1999

Financing and Capital Resources

  Net cash provided by operating activities in fiscal year 2000 amounted to
(Yen)2,796 billion, compared with (Yen)2,365 billion in fiscal year 1999, reflecting, in part, an increase in accrued consumption tax in fiscal year 2000 and a decrease in such tax in fiscal year 1999. NTT used this cash to acquire property, repay interest-bearing debt, make investments in affiliates and pay dividends.

  Net cash used in investing activities in fiscal year 2000 increased to
(Yen)2,934 billion compared with (Yen)632 billion in fiscal year 1999 primarily as a result of the proceeds from sales of subsidiary stock in fiscal year 1999, which amounted to (Yen)2,213 billion. Net cash used in investing activities in fiscal year 2001 will be affected by the purchase by NTT Communications of Verio, Inc in a transaction valued at approximately (Yen)550 billion, the investment by NTT DoCoMo in KPN Mobile in a transaction valued at approximately
(Yen)407 billion and the investment by NTT DoCoMo in Hutchison 3G in a transaction valued at (Yen)185 billion.

  Net cash used in financing activities in fiscal 2000 amounted to (Yen)363 billion compared with net cash of (Yen)990 billion used in financing activities in fiscal year 1999. In fiscal year 2000, NTT paid a special dividend of
(Yen)5,000 per share in conjunction with NTT's sale of a portion of its interest in NTT DoCoMo and repurchased 77,410 shares of its common stock at an aggregate cost of approximately (Yen)120 billion. Net cash used in financing activities also reflected an increase of (Yen)154 billion in short-term borrowings in fiscal year 2000 versus a decrease of (Yen)393 billion in short-term borrowings in fiscal year 1999. NTT's policy is to control outstanding debt while realizing more efficient sources of funds in domestic and overseas capital markets.

  The total amount of capital raised in fiscal year 2000 from issues of long-term debt was (Yen)678 billion. This sum included corporate bond offerings denominated in both Japanese yen and Euros. For a further description of NTT's debt, see Note 9 of the Notes to Consolidated Financial Statements.

  NTT DoCoMo expects to meet its capital requirements from internal funds and short-term bank loans in the near term. Based on market conditions, NTT DoCoMo will consider a number of financing options to meet its capital requirements for the long term including bank loans and equity and debt issuances.

Liquidity

  As of March 31, 2000, NTT had cash and cash equivalents short-term investments with principal maturities of less than three months of (Yen)1,155 billion, compared with (Yen)1,657 billion a year earlier. Cash equivalents represent a temporary cash surplus used to repay debts and make capital investments, and as working capital. Accordingly, the balance of cash equivalents fluctuates each fiscal year depending on particular funding and working capital requirements.

Capital Investments

  Capital investments for property, plant and equipment and intangible assets computed on the basis of cash and other consideration paid during fiscal year 2000 were (Yen)2,729 billion, compared with (Yen)3,088 billion in fiscal year 1999. Investments consisted principally of the expansion and upgrading of ISDN, OCN, frame relay and mobile communications including i-mode and other multimedia services, and the opticalization of access networks.

  NTT has shifted its capital investment from planned telecommunications infrastructure development to a strategy of investing in services according to demand. Capital investments in fiscal year 2001 will focus on the expansion of ISDN, OCN and mobile multimedia services and international networks in line with increased demand for the Internet. Since investment in fixed-line telephone services is projected to decrease in fiscal year 2001, NTT expects total capital investment to decline in the coming fiscal year.

  As of March 31, 2000, NTT had outstanding commitments for the purchase of property, plant and equipment of approximately (Yen)458 billion, principally reflecting capital investment expenditures for fiscal year 2001. NTT expects the funds needed for such commitments to be met primarily from net cash provided by operating activities.

Fiscal Year 1999 compared with Fiscal Year 1998

Financing

  Net cash provided by operating activities in fiscal year 1999 amounted to
(Yen)2,365 billion, compared with (Yen)2,731 billion in fiscal year 1998. With this cash and proceeds from sales of subsidiary stock (NTT DoCoMo and NTT
DATA), NTT invested in property, plant and equipment, paid back interest-bearing debt, made investments in subsidiaries and affiliates and paid dividends.

  Net cash used in investing activities in fiscal year 1999 declined to
(Yen)632 billion compared with (Yen)2,909 billion in fiscal year 1998 primarily as a result of the proceeds from sales of subsidiary stock in fiscal year 1999, which amounted to (Yen)2,213 billion.

  Capital investments for property, plant and equipment and intangible assets computed on the basis of all cash and other consideration paid during fiscal year 1999 were (Yen)3,088 billion, compared with (Yen)2,962 billion in the fiscal year 1998, and consisted principally of the expansion and upgrading of infrastructure for mobile communications, ISDN, OCN, frame relay and other services, together with various investments to enhance the quality of other services.

  Since the completion of the digitization of its main high-speed network infrastructure in December 1997, NTT has shifted its capital investment focus from planned infrastructure development to a strategy of investing in services according to demand.

  Net cash used in financing activities in fiscal year 1999 amounted to
(Yen)990 billion, compared with net cash of (Yen)270 billion provided by financing activities in fiscal year 1998.

  The total amount of capital raised in fiscal year 1999 from issues of long-term debt was (Yen)653 billion. This sum included corporate bond offerings denominated in both Japanese yen and U.S. dollars.

Capital Resources

  As of March 31, 1999, NTT had cash and cash equivalents (short-term investments with principal maturities of less than three months) of (Yen)1,657 billion, compared with (Yen)913 billion a year earlier. The ratio of interest-bearing debt (short-term borrowings and long-term debt) to shareholders' equity stood at 95.5% on March 31, 1999, compared with 110.9% at the previous fiscal year-end.

Capital Investments

  Capital investment in fiscal year 1999 totaled (Yen)3,088 billion. The majority of this sum was used to make investments in high-speed, digitized networks to meet the increasingly diverse and international needs of customers. NTT also invested in research and development activities and the renewal and upgrading of the existing network infrastructure.

  As of March 31, 1999, NTT had outstanding commitments for the purchase of property, plant and equipment and other assets of approximately (Yen)578 billion (US$4,777 million), principally reflecting capital investment expenditures for fiscal year 2000. NTT expects the funds needed for these commitments to be met from net cash provided by operating activities.

SFAS 131 Segment Information

  On April 1, 1998, NTT adopted Statement of Financial Accounting Standards No. 131: "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 requires public business enterprises to report information about operating segments in their financial statements and also requires that they report information about their products and services, the geographic areas in which they operate and their major customers. As a result of the application of SFAS 131, NTT's results are now segmented according to four primary lines of business: wireline services, wireless services, data communication services and other services.

  The wireline segment includes:

  . telephone services (excluding cellular services and PHS services);

  . telegraph services;

  . leased circuit services;

  . ISDN services; and

  . other related services.

  The wireless segment, provided by NTT DoCoMo and its subsidiaries, includes:

  . cellular services;

  . PHS services;

  . pocket pager services; and

  . other related services.

  The data communication segment, provided by NTT DATA, includes:

  . data communication facility services;

  . systems integration services; and

  . other related services.

  The other services segment, provided by other NTT consolidated subsidiaries, includes:

  .  the management of telecommunications facilities;

  .  the sale and maintenance of telecommunications equipment;

  .  the loan of real estate;

  .  the sale of telephone cards; and

  .  certain other services.

See Note 14 to the Notes to Consolidated Financial Statements.

  In fiscal year 2000, NTT's operating revenues increased 6.7% to (Yen)10,383 billion and its operating income increased 15.8% to (Yen)824 billion. Operating revenues from wireline services increased 1.2% to (Yen)6,209 billion as the increase of ISDN subscribers and usage offset a decline in telephone subscriber lines. Operating income from wireline services decreased 16.3% to (Yen)70 billion due to an increase in severance and pension-related costs as a result of the non-application of SFAS 71. The non-application of SFAS 71, which was effective only for the second half of fiscal year 1999, led to an increase in personnel expense in fiscal year 2000 compared to fiscal year 1999. Operating revenues from wireless services increased 17.0% to (Yen)3,927 billion due to a substantial increase in the number of cellular telephone subscribers. Operating income from wireless services increased 11.8% to (Yen)523 billion as a result of the increase in operating revenues offset partially by an increase in expenses associated with adding new subscribers and enhanced terminal equipment. Operating revenues from the data communications segment increased 1.6% to (Yen)716 billion. Operating revenues from the other segment increased 47.8% to (Yen)2,180 billion due to dividends from NTT's subsidiaries, receipt of payment for providing management services through contracts with NTT's subsidiaries and payment for NTT fundamental R&D activities through contracts with each of NTT's subsidiaries which uses the results of the R&D activities. Operating income from data communication services increased 31.3% to (Yen)39 billion and operating income from other services increased 119.5% to (Yen)115 billion.

                                    BUSINESS

  NTT is the largest provider of wireline and wireless voice, data, Internet and related telecommunications services in Japan and operates one of the largest telephone networks in the world. Its predominant business is providing nationwide telephone service. The telecommunications services it provides fall into seven major classes: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN services, sale of telecommunication equipment and other services. Revenues from each of these classes over the last three fiscal years are as follows:

                                    For the years ended March 31,
                         -----------------------------------------------------
                               1998              1999              2000
                         ----------------  ----------------  -----------------
                                          (billions of yen)
Operating Revenues
Telephone............... (Yen)6,306  66.7% (Yen)6,300  64.8% (Yen) 6,394  61.6%
Telegraph...............         92   1.0          86   0.9           83   0.8
Leased circuit..........        488   5.2         507   5.2          500   4.8
Data communication fa-
 cility.................        373   3.9         383   3.9          397   3.8
ISDN....................        368   3.9         556   5.7          819   7.9
Sale of telecommunica-
 tion equipment.........        970  10.3       1,009  10.4        1,138  11.0
Other...................        853   9.0         889   9.1        1,052  10.1
                         ---------- -----  ---------- -----  ----------- -----
    Total............... (Yen)9,450 100.0% (Yen)9,730 100.0% (Yen)10,383 100.0%
                         ========== =====  ========== =====  =========== =====

  NTT has experienced compound annual growth in operating revenues of 4.8% during the last three fiscal years. For the fiscal year ended March 31, 2000, NTT reported operating revenues of (Yen)10,383 billion, operating income of
(Yen)824 billion and net income of (Yen)299 billion.

  NTT was established under the Nippon Telegraph and Telephone Corporation Law, or NTT Law, and is responsible for providing nationwide telephone services and for promoting research in telecommunications technologies and disseminating the results of its research. Each of the NTT parent company, NTT East and NTT West are subject to regulation of certain aspects of its management under the NTT Law. NTT East, NTT West, NTT Communications and NTT DoCoMo, together with other Type I Carriers (defined as companies which provide telecommunications services through their own network facilities), are regulated by MPT under the Telecom Business Law.

Competitive Strengths

  NTT believes that the following are its principal competitive strengths:

  Leading Market Position

  NTT is the leading telecommunications services provider in each of its principal domestic telecommunications services markets: local, long distance and wireless services. NTT's position in each of these markets provides it with strong cash flow and a stable earnings base.

  Extensive Customer Base in Each Market Segment

  NTT has an extensive customer base in each of its principal domestic telecommunications services markets. As of March 31, 2000, NTT had approximately 55.3 million fixed line subscribers and approximately 7.4 million ISDN subscribers (assuming 10 average lines per INS-Net 1500 subscriber). As of July 31, 2000, NTT had approximately 31.6 million cellular subscribers and the number of i-mode service subscribers reached 10 million in August 2000. NTT is able to leverage these extensive customer bases to gain new subscribers to, and increase sales of, Internet and data transmission related services such as NTT's ISDN, OCN and i-mode services.

  Most Extensive and Advanced Network

  NTT has the most extensive and advanced telecommunications infrastructure and network in Japan. NTT has nationwide wireline, wireless and IP networks. NTT continually expands and upgrades these networks. For instance, NTT made extensive investment in upgrading and modernizing its fixed line networks and completed full digitization of its fixed line networks in December 1997. This upgrade provided the capability for the nationwide ISDN services currently provided and for the fiber-to-the-home, or FTTH, services scheduled to be provided in the near future. Additionally, NTT has almost completed the conversion of its trunklines for long-distance and IP services into fiber optic cables.

  Leader in Research and Development of Technology for Fixed and Wireless Data Transmission, Internet and Related Technologies

  By further developing NTT's digital network, NTT is able to provide advanced services necessary for developing Internet related businesses such as high-speed data transmission, Internet services, information communications services and e-commerce transactions. In addition, NTT believes that, by introducing the latest fiber optic technology, NTT is in a position to provide customers with competitively priced Internet and data transmission related services. Furthermore, by concentrating its basic research and development functions at the NTT parent company, NTT believes it is able to efficiently develop next generation core technologies in advance of competitors.

  Largest Beneficiary of Increasing Demand for Internet and Data Transmission

  NTT has experienced strong growth in Internet and data transmission related businesses. With the recent rapid expansion in demand for Internet and high-speed data transmission related services in Japan, NTT believes that its advanced technologies and modern networks, including the last mile to customers, have positioned it to be the largest beneficiary of the growth in this market.

  Extensive Wireless Businesses with Dominant Market Share in Japan

  NTT DoCoMo is one of the largest wireless services providers in the world with approximately 29.4 million subscribers and a market share in Japan of approximately 57.4% as of March 31, 2000. Japan is the third largest wireless market in the world in terms of the number of subscribers. During fiscal year 2000, total cellular subscribers in Japan increased approximately 23.1% to 51.1 million as of March 31, 2000. The subscriber base and revenues of NTT DoCoMo are expected to continue to grow in the near-to-medium term, although it is not likely that they will continue to grow at historical rates. In response to increasing demand for wireless Internet and data transmission services, NTT DoCoMo introduced its i-mode service in February 1999. The number of subscribers to NTT DoCoMo's i-mode service, which provides users with various types of wireless Internet services including mobile banking, reached 10 million in August 2000. NTT DoCoMo is also one of the world's leading companies in the development of a third generation wireless technology known as IMT-2000, which should allow the provision to NTT DoCoMo's subscribers with the ability to deal with a wide range of content such as voice, data and animation in a wireless environment.

  Strong Systems Integration and IT services

  NTT DATA is the largest provider of information communication systems and computer networking in Japan. NTT DATA provides strategic planning, systems planning, systems design and installation and systems maintenance and facilities management to a wide range of governmental, financial and industrial clients, with an emphasis on outsourcing services in recent periods. NTT expects that NTT DATA will continue to grow as the government agencies, financial institutions and leading corporations with which NTT DATA has strong relationships continue to invest in information technology.

  Strong Consolidated Financial Performance

  NTT has shown strong and stable growth in consolidated operating revenues for the past five years with operating revenues of (Yen)10.38 trillion for fiscal year 2000. For the same fiscal year, NTT's consolidated operating income was
(Yen)824 billion and adjusted EBITDA was (Yen)3.45 trillion.

Strategy

  NTT developed a three-year business plan for the period of fiscal years 2001 through 2003, the first such plan, as an expression of the business direction of NTT as a whole and steps to be taken by each NTT group company in pursuit of a common objective. The plan will be reviewed every year to ensure a timely and sensitive response to the rapidly changing market, a process which will establish the operational policy of NTT as a business based on a holding company system.

  Transformation to Global Information Sharing Corporate Group

  NTT seeks to grow its business by developing from a domestic provider of conventional telecommunications services to a global provider of comprehensive information and telecommunications services. As communications technology develops, communications service providers are increasingly able to transmit digitized information in a more efficient and cost-effective manner through high speed networks based on fiber optic and other sophisticated technologies. Demand for seamless, worldwide networks that provide value-added services and information, such as Internet services and mobile computing, is increasing. There is also increasing demand for platforms used on these networks for applications, including data centers, Web and application hosting services and e-commerce, and for information content carried through these networks, including music, books and other media. NTT calls this expansion of communications services, both in terms of functions and media as well as the explosive increase in the quality and quantity of information, "Information Sharing." NTT intends to maximize the business opportunities presented by trends related to Information Sharing by expanding its business to include the construction of value-added networks and the development of related equipment platforms and content as well as by actively developing its mobile, IP network and platform businesses with efforts focused on international expansion.

  Following its reorganization on July 1, 1999, NTT categorized its group companies into four broad categories:

  .  regulated companies--NTT East and NTT West

  .  competitive companies--NTT Communications, NTT DoCoMo and NTT DATA

  . management resource utilization companies--support the main NTT group companies listed above

  . new business development companies--develop new businesses for untapped markets

  The NTT parent company has established missions and performance criteria for each category of company. Regulated companies, which provide local telecommunication services and are subject to regulation under the NTT Law, are to reduce costs, provide stable and high-quality telecommunication services, and promote Information Sharing businesses as local access providers. Competitive companies, Type I carriers that are not subject to the NTT Law, are to strengthen competitiveness and to lead the development of Information Sharing services. Management resource utilization companies are to pursue efficiency and to develop related business opportunities based on existing know-how. New business development companies are to develop new business opportunities, establish core competencies, enhance competitiveness through investments and partnering and publicly list at the appropriate stage of development.

  The NTT parent company has also set clear consolidated financial targets based on EBITDA margin, free cash flow and return on capital employed (ROCE). In order to achieve these financial targets, the NTT parent company sets management goals for each company that are in line with the missions for each category of NTT group company. The NTT parent company also regularly reviews and supervises the operations and performance of, and provides feedback to, each group company.

  To achieve its goal of developing from a domestic provider of conventional telecommunications services to a global provider of comprehensive information and communications services and to maximize the benefits of the reorganization and strengthen the competitive position of each of the NTT group companies, NTT formulated the following strategies:

  Promote Development of Information Sharing Businesses

  NTT seeks to promote Information Sharing businesses by:

  . Maximizing the use of NTT's strengths, its advanced network and extensive customer base to actively expand ISDN, ADSL and other broadband services, leased circuit line and i-mode businesses;

  . Using existing fiber optic access cable to expand in the near future the range of low-cost and diverse fiber optic access services, such as high-speed IP connection services and LAN-style optical communications services;

  . Increasing the number of subscribers to ISP services such as OCN through the provision of attractive service menus and pricing options;

  . Further expanding platform and content-related businesses, including data center, server housing, hosting, and ASP services, and verification, billing and settlement and related e-commerce platform services;

  . offering customers further improved cellular technology, products and services to provide full-scale, high-quality mobile Internet and data communications related services using i-mode and IMT-2000 technology;

  . capturing increasing corporate demand for information technology services using its capacity to offer total solutions and full-line network services; and

  .  continuing comprehensive research and development activities.

  Strengthen the Competitiveness of Traditional Voice Businesses

  NTT seeks to strengthen the local, long distance and wireless voice communications businesses by:

  . adopting flexible and effective pricing strategies that are responsive to the competitive conditions in the local, long distance, international and wireless communications markets, in particular, maintaining cost competitiveness through the operation of the unregulated group companies that are in sound financial condition and have relatively few employees;

  .  diversifying pricing and service options in line with customer demand;
     and

  .  improving the quality of wireless transmission.

  Improve Efficiency

  NTT seeks to improve the efficiency of its operations. In particular, NTT East and NTT West formulated a mid-term restructuring plan in November 1999 and is currently improving efficiency by:

  . shifting the focus of capital investment from conventional network services to demand-driven customer services such as IP network and IMT-2000 related network services to reduce consolidated capital investment;

  . reducing high personnel costs associated with the current size and age structure of its workforce by efficiently reallocating personnel among the NTT group companies, reducing the number of new hires, further shifting from a seniority-based compensation system to a merit-based system in order to raise operating revenue per employee and reduce personnel cost as a percentage of operating revenue; and

  . cutting overall expenses and reducing transaction fees among the NTT group companies by improving efficiency of such companies and finding new markets outside the NTT group.

  Strengthen International Operations

  NTT seeks to strengthen international operations by:

  . Wireless. Leveraging the strength of the i-mode and IMT-2000 technologies to invest in and form alliances with the world's major telecommunications companies, and establishing the de facto standards for the mobile Internet by forming partnerships with the world's leading multimedia providers;

  . IP Network. Developing a global IP network and IP connectivity, primarily in Asia and North America, in order to respond to the borderless needs of Japanese global companies and other global companies seeking to enter the Japanese and Asian markets; and

  . IP Platform. Using the strength of NTT to capture a significant share of the rapidly growing Internet-related (e.g., e-commerce) market, while promoting IP platform businesses such as ASP services and data centers globally through forging partnerships and alliances.


Reorganization

  On July 1, 1999, NTT was reorganized into a holding company structure with NTT's local and long distance business being transferred to three new wholly-owned subsidiaries: NTT East, NTT West and NTT Communications. NTT East provides regional telecommunications services in the Hokkaido, Tohoku, Kanto, Tokyo and Shinetsu regions of Japan and related services. NTT West provides regional telecommunications services in the Tokai, Hokuriku, Kansai, Chugoku, Shikoku and Kyushu regions of Japan and related services. NTT Communications provides domestic inter-prefectural telecommunications, other network services and data transmission services and commenced offering international telecommunications services on a full-scale basis on October 1, 1999.

  The NTT parent company continues to exist but operates primarily as a holding company. The principal sources of the NTT parent company's cash revenues consist of three categories. The NTT parent company receives:

  .dividends from its subsidiaries;

  .payment for providing management services through contracts with its subsidiaries; and

  . payment for its fundamental R&D activities through contracts with each of its subsidiaries which use the results of the R&D activities.

  The NTT parent company is directly responsible for formulating and promoting to group companies the overall strategy of NTT, for setting financial targets and for basic research and development for the group. The presidents of NTT East, NTT West, NTT Communications, NTT DoCoMo, NTT DATA and the NTT parent company meet regularly to discuss strategy for the group. Each of the companies within NTT operates autonomously, subject to discussing with the NTT parent company certain fundamental business decisions such as entry into new material lines of business and the fundamental conditions of financings from financial institutions.

  In connection with the reorganization, the amendments also provide, among other things, for NTT East and NTT West to enter into an arrangement by which NTT East may bear a portion of NTT West's expenses by payment of cash for the fiscal years ending within three years after the incorporation of NTT East. This arrangement will only be permitted if both NTT East and NTT West have the same fiscal year end. This arrangement in any one fiscal year is also subject to the requirements that NTT East must have earned a profit equal to or greater than the expenses it is proposing to share and the amount of expenses to be shared must fall within a range provided by the

Ministry of Posts and Telecommunications. Under this arrangement, because NTT East will pay a portion of NTT West's expenses if NTT East has profits and NTT West has losses, taxable income of NTT East will be decreased by the amount of expenses of NTT West paid by NTT East. There can be no assurances that NTT West will not continue to report losses following the expiration of the three-year period during which NTT East is permitted to bear a portion of NTT West's costs.

  NTT's reorganization was effected pursuant to amendments to the NTT Law passed by the Japanese Diet in June 1997 implementing a plan proposed by MPT, and accepted in principle by NTT. The Basic Principles for the reorganization announced in December 1997 by the Ministry of Posts and Telecommunications pursuant to these amendments provide for certain conditions to ensure fair competition with which NTT has to comply following the reorganization, including a requirement that NTT East and NTT West have separate directors from NTT Communications, NTT Communications may not procure equipment jointly with the NTT parent company and NTT East and NTT West, and NTT East and NTT West deal on the same terms with NTT Communications as they would with other telecommunications companies. Pursuant to the amendments to the NTT Law, NTT is required to hold all of the shares of NTT East and NTT West and, for the time being, will need MPT approval (subject to consultation with the Minister of Finance) for the disposal of shares originally issued by NTT Communications in connection with the reorganization.

Principal Business Activities

  The following table sets forth certain information concerning NTT's principal facilities and operations as of the dates and for the periods indicated.

                                                As of or for the year ended
                                                         March 31,
                                             ----------------------------------
                                              1996   1997   1998   1999   2000
                                             ------ ------ ------ ------ ------
Telephone services:
-------------------
Telephone subscriber lines (thousands).....  60,774 61,223 60,186 58,277 55,318
Cellular telephone subscribers
 (thousands)...............................   4,936 10,960 17,984 23,897 29,356
PHS subscribers (thousands)................     384  1,851  1,906  1,349  1,441
Public telephones (thousands)..............     799    794    777    754    736
Telegraph services:
-------------------
Telegrams (thousands)......................  41,385 40,198 37,564 36,180 34,078
Telex subscribers (thousands)..............      15     12     10      8      6
Leased circuit services:
------------------------
Conventional circuits (thousands)..........   1,001    967    902    822    842
High-speed digital circuits (thousands)....      57    107    169    228    448
Integrated Services Digital Network (ISDN)
 services:
------------------------------------------
ISDN subscribers:
  INS-Net 64 (thousands)...................     510  1,037  2,286  3,955  6,598
  INS-Net 1500 (thousands).................      10     22     34     48     82
Other services:
---------------
Open Computer Network (OCN) service
 subscribers (thousands)...................     --       1    159    478  1,147
Packet exchange services (thousands).......     466    477    477    463    460
Frame Relay (Super Relay FR) (thousands)...       1      4     16     44     75
Cell Relay.................................     --       0      4      6    301
Pocket pager subscribers (thousands).......   6,328  5,836  3,908  2,111  1,444
Facsimile network subscribers (thousands)..     812  1,015  1,127  1,212  1,307
Employees (thousands)......................     231    230    226    224    224

  Telephone Services

  NTT is currently the largest provider of telecommunications services in Japan. Revenues from telephone services were 61.6% of operating revenues in fiscal year 2000. Telephone services consist of telephone subscriber, cellular telephone, PHS, public telephone and other services.

  Telephone Subscriber Services

  Telephone subscriber service is NTT's principal business activity. NTT is the principal provider of fixed-line telephone subscriber service in Japan. NTT currently faces significant competition in the long distance market from each of Japan Telecom Co., Ltd. (JT), DDI Corporation (DDI) and KDD Corporation
(KDD). In addition, it was recently reported that JT and DDI plan to enter the local telephone service market. Owing to an increase in sales of ISDN services and cellular telephones and the sluggish economy in Japan, the number of NTT's telephone subscriber lines in use decreased 2.96 million from the end of fiscal year 1999 to 55.3 million subscriber lines at the end of fiscal year 2000.

  NTT believes that Japanese fixed-line penetration and utilization are low when compared with the United States and other developed countries. NTT is constantly trying to promote greater utilization of telephones through marketing and through the promotion of telephone subscriber services such as toll free dialing, caller I.D. and voice mail and other network services. NTT also researches and develops new services that it believes will satisfy customer needs.

  Cellular Telephone Services

  NTT's cellular telecommunications and paging businesses are conducted throughout Japan by NTT's 67.1%-owned subsidiary, NTT DoCoMo, and its eight regional subsidiaries. NTT DoCoMo and its subsidiaries are Japan's leading mobile telecommunications services providers and are one of the largest cellular operators in the world as measured by total number of cellular subscribers. The market for cellular telephone services continued to expand, and total cellular telephone subscribers in Japan reached 51.1 million at the end of fiscal year 2000. The number of NTT DoCoMo subscribers was approximately
31.6 million at July 31, 2000.

  The following table sets forth information regarding NTT DoCoMo's subscribers and its market share:

                                                 As of March 31,
                                        -------------------------------------
                                        1996    1997    1998    1999    2000
                                        -----  ------  ------  ------  ------
Cellular telephone subscribers
 (thousands)........................... 4,936  10,960  17,984  23,897  29,356
  i-mode (thousands)...................   --      --      --       48   5,603
Market share...........................  48.4%   52.5%   57.0%   57.5%   57.4%

  The following table sets forth information regarding NTT DoCoMo's cellular telephone traffic:

                                                        Years ended March 31,
                                                        ------------------------
                                                         1998    1999    2000
                                                        ------- -------  ----
Hours of use (millions)................................    448     784     1,237

  In February 1999, NTT DoCoMo introduced "i-mode" service, which connects users to various types of on-line Internet services including mobile banking. The number of i-mode subscribers was 5.6 million at March 31, 2000. On August 6, 2000, the number of i-mode subscribers reached 10 million. A principal benefit of i-mode is that it uses the web-based HTML programming language and, as a result, websites can be adapted to i-mode easily and quickly. As of July 31, 2000, a total of 578 companies were using i-mode portal websites, which were listed by NTT DoCoMo, to provide mobile online services, such as banking, news, games and more. In addition, there were more than 18,000 non-listed i-mode websites.

  On September 27, 2000, NTT DoCoMo and American Online Inc., the world's largest ISP company with extensive experience in the Internet business, entered into an agreement to jointly develop a new Internet service called fixed mobile convergence, which will integrate mobile telecommunications networks and fixed-line telecommunications networks, and provide such services worldwide. On the same date, NTT DoCoMo agreed with AOL Japan's existing shareholders, AOL, Mitsui & Co., Ltd. and Nihon Keizai Shimbun Inc., to purchase a 42.3% interest in AOL Japan.

  Through NTT DoCoMo, NTT is a leading supporter of wide-band code division multiple access, which is known as W-CDMA, one of the standards for the third-generation wireless communications platforms for the next century. NTT DoCoMo will offer this service as IMT-2000. IMT-2000 will offer high-speed data rates enabling the integration of voice communications with far-reaching multimedia applications, such as full-motion video, Internet access and video-conferencing. IMT-2000 technology has gained acceptance in a number of international markets, with Europe adopting a scheme based on IMT-2000 as its radio transmission technology for the third-generation mobile communications system in January 1998, and many operators in Asia and Oceania announcing their support for this technology. NTT DoCoMo intends to commence offering IMT-2000 services in May 2001.

  PHS Services

  PHS is a wireless telecommunication technology similar to cellular which uses base stations which are smaller and easier to install than those used for cellular services. In addition, when first introduced PHS service offered lower tariffs, smaller and lighter handsets with longer battery life and higher data transmission speeds than conventional cellular phones. However, as cellular operators have regularly reduced rates and cellular handsets have continued to decrease in size and weight, the price and size advantages of PHS have grown less significant.

  Compared to traditional cellular services, PHS services are difficult to use while mobile, have smaller coverage areas due to lower transmission power, have limited network coverage and have higher dropped call rates.

  NTT DoCoMo has recently introduced a new type of telephone equipment known as "Doccimo", which offers features of both cellular and PHS, as well as "64K Data Communication", which caters to the need for high-speed data transmission. The need for high speed data transmission has been increasing recently due to the growing demand for mobile computing. NTT DoCoMo also introduced new PHS rate plans and has lowered rates.

  The following table sets forth information regarding NTT DoCoMo's PHS subscribers and its market share:

                                                             As of March 31,
                                                            -------------------
                                                            1998   1999   2000
                                                            -----  -----  -----
  PHS telephone subscribers (thousands).................... 1,906  1,349  1,441
  Market share.............................................  28.3%  23.3%  25.2%

  Telegraph Services

  Under the Telecom Business Law, NTT East and NTT West have sole responsibility for domestic telegram services. Although the number of communications made by "D-MAIL," a telegram service that makes use of the Internet, and the number of telegrams for birthdays and Christmas increased steadily during the fiscal year, this could not fully offset the continued decline in the use of telegrams for weddings and condolences. In telex services, the number of subscribers continued to decline during fiscal year 2000, reflecting the ongoing shift toward the use of facsimile machines, e-mail and other alternative means of communication.

  Leased Circuit Services

  NTT provides customized telephone and data transmission services to major corporate customers that include high speed circuits that are modified to meet the specific needs of the customer. As a result of the increase in corporate use of information networks, sales of high-speed data transmission services, especially economical 64-kilobit-per-second lines, have been strong. In December 1999, NTT launched on a trial basis a high-speed and low-cost Internet access service known as "ADSL Internet Access Service", a flat-rate service based on ADSL technologies.

  ISDN Services

  NTT provides Integrated Services Digital Network services, or ISDN services, which facilitate high-speed access to the Internet. Due to strong demand in the corporate sector and the growing penetration of Internet services in the home, ISDN services, which are comprised of INS-Net 64 and INS-Net 1500, have recorded strong growth. In September 1999, to make Internet use more convenient for customers, NTT introduced a local fixed-charge discount service known as "i-Ai plan."

  Data Communication Facility Services

  NTT, through its subsidiary NTT DATA, develops data communications systems through the integration of computer hardware and software with telecommunications networks. Data communications systems include: data communications systems for individual clients, network data communications systems to which multiple clients subscribe and ready-made or "packaged" data communications systems used by many clients including "STAR-ACE", a multi-shared banking system for regional financial institutions. NTT DATA has developed a broad-based clientele in three sectors: the public administration sector, the financial sector and the industrial sector.

  Other Services

  Other services provided by NTT include:

  . digital data exchange services, providing reliable, high quality data transmission networks;

  .  facsimile network services (F-Net);

  .  pocket pager services;

  . system development and solution services, which provide for the development, delivery and sale of packaged data communications systems; and

  .  Open Computer Network (OCN) services

    . OCN services help computers communicate where there is no need for a real-time response; and

    . Charges for OCN services are calculated based on flat rates and do not depend on distance or duration of communications and therefore OCN services provide customers with inexpensive connections to the Internet and other networks.

    .  As of March 31, 2000, NTT had 1,147 thousand OCN subscribers.

  In response to Internet user demand and by allowing users to connect with ISPs through NTT's regional IP network, NTT East and NTT West began offering an IP connection service on a trial basis in certain areas of Tokyo and Osaka in November 1999, and lowered the monthly rate from (Yen)8,000 to (Yen)4,500 in May 2000. NTT East and NTT West also added a new service for connection at its central office (at a monthly rate of (Yen)2,900). NTT East and NTT West have been expanding the offering of these services to major cities in line with demand trends. In July 2000, NTT East and NTT West started to offer the service, "FLET'S-ISDN," and expanded service areas in line with demand trends.

Internet and Data Communications Related Businesses

  NTT has experienced strong growth in Internet and data communications related revenues. NTT's Internet and data communications related business includes high speed data transmission services and multimedia telecommunications services, such as video conferencing, full motion video and mobile computing.

  The following table sets forth NTT's Internet and data communications related service revenue:

                                              Years ended March 31,
                                  ---------------------------------------------
                                     1998       1999       2000        2000
                                  ---------- ---------- ---------- ------------
                                         (billions of yen)         (billions of
                                                                       U.S.
                                                                     dollars)
   OCN........................... (Yen)    6 (Yen)   24 (Yen)   42     $ 0
   Digital data exchange.........         55         67        208       2
   High-speed digital circuit....        192        223        235       2
   ISDN..........................        368        556        819       8
   Systems Integration (SI)......        710        763        794       8
                                  ---------- ---------- ----------     ---
     Total....................... (Yen)1,331 (Yen)1,633 (Yen)2,098     $20
                                  ========== ========== ==========     ===

  As part of its Internet and data communications related growth strategy, NTT completed the upgrade of its network to digital technology in December 1997. NTT's digital network allows it to offer Internet and data communications related services such as ISDN, high-speed data transmission services and frame-relay and cell-relay services.

  To deal with the surge in Internet demand, NTT provides a full range of access services, including not only ISDN but also ADSL and optical access services. One particular focus is the early development of low-cost and diverse optical access services in response to the expected growth in demand for high-speed Internet access, with efforts underway to expand and improve the fiber optic access network.

  NTT believes that deployment of fiber optic cables is important for the future provision of Internet and data communications related services due to the superior data transmission capabilities of fiber optic cables. NTT provides coverage of fiber optic cables in the access network to feeder points for approximately 100% of major business areas and plans to implement fiber optic cable 100% nationwide by 2010. A feeder point is the point where a bundle of cable is separated and normally where the underground cable is exposed at ground level. Currently, NTT has approximately 250,000 kilometers of fiber optic cables extending throughout Japan and covering over 90% of major business areas and over 70% of all business areas with a population of over 100,000. NTT has recently developed technology to reduce significantly the cost of installing fiber optic cables to telephone poles near end users.

  NTT believes that the deployment of fiber optic cables will allow it to offer increasingly sophisticated services to its customers, though there are no assurances as to the extent of demand for these services.

  NTT believes that its modern networks and its investment in research and development have positioned it to exploit opportunities for growth in the Internet and data communications related market.

Global Businesses

General

  In June 1997, the Japanese Diet passed amendments to the NTT Law, which for the first time allowed NTT to enter the international telecommunications business and provide global end-to-end services. In September 1997, NTT commenced offering these services, which were limited initially to data communications services provided to multinational corporations. NTT began offering global end-to-end telecommunications services, including voice, on a full-scale basis on October 1, 1999. These services are provided by NTT's subsidiary, NTT Communications. NTT is conducting its global telecommunications activities under the name "Arcstar." As of March 31, 2000, NTT's Arcstar-brand global communications services were provided in 47 areas.

  Prior to the launch of international end-to-end telecommunications services, NTT was actively involved in establishing carrier businesses and infrastructure operations in Asia. Since 1992, NTT has invested in and provided technological know-how to projects in Thailand, the Philippines, Indonesia, Sri Lanka, Vietnam, Singapore and Malaysia.

  Recently, NTT is focusing on the high-growth areas of mobile communications, IP networks and platforms, and expanding into U.S. and European markets from its Asian base.

  NTT DoCoMo plans to use its global competitiveness and strength in areas such as i-mode and IMT-2000 technology to build investment and financing ties with major mobile infrastructure operators in other countries and actively engage in business development with the objective of the full-scale development of mobile multimedia services in the U.S. and Europe, as well as in Asia. Joint ventures and strategic alliances are expected to be formed with the world's leading multimedia companies with the goal of establishing mobile communications and other standards.

  NTT Communications will spearhead efforts to develop a global IP network and IP connectivity in Asia and the U.S. in particular, responding to the borderless needs of Japanese global companies and other global companies seeking to enter the Japanese and Asian markets.

  NTT Communications, NTT DoCoMo, NTT DATA and other NTT companies will combine their strengths with the goal of capturing a significant share of the rapidly growing e-commerce market, and expect to engage in the necessary partnering and alliances to promote globally IP platform businesses such as ASP and data centers.

Recent Developments

  On May 8, 2000, NTT Communications through a U.S.-based subsidiary, entered into a definitive merger agreement with Verio Inc., a U.S. Internet solution provider, pursuant to which NTT Communications would acquire a majority of the shares of Verio at a price of US$60 per share of common stock through a tender offer and the U.S. subsidiary of NTT Communications would thereafter be merged into Verio. The transaction is valued at approximately US$5.1 billion. On September 8, 2000, such transaction was completed. Verio offers a broad range of Internet solutions, including high-speed access, web hosting, e-commerce, virtual private networks and other enhanced services. The merger will enable the combined company to offer seamless, international web-based business solutions by combining the IP networks and services of the two companies.

  On May 9, 2000, NTT DoCoMo signed a Memorandum of Understanding with Dutch-based Koninklijke KPN N.V. and its subsidiary, a holding company of cellular operators, KPN Mobile, under which NTT DoCoMo would acquire 15% of the shares of KPN Mobile for the maximum amount of Euro 5.1 billion. In August 2000, NTT DoCoMo acquired 15% of the Class A shares of KPN Mobile for approximately Euro 4 billion (US$3.7 billion).

  On July 12, 2000, NTT DoCoMo entered into agreements with KPN Mobile and Hutchison Whampoa Ltd. to invest in Hutchison 3G, which owns a third generation cellular telephone license in the United Kingdom. NTT DoCoMo invested approximately (Pounds)1.2 billion (US$1.7 billion) and acquired a 20% interest in Hutchison 3G and KPN Mobile acquired a 15% stake in Hutchison 3G. NTT DoCoMo undertook this transaction in order to establish platforms for the swift introduction of IMT-2000 and mobile multimedia services in European countries including the United Kingdom. NTT DoCoMo participates in Hutchison 3G management by designating Hutchison 3G board members and providing technical assistance.

  StarHub, a consortium formed by NTT, British Telecom (BT) and two local corporations, won licenses from the Singaporean government to provide public basic telecommunication services, both domestic and international, and public cellular mobile telephone services. StarHub launched its services in April 2000. In China, NTT established Beijing Telecom NTT Engineering Co., Ltd. with the Beijing Posts and Telecommunications Administration and now provides system-integration services for customers mainly in the Beijing area.

  NTT also provides facility-based international leased circuit services and international telephone services. NTT also participates in international consortia for the construction and maintenance of the "China-U.S. Undersea Fiber Optic Cable Network" and the "Japan-U.S. Cable Network." Both networks will be the world's largest-class submarine fiber optic cables linking Japan and other Pacific Rim countries.

  In November 1999, NTT Communications signed an agreement with Australia-based Davnet Limited concerning a strategic partnership to jointly provide high-quality network services to corporate customers (in particular multinationals) in Australia. Under the terms of the agreement, NTT Communications obtained a 49% stake in Davnet Telecommunications Pty Ltd., a subsidiary of Davnet, after the reorganization of the Davnet Group. The total size of the transaction is approximately US$78 million. The two companies will jointly provide various IP-based services and other communication services in the Australian market.

  In December 1999, NTT DoCoMo entered into a Share Purchase Agreement with Hutchison Whampoa Company Limited to acquire a 19% (US$410 million) equity participation in HTCL, a Hong Kong company that operates a cellular telephone business in Hong Kong under the Hutchison Whampoa Group, also a Hong Kong company. NTT DoCoMo is involved in the management of HTCL through technical support relating to the development of IMT-2000 and mobile multimedia services.

  In February 2000, NTT Communications signed an agreement with AT&T to acquire a 15% interest in AT&T Global Network Services-Japan LLC, known as AGNS-Japan, part of AT&T Solutions Group, a wholly owned subsidiary of AT&T. NTT Communications invested US$50 million and allows AGNS-Japan to use the NTT Communications logo with the AGNS-Japan logo in Japan. NTT Communications and AT&T will jointly develop and enhance network outsourcing services through AGNS-Japan.

  In June 2000, NTT Worldwide Telecommunications Corporation, a wholly owned subsidiary of NTT Communications, and Korea Telecom, known as KT, concluded an Arcstar Service Agreement. Under this agreement, KT is to provide and market Arcstar services such as Managed Bandwidth Services and Arcstar Managed Frame Relay Services in South Korea, thereby enabling a wider distribution of these services.

Competition

  NTT faces competition in virtually all aspects of its business, including in the local, long distance and wireless markets. In addition to current competitors, new entrants, including foreign telecommunications companies, are expected to enter each of these markets in the future.

  NTT currently faces significant competition in the long distance market from each of JT, DDI and KDD. This competition resulted in a drop in inter-prefecture calls between all prefectures in Japan for NTT's fixed line telephone services in fiscal year 1999 and fiscal year 2000. In February 1998, NTT reduced the rate for daytime calls over 100 kilometers to eliminate price advantages held by competitors in the long distance market. This rate reduction is estimated to reduce annual revenues by approximately (Yen)80 billion. In April, 2000, NTT Communications simultaneously reduced charges for inter-prefectural long-distance calls and international phone calls. This reduction is expected to have an annual impact of (Yen)50 billion on NTT Communications' operating revenues.

  Until recently, NTT faced little or no competition in the market for local telecommunications services. NTT currently has one principal competitor for local services in the Tokyo metropolitan area: Tokyo Telecommunications Network, or TTNet. At March 31, 2000, TTNet had 2.6 million subscribers. NTT has one principal competitor for local services in the Kyushu area of Japan, Kyushu Telecommunications Network, or QTNet, which entered the local telephone market on April 1, 1999. At March 31, 2000, QTNet had 0.5 million subscribers. To compete more effectively, NTT extended its "Time Plus" discount service to the whole of Japan. It was recently reported that JT and DDI plan to enter the local telephone services market in May 2001. Upon the expected introduction of presubscription in May 2001, telephone subscribers will be able to select their telecommunications service provider without dialing prefixes by prior selection of and registry with that service provider. This will make it easier for telephone subscribers to use a competing service provider, which is expected to significantly increase competition from other service providers. In addition, in July 2000, the United States and Japan reached an agreement to reduce interconnection rates. NTT expects that this agreement will also significantly increase competition in the telecommunications industry.

  In December 1999, DDI, KDD, and IDO Corporation announced an agreement to merge as of October 1, 2000. By offering integrated mobile, domestic and international telecommunications services on a large scale, the new company may be in a position to compete more effectively against NTT.

  Currently, NTT's ISDN services seek to accommodate and stimulate demand for Internet and data communication related services in the local Japanese market. NTT has faced increased competition recently and expects to face more significant competition for market share in the growing Internet services market from cable television (CATV) operators. CATV operators such as Jupiter Telecommunications Co., Ltd. and Tokyo Cable Network Inc. intend to bundle cable television, telephony and high-quality Internet services. In addition, AT&T and British Telecom (BT) entered the Japanese market through a 30% equity interest in JT, which is the sole distributor of combined AT&T/BT global services in Japan. AT&T, BT and JT are jointly developing a high-speed global Internet network for corporate users. NTT also faces competition from other companies including MCI WorldCom Japan and new ADSL operators such as Tokyo Metallic Communications.

  NTT DoCoMo's competitors in the cellular market are IDO, DDI Cellular group and J-Phone group. Despite intense competition, NTT DoCoMo had approximately 57.4% market share of cellular subscribers as of March 31, 2000. Intense competition in the cellular market has led to rapid, substantial and sustained decreases in the prices for handsets, monthly access fees and usage charges for calls. Certain of the competitors of NTT DoCoMo offer cellular services in a competing format, such as cdmaOne currently offered by DDI and IDO.

  NTT DoCoMo's competitors in the PHS market are DDI Pocket group and ASTEL group. DDI Pocket group is the leader among the three PHS group operators with approximately 57.7% market share, NTT DoCoMo has approximately 25.2% market share and ASTEL group has approximately 17.1% market share of PHS subscribers as of March 31, 2000.

Research and Development

  NTT believes that its investment in research and development is important to allow it to develop new products and services and to remain competitive. For the fiscal years 2000, 1999 and 1998, research and development expenses amounted to (Yen)357.6 billion, (Yen)381.8 billion and (Yen)288.9 billion, or 3.4%, 3.9%, and 3.1% of operating revenues, respectively.

  In the field of telecommunications, demand in the Internet and data communication related services market appears to be set to maintain high growth rates well into the future, fueled by the spread of cellular telephones and personal computers (PCs) and the sharp rise in use of the Internet and other computer-based communications networks. The structure of the Internet and data communication related services networks is also changing across a wide variety of areas. Network-mediated cyberbusinesses are just one example of the many changes in the structure of Information Sharing. In response to these developments, NTT has vigorously engaged in research and development programs that aim, first, to create convenience and secure multimedia services, and, second, to develop the basic technologies that will support the future of telecommunications.

  To this end, NTT is currently engaged in research and development projects to develop technology to lower the cost of installing fiber optic wires, to develop standard protocols for high-speed access telecommunications systems, and to improve the energy-efficiency of communications equipment. NTT is also developing technology to facilitate Internet and multimedia development, including systems to allow digital sound and visual communications, to improve the protection of intellectual property rights for digital materials, and to provide ultra-high speed transmission rates for Internet, intranet and other high-volume applications. NTT DoCoMo and its subsidiaries are developing W-CDMA in connection with International Mobile Telecommunications-2000, a third-generation wireless communication platform for the twenty-first century.

Capital Investments

  NTT's capital investments for the preceding three fiscal years are shown in the table below.

                                                                     For the
                                                                   year ended
                                  For the years ended March 31,     March 31,
                                 -------------------------------- -------------
                                    1998       1999       2000        2000
                                 ---------- ---------- ---------- -------------
                                        (billions of yen)         (millions of
                                                                  U.S. dollars)
Expansion and improvement of
 services:
  Fixed-line telephone ......... (Yen)1,322 (Yen)1,129   (Yen)931    $ 8,778
  Mobile .......................        544        571        561      5,296
  ISDN .........................        165        153        198      1,863
  Leased circuit ...............         97         79        103        972
  Data communication facility ..        132        163        177      1,674
Research and development .......        158        200        103        973
Construction, improvement and
 renovation of
 office building, etc...........        544        793        656      6,187
                                 ---------- ---------- ----------    -------
  Total ........................ (Yen)2,962 (Yen)3,088 (Yen)2,729    $25,743
                                 ========== ========== ==========    =======

  NTT is shifting capital investment strategy from investment in infrastructure to investment in demand-oriented customer services. In recent years, a substantial portion of capital investments has been used to finance the installation of digital transmission and switching equipment throughout NTT's telecommunications network. NTT completed full digitization of its fixed-line network in December 1997. This digitization allows NTT to offer various digital-related services such as ISDN, high-speed digital circuits and frame relay.

  In fiscal year 2000, NTT has made capital investments in an amount below the levels of the past three fiscal years. NTT has installed fiber optic cables in the access network for over 90% of business areas and plans to implement fiber optic cables 100% nationwide by 2010.

Privatization

  The total number of outstanding shares of NTT at the time of its establishment was 15.6 million. Until October 1986, MOF owned 100% of the outstanding shares of NTT. Between October 1986 and October 1988, MOF sold 5.4 million shares to a variety of individual and institutional investors. As of November 24, 1995, as a result of a 1.02-to-1 stock split on that date, the number of outstanding shares amounted to 15,912,000 and MOF owned 10,419,289.24 shares, representing approximately 66% of the outstanding shares.

  In December 1990, MOF announced its plan, referred to as the 1990 plan, that out of the 5.0 million shares then available for sale under the NTT Law, MOF would sell 2.5 million of these shares at the rate of approximately 0.5 million shares per fiscal year (with any shares remaining unsold to be sold in future years based on market conditions), and retain the other 2.5 million shares for the time being. Until December 1998, no sales had been made as the Government concluded that market conditions would not permit smooth absorption of the shares. The NTT Law requires that the disposition of shares by MOF must be within the limits determined by the Diet in the relevant annual budget.

  On December 18, 1998, MOF sold 1.0 million shares to a variety of individual and institutional investors in a global offering. Shares sold in the United States were registered with the United States Securities and Exchange Commission. The offering reduced MOF's ownership to 9,419,339.24 shares, or approximately 59%, of NTT as of March 31, 1999.

  At the general shareholders meeting on June 29, 1999, it was approved that NTT would repurchase up to (Yen)120 billion of its shares of common stock from time to time until the next ordinary general meeting of shareholders in June 2000. On July 12, 1999, NTT announced in Tokyo it would repurchase up to 80,000 shares of its common stock at a set time on the following day through transactions executed on the Tokyo

Stock Exchange in accordance with applicable Japanese law at a price per share equal to the closing price on that exchange on July 12. On July 13, 1999, NTT acquired 48,898 shares of its common stock through such transactions. Of the shares it repurchased, 48,000 were bought from MOF. On November 12, 1999, MOF sold the remaining 952,000 shares permitted to be sold under the annual budget approved by the Diet for the fiscal year ending March 31, 2000. The shares were sold to a variety of individual and institutional investors in a global offering. Shares sold in the United States were registered with the United States Securities and Exchange Commission. The offering reduced MOF's ownership to 8,416,855.26 shares, or approximately 53%, of NTT as of March 31, 2000.

  On December 20, 1999, the 1990 plan was terminated.

  More recently, NTT acquired an additional 28,512 of its shares during the period from February 4 to February 15, 2000, pursuant to the authority granted by shareholders at the general shareholders meeting on June 29, 1999. None of these shares were purchased from MOF. No additional repurchases of shares by NTT were proposed to, or authorized by, shareholders at the general shareholders meeting on June 29, 2000.

  As of March 31, 2000, MOF owned 8,416,855.26 shares, representing 53.15% of NTT's 15,834,590 outstanding shares. One million shares are permitted to be sold under the budget for the fiscal year ending March 31, 2001. These shares are being sold by MOF as part of this global offering. Upon consummation of the sale of the 200,000 new shares to be issued and sold by NTT and 1,000,000 existing shares to be sold by MOF in this global offering, MOF will own approximately 46% of the 16,034,590 shares of NTT that will be outstanding.

  It is NTT's understanding that at present the Government has not determined the number of shares the sale of which will be permitted under the annual budget to be submitted to the Diet for the fiscal year ending March 31, 2002. The Government generally proposes its annual budget to the Diet in January of each year. The fiscal year of the Government begins April 1.

Relationship with the Government

  Prior to the global offering, the Government, through the Minister of Finance, owned approximately 53%, and after the global offering will own approximately 46%, of the outstanding shares of NTT. For a description of the Government's ownership of shares of NTT, see "Privatization" and "Principal Shareholders and Selling Shareholder." The Government, acting through MPT, also regulates the activities of NTT and certain of its subsidiaries and approval by MPT is required for the issuance of new shares subject to consultation with MOF. In addition, the Government is one of NTT's largest customers. NTT transacts business with various departments and agencies of the Government as separate customers on an arm's-length basis. The Government, in its capacity as shareholder, votes at shareholder meetings of NTT and, by virtue of its position as the largest shareholder, theoretically has the power to control most decisions taken at these meetings, although the Government has not used this power to direct the management of NTT. The Government also has the power to take certain actions with respect to the networks of Japanese telecommunication carriers including NTT in the interests of national security and international relations.

Enforceability of Certain Civil Liabilities

  NTT is a limited liability, joint-stock company incorporated under the laws of Japan. All of its directors and executive officers (and certain experts named in this prospectus) reside in Japan. Substantially all of the assets of these persons and of NTT are located outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon NTT or these persons or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. NTT has been advised by its Japanese counsel, Tomotsune Kimura & Mitomi, that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                            REGULATORY DEVELOPMENTS

Pricing of Telecommunications Services

  In connection with measures introduced to promote further competition in the telecommunications market, changes have been made to the regulations governing the manner in which telecommunications service providers set prices for their telecommunications services. In general and subject to certain exceptions, notification to MPT is all that is required for a Type I Carrier to change the prices it charges for its telecommunications services, such as long distance services. However, changes in the prices charged for basic telephone services, ISDN services and leased circuit services within prefectures will be subject to a price-cap system described below. Also, changes to prices charged for interconnection with a Type I Carrier's network are subject to prior approval by MPT as described below.

Price-Cap System

  In order to promote further competition in the telecommunications market, and as part of the Japanese Government's overall policy toward deregulation, the Telecom Business Law was revised in May 1998 and became effective as of November 1, 1998. Under the revised Law, Type I Carriers need not obtain approval from MPT but only need to notify MPT of their rates, except in the case of certain services to be provided by such carriers with "designated telecommunications facilities." Type I Carriers with "designated telecommunications facilities" will be subject to a price-cap system for basic telephone services, ISDN services and leased circuit services provided within prefectures. Certain facilities of NTT East and NTT West have been designated as "designated telecommunications facilities" due to their dominant position in the local telecommunications market.

  Under the price-cap system, the price-cap will be based on an index which represents a percentage of current rates. The index will be fixed annually by MPT. As long as the proposed rates of a Type I Carrier with "designated telecommunications facilities" do not exceed the amount that would be allowed under the price-cap, such carriers will not need to obtain approval from MPT but only need to notify MPT of their rates. Rates in excess of the amounts that would be allowed under the price-cap will require the prior approval of MPT. The index currently equals the Consumer Price Index in Japan less a productivity factor and an exogenous factor. On June 21, 2000, MPT notified NTT East and NTT West of such index for the one-year period commencing on October 1, 2000. The index for basic telephone services, ISDN services and other services was set at 97.8, and the index for leased circuit services was set at 97.6.

  Beginning on October 1, 2000, NTT East and NTT West will be subject to the new price-cap system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction" for a discussion of the impact of the price-cap on the revenues of NTT East and NTT West.

  Pursuant to the price-cap system, on August 31, 2000, NTT East and NTT West notified MPT of their new rate plans effective October 1, 2000. NTT East and NTT West will reduce basic telephone services and ISDN usage charges for intra-prefectural, inter-city calls in excess of 20 kilometers. In addition, NTT East and NTT West notified MPT of discount plans and will reduce usage charges for certain high speed digital transmission and ATM leased circuit services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction" for a discussion of the impact of these rate reductions on the revenues of NTT East and NTT West.

  Certain subsidiaries of NTT are Type II Carriers and are treated differently from NTT East and NTT West for rate making purposes. Special Type II Carriers must notify MPT prior to putting new rates into effect. General Type II Carriers are unregulated with respect to rates.

Interconnection

  The Telecom Business Law requires that every Type I Carrier, such as NTT East and NTT West, must agree to the request of other telecommunications carriers to access its network through interconnection, subject to certain limited exceptions. A Type I Carrier maintaining a "designated telecommunications facility" is required to submit each interconnection tariff and conditions of interconnection with MPT for approval. Currently, NTT East and NTT West are the only Type I Carriers obligated to make this submission. MPT will issue approval if the technical requirements at standard points of interconnection and interconnection charge by individual function are specified correctly and distinctly, the interconnection conditions are not disadvantageous as compared to the conditions the Type I Carrier would impose to connect its own telecommunications facilities and there is no unfair discrimination against any particular telecommunications carrier. Each Type I Carrier installing a "designated telecommunications facility" is required to publish each interconnection tariff in accordance with rules promulgated by MPT, to compile and publish accounts concerning the income and disbursements relating to interconnections to its "designated telecommunications facilities" and to recalculate its interconnection rates annually so that they are "fair and impartial", as defined under the Telecom Business Law, in light of the costs as calculated in the accounts. In November 1998, NTT submitted its interconnection tariffs in connection with its "designated telecommunications facilities" now operated by NTT East and NTT West, including, principally, local exchanges, and these tariffs were approved in January 1999.

  In May 1998, the U.S. Government and the Japanese Government issued a status report in which the Japanese Government expressed its intention to introduce "Long-run Incremental Cost Methodology" for setting interconnection charges. Long-run Incremental Cost Methodology would calculate interconnection charges based on costs assumed to be incurred for construction of the current network with presently available equipment and technology. In the report issued by the U.S. Government and the Japanese Government it was specifically stated that:

    . a bill to amend the Telecom Business law would be submitted to the regular Diet Session in the spring of 2000 in order to implement Long-run Incremental Cost Methodology as early as possible;

    . due consideration would be paid to ensure that the implementation of Long-run Incremental Cost Methodology would cause no disruption to the provision of universal services and that it would not prove destructive to end user rates and business operations of incumbent local exchange carriers; and

    . prior to the introduction of Long-run Incremental Cost Methodology based charges, the Japanese Government will, within the scope of its existing authority, promote the reduction of interconnection charges as much as possible.

  In a joint statement by the Government of Japan and the U.S. Government in May 1999, it was stated that, in the process of calculating interconnection charges for fiscal year 2000, the Government of Japan will continue its policy of promoting reductions of the interconnection rates as much as possible, within the scope of its existing authority, and ensure that the relationship between retail rates and interconnection rates would not impair local competition.

  A study group for Long-run Incremental Cost Methodology of the Ministry of Posts and Telecommunications on September 20, 1999 announced a technology model for Long-run Incremental Cost Methodology. The model contains two alternative assumptions with respect to the recovery of costs for a portion of switch equipment, referred to as feeder Remote Terminals. Under one assumption, referred to as Model Case A, these costs would be charged through interconnection rates. Under the other assumption, referred to as Model Case B, these costs would be recovered through monthly charges.

  In February 2000, the Telecommunications Council, an entity created by MPT for the purpose of making recommendations on telecommunications policy and regulation, submitted to MPT its report, in which it stated that it would be appropriate to adopt Model Case A for the time being, and to leave Model Case B for consideration in the future as there was no consensus in Japan on raising users' monthly charges. The report also stated that it would be appropriate to implement the recommended Long-run Incremental Cost Methodology based on the Model Case A in as short a period as possible, although it would be necessary to allow for an introductory period, since there would be a serious adverse effect on the operations of NTT East and NTT West were Model Case A to be adopted immediately.

  At the end of March 2000, an amended Telecom Business Law bill that provided for the introduction of the Long-run Incremental Cost Methodology was submitted to the Japanese Diet, and the law was enacted on May 19. Both houses of the Japanese Diet also adopted a supplementary resolution, which provided that care be taken so that there would be no adverse effect on providing universal service, on the operations of NTT East and NTT West, and on user charges, and that the selection, application, and implementation of a model be handled with great care so that costs of investment can be recovered effectively and accurately. The supplementary resolution also provided that a thorough examination be made of the effectiveness of this method of regulation itself, which in many foreign countries is only partially implemented, and that any necessary changes be made. MPT is to issue an order relating to the specific method of calculation to be used under the amended Telecom Business Law.

  The Government of Japan and the U.S. Government had not been able to reach an agreement on the introduction of Long-run Incremental Cost Methodology-based rates at the Japan-U.S. Talks on Deregulation and Competitive Policy which had been held through March 2000. However, in July 2000, as part of continued discussions, the Government of Japan and the U.S. Government agreed, among other things, on such introduction. In particular, the Government of Japan and the U.S. Government agreed that:

  . interconnection rates would be reduced 22.5% for GC interconnection and 60.1% for ZC interconnection in comparison to the fiscal year 1999 rates to be phased in over three years, between fiscal years 2001 and 2003;

  . in regard to the above reductions, by the end of fiscal year 2002, NTT will frontload and implement rate reductions, including decreasing rates by 80% for both ZC exchange and GC-ZC transmission and by 70% for GC exchange in comparison to the model interconnection rates based on estimates of the traffic data from fiscal year 2000. Based on these plans, by the end of fiscal year 2002, GC rates are expected to decline by 20% and ZC rates are expected to decline by 50% in comparison to the fiscal year 1999 rates; and

  . by the end of 2002, the Ministry of Posts and Telecommunications will complete a study on the revision of the model and the treatment of Model Case B, and the Government of Japan and the U.S. Government will further discuss interconnection rates for fiscal year 2003.

  It is uncertain how the implementation of the Long-run Incremental Cost Methodology will impact the revenues and expenditures of NTT East and NTT West as the estimated figures for fiscal years 2001 and 2002 are subject to change once the final fiscal year 2000 traffic figures become available. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction" for a discussion of the impact of the implementation of the Long-run Incremental Cost Methodology on the revenues of NTT East and NTT West.

Universal Services

  In June 1998, the Ministry of Posts and Telecommunications released a report concerning universal services, the provision of which is an obligation of NTT, NTT East and NTT West under the NTT Law. The report concluded that certain telephone services are indispensable to the national welfare and should be deemed "universal services" that require proper and stable provision with equal conditions across the country. In the report released by the Ministry of Posts and Telecommunications, "universal services" would include basic telephone services to customers throughout Japan. It is possible that it will become necessary to include ISDN and wireless telephone services, which have been rapidly spreading in the recent years, in the scope of "universal services." The report places emphasis on the establishment of a "Universal Services Fund" and proposed that, through contributions by telecommunications service providers to the fund, providers of universal services should be subsidized for the costs incurred to provide these services. It was also proposed that international and long distance telephone services should not be subsidized since competition among telecommunications service providers has already led to nationwide availability. On July 26, 2000, the

Ministry of Posts and Telecommunications made inquiries to the Telecommunications Council concerning the promotion of fair competition in the Japanese telecommunications market in order to advance the Information Technology revolution. As part of such inquiry, the issue of securing "universal services" has been discussed.

Number Portability

  The Ministry of Posts and Telecommunications discussed the introduction of local number portability, which will enable subscribers to change their telephone companies without changing their phone numbers. The Ministry of Posts and Telecommunications publicized its study group's reports (a) in May 1998 regarding the realization of number portability and (b) in March 1999 regarding the division of costs in implementing this new system. Local number portability will be introduced as early as possible by the end of fiscal year 2001.

Presubscription

  The Ministry of Posts and Telecommunications is currently considering the introduction of "Presubscription" for domestic and international service. Presubscription will enable telephone subscribers to use the telecommunications service provider of their choice without dialing prefixes by prior selection of and registration with that service provider. Presubscription is expected to be introduced in May 2001.

Further Deregulation and Reform

  The Deregulation Committee, an advisory committee set up by the Japanese Cabinet Decision of December 20, 1997, issued a report on December 15, 1998, with respect to government deregulation in a number of sectors of the Japanese economy. The report reflected a desire for NTT's complete privatization at some point in the future, together with the elimination of monopolies in the regional telecommunications markets, and recommended that effective action should be taken to promote substantive competition between NTT East and NTT West. This report also included a recommendation that in the future the reorganized NTT be required to reduce its ownership of NTT DoCoMo to the level where competition between NTT DoCoMo and NTT's two regional telephone companies is facilitated. On March 30, 1999, the Government of Japan revised its Three-year Program for Promoting Deregulation stating, among other things, that, based on the Deregulation Committee's first report and in connection with NTT's ownership of NTT DoCoMo, it will watch carefully competition between NTT DoCoMo and NTT's two regional telephone companies. On March 31, 2000, the Government of Japan further revised its Three-year Program for Promoting Deregulation stating, among other things, that the reduction of NTT's ownership of NTT DoCoMo will continue to be considered, taking into account the competition among cellular phone companies and the competition between NTT DoCoMo and NTT's two regional telephone companies.

  In June 2000, a private research panel of experts on Government Regulation and Competition Policy under the Fair Trade Commission, or FTC, announced in its interim report that it is necessary that NTT reduce its ownership in NTT DoCoMo. NTT continues to maintain that its ownership of NTT DoCoMo does not have any adverse effect on fair competition in the Japanese telecommunications market.

  On July 26, 2000, MPT made inquiries to the Telecommunications Council concerning a number of issues relating to the promotion of fair competition in the Japanese telecommunications market in order to advance the Information Technology revolution. On the same day, a special department in the Telecommunications Council was established to discuss this matter. The department had its first meeting on September 5, 2000. The issues include the following topics:

  .the future status of network structures and the telecommunications industry;

  .the basic framework for competition;

  .the status of the NTT Group and assurance of fair competition;

  .  the assurance of universal service;

  . the assurance of national security interests in the telecommunications field;

  .  R&D systems for the telecommunications industry; and

  .  policies for ensuring user benefit.

The resolution of these issues is uncertain. NTT believes that it may have a significant impact on NTT. However, it is too early to predict what reform, if any, will occur at this time. It has not been decided at this time what action, if any, may be taken by the Government.

                  DIVIDENDS AND PRICE RANGE OF SHARES AND ADSs

  The primary market for the common stock of NTT is the Tokyo Stock Exchange, also referred to as the TSE. The common stock of NTT has been traded on the First Section of the TSE since February 1987 and is also listed on all other stock exchanges in Japan. Application will be made to list the shares offered in the global offering on the First Section of the TSE, to list ADSs representing the new shares to be issued and sold by NTT on the New York Stock Exchange and to list the new shares to be issued and sold by NTT on the London Stock Exchange.

Tokyo Stock Exchange

  The TSE market is a continuous auction market where buy and sell orders directly interact with one another. In general, orders, either limit or market, are placed by member broker/dealer firms with the "Saitori" member who functions solely as a middleman between these firms. The Saitori member maintains a central order book for each of its "franchise" stocks allocated by the TSE and matches orders in accordance with price priority and time precedence.

  The TSE has been adopting the following measures to prevent certain short-term price fluctuations.

  Special Bid or Asked Quotes

  When there is a major order imbalance, the TSE requires the Saitori member to indicate a "special bid quote" or a "special asked quote," showing that there exists a major imbalance between buy and sell orders. A special quote is publicly disseminated through the market information system of the TSE, enabling market participants to respond to the imbalance. If contraside orders come into the market and equilibrium is established at the special quote, the quote is withdrawn by the Saitori member. Conversely, when the imbalance continues, the Saitori member renews the special quote, with the approval from the TSE, upward or downward at an interval of every five minutes or more within certain specified variations until equilibrium is established.

  Daily price limits

  In addition to special quotes, the TSE maintains daily price limits for individual stocks to prevent day-to-day swings in stock prices and also to provide a "time-out" for publicizing a major price rise or decline in a stock and resultant evaluation of the situation by the investing public. TSE's daily price limits are set in terms of absolute yen depending upon the price range of each stock for the purpose of simplicity. As the price limits simply prohibit bids and offers at prices beyond the limits, the market for a stock is open for trading within the limits, even after the stock hits a limit.

  The daily price limit also applies to the special quote. Thus, the special quote cannot be indicated beyond the limit.

  The total trading volume in 1999 on the TSE was 151.2 billion shares, with a daily average of 617.1 million shares.

  The following table shows the reported high and low sales prices and the average daily trading volumes of NTT's common stock on the TSE for the periods indicated. It also provides the closing highs and lows of two TSE stock indices. The Tokyo Stock Price Index, or TOPIX, which is published by the TSE, is a weighted index of the market value of all stocks listed on the First Section of the TSE. As of March 31, 2000, stocks of 1,401 companies were traded on the First Section of the TSE. The Nikkei Stock Average is a widely followed unweighted arithmetic average of 225 selected stocks traded on the First Section.

                                 TSE                                                Closing Nikkei
                           Price per Share                        Closing TOPIX      Stock Average
                         -------------------   Average daily    ----------------- -------------------
                           High       Low      trading volume     High     Low      High       Low
                         --------- --------- ------------------ -------- -------- --------- ---------
Calendar Period            (yen)     (yen)   (number of shares) (points) (points)   (yen)     (yen)
1998
 First quarter.......... 1,220,000 1,050,000        7,918       1,300.30 1,120.61 17,264.34 14,664.44
 Second quarter......... 1,160,000 1,010,000        5,633       1,254.74 1,156.47 16,536.66 14,715.38
 Third quarter.......... 1,270,000   995,000        8,162       1,280.73 1,043.57 16,731.92 13,406.39
 Fourth quarter......... 1,060,000   836,000        9,553       1,164.59   980.11 15,207.77 12,879.97
1999
 First quarter.......... 1,200,000   855,000       14,569       1,269.76 1,048.33 16,378.78 13,232.74
 Second quarter......... 1,410,000 1,150,000       18,943       1,425.64 1,292.07 17,782.79 15,972.68
 Third quarter.......... 1,570,000 1,200,000       13,929       1,535.23 1,420.64 18,532.58 16,821.06
 Fourth quarter ........ 1,900,000 1,300,000       28,119       1,722.20 1,460.23 18,934.34 17,254.17
2000
 First quarter.......... 1,790,000 1,310,000       18,045       1,754.78 1,558.15 20,706.65 18,168.27
 Second quarter......... 1,600,000 1,200,000       16,154       1,732.45 1,504.93 20,833.21 16,008.14
 Third quarter (through
  September  27, 2000).. 1,590,000 1,070,000       15,638       1,613.89 1,448.11 17,614.66 15,639.95

  On September 27, 2000, the last reported sale price of the Shares on the TSE was (Yen)1,070,000 per share, and the closing TOPIX and Nikkei Stock average on that date were 1,448.11 and (Yen)15,639.95 respectively.

Settlement

  Settlement of transactions concerning shares listed on any of the stock exchanges in Japan, including the TSE, will normally be effected on the fourth business day from and including the transaction date. Settlement in Japan is made by physical delivery of share certificates or through the Japanese Securities Depository Center, also known as JASDEC. See "Description of the Shares--General."

American Depositary Shares

  The ADSs are listed on the New York Stock Exchange. 200 ADSs represent one share. The ADSs are evidenced by ADRs issued by Morgan Guaranty Trust Company of New York, as depositary.

  On December 18, 1998, the Government sold one million shares to a variety of individual and institutional investors in a global offering in the form of 981,560 shares and 3,688,000 ADSs (representing 18,440 shares). A portion of the global offering was registered with the United States Securities and Exchange Commission.

  On November 12, 1999, the Government sold 952,000 shares to a variety of individual and institutional investors in a global offering in the form of 862,000 shares and 18,000,000 ADSs (representing 90,000 shares). A portion of the global offering was registered with the United States Securities and Exchange Commission.

  On June 30, 2000, approximately 20,846,100 ADSs (equivalent to 104,230 shares, or approximately 0.66% of the total number of shares outstanding on that date) were outstanding and were held by 335 record holders of ADRs (including 324 record holders in the United States holding 20,846,100
ADSs). The following table sets forth for the periods shows the high and low sales prices of the ADSs as provided on the New York Stock Exchange composite tape.

                                                      NYSE       Average daily
                                                  Price per ADS  trading volume
                                                  ------------- ----------------
                                                   High   Low
                                                  ------------- (number of ADSs)
Calendar Period                                    ($)    ($)
1998
 First quarter...................................  48.50  41.13      19,307
 Second quarter..................................  44.38  34.69      13,732
 Third quarter...................................  45.44  35.63      14,689
 Fourth quarter..................................  45.25  31.00      31,264
1999
 First quarter...................................  49.88  36.00      41,234
 Second quarter..................................  64.94  47.00      49,233
 Third quarter...................................  62.81  56.50      98,603
 Fourth quarter..................................  89.25  77.38     179,039
2000
 First quarter...................................  78.81  68.00     143,303
 Second quarter..................................  68.38  60.06      86,842
 Third quarter (through September 27, 2000)......  61.25  51.13     104,192

  The common stock is also listed on the London Stock Exchange.

Dividends

  NTT has paid dividends on the shares semiannually in respect of each fiscal year since NTT's founding in 1985. The annual dividend is recommended by the Board of Directors and is subject to approval by shareholders at the general meeting of shareholders required to be held in June of each year and by MPT. Immediately following approval thereof at the meeting and approval of MPT, dividends are distributed to holders of record at the preceding March 31 in proportion to their respective holdings of shares at that date. Annual dividends may be distributed in cash. In addition to annual dividends, NTT may make cash distributions from its retained earnings to its shareholders of record as of September 30 in each year by resolution of its Board of Directors and subject to approval by MPT.

  The following table lists the respective shareholder and Board of Directors (interim dividend) approval dates, payment dates and amount of dividends (expressed in yen and expressed as a U.S. dollar equivalent based on the Noon Buying Rate on the date of payment) paid by NTT applicable to each of the six-month periods indicated.

Record Date/Six months                                             Dividend
ended                      Approval Date     Payment Date         per Share
----------------------   ----------------- ----------------- --------------------
                                                               (yen)    (dollars)
September 30, 1995...... November 22, 1995 December 13, 1995 (Yen)2,500  $24.57
March 31, 1996.......... June 27, 1996     June 28, 1996     (Yen)2,500  $22.84
September 30, 1996...... November 22, 1996 December 13, 1996 (Yen)2,500  $21.98
March 31, 1997.......... June 27, 1997     June 30, 1997     (Yen)2,500  $21.78
September 30, 1997...... November 21, 1997 December 12, 1997 (Yen)2,500  $20.50
March 31, 1998.......... June 26, 1998     June 29, 1998     (Yen)2,500  $19.24
September 30, 1998...... November 20, 1998 December 11, 1998 (Yen)2,500  $21.41
March 31, 1999.......... June 29, 1999     June 30, 1999     (Yen)7,500  $52.26
September 30, 1999...... November 24, 1999 December 13, 1999 (Yen)2,500  $23.96
March 31, 2000.......... June 29, 2000     June 30, 2000     (Yen)2,500  $23.14

  NTT paid an annual dividend of (Yen)7,500 per share in respect of fiscal year 1999. This dividend consisted of a special dividend of (Yen)5,000 per share and an ordinary dividend of (Yen)2,500 per share paid to shareholders of record on March 31, 1999 following the approval of shareholders and MPT. The special dividend was announced in October 1998 in conjunction with NTT's sale of a portion of its interest in NTT DoCoMo.

  Shares of NTT to be newly issued in this global offering will entitle shareholders to the same rights to receive year-end dividends payable to shareholders of record on March 31, 2001 as existing shareholders.

  The payment, as well as the amount, of dividends in the future will be subject to the level of NTT's earnings, NTT's financial condition and other factors, including applicable government regulatory action and approval by shareholders and MPT.

  Under Japanese foreign exchange controls currently in effect, dividends paid on shares held by non-residents of Japan may be converted into any foreign currency and repatriated abroad. Under the terms of the deposit agreement pursuant to which ADRs are issued, the Depositary is required, to the extent that in its judgment it can convert Japanese yen on a reasonable basis into U.S. dollars and transfer the resulting dollars to the United States, to convert all cash dividends that it receives in respect of deposited shares into U.S. dollars and to distribute the amount thus received (after deduction of applicable withholding taxes and expenses of the Depositary) to the holders of ADRs.

  For a discussion of the tax treatment of dividends paid to U.S. Holders of ADSs, see "Tax Considerations."

                 PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

  Upon consummation of the sale of the 200,000 new shares to be issued and sold by NTT and the 1,000,000 existing shares to be sold by MOF on behalf of the Government of Japan in this global offering, MOF, representing the Government of Japan, will own approximately 46% of the outstanding shares of NTT. MOF is required by the NTT Law and the amendments to the NTT Law to own one-third or more of the total number of the issued shares. However, any increase in the number of issued shares attributable to the issuance of new shares, including shares issued upon the conversion or exercise of any convertible debentures or debentures with preemptive rights, is not included for the time being in calculating the proportion of the shares held by MOF for this purpose. Under the NTT Law, as of March 31, 2000, the maximum number of shares permitted to be sold by the Government was approximately 3.1 million shares.

                           DESCRIPTION OF THE SHARES

  Information relating to the shares, including brief summaries of provisions of NTT's Articles of Incorporation and NTT's Share Handling Regulations, as currently in effect, and of the Commercial Code of Japan and the NTT Law are provided below. These summaries are not complete and are qualified in their entirety by reference to the full Articles of Incorporation and the full Share Handling Regulations which have been filed or incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part.

General

  Under the Articles of Incorporation, the presently authorized capital stock of NTT consists of 62,322,590 shares of common stock with a par value of
(Yen)50,000 per share. As of July 31, 2000, 15,834,590 shares were issued and outstanding. The Commercial Code requires that shares be in registered form. Under the Commercial Code, shares are transferable by delivery of share certificates, but in order to assert shareholders' rights against NTT, the transferee must have its name and address registered on NTT's register of shareholders. The Share Handling Regulations require shareholders to file their names, addresses and seal impressions with The Chuo Mitsui Trust and Banking Company, Limited, the transfer agent for NTT. Foreign shareholders customarily using a signature may file a specimen signature in lieu of a seal impression. Shareholders not resident in Japan are required to file a mailing address in Japan or appoint a resident proxy in Japan. These requirements do not apply to the holders of ADSs or ADRs.

  The Japan Securities Depository Center (JASDEC) is currently the only securities depository in Japan. Under the system operated by the depository, securities are centrally held at the depository and transactions are settled by transfer between accounts held at the depository instead of physical delivery and receipt of securities certificates. In addition, holders of securities can exercise their rights without withdrawing securities from the depository. This kind of system is adopted in other countries and most countries that have securities exchanges use the depository system.

  A holder of shares may choose, at its discretion, to participate in this system. Only participants (such as a securities company or a bank having an account with the depository) can deposit certificates for shares with the depository and holders of certificates for shares deposit their certificates through participants. Each participant maintains balances of securities with the depository in separate accounts designated as a participant account and a client account, and at specified times identifies to the depository (which informs the issuer) the persons holding shares in the client's account. A participant holding shares in a participant's account or a person identified as holding shares in a client's account is considered to be a holder of shares, proportionate to the number of shares in the account.

  Each issuer whose shares are held through the securities depository system maintains two registers: a register of shareholders and a register of beneficial shareholders. Each participant holding shares in a participant's account or person identified as holding shares in a client's account is registered as a beneficial owner of deposited shares in the issuer's register of beneficial shareholders. Beneficial owners of deposited shares may exercise the same shareholders' rights, such as voting rights, as the holders of shares registered in the register of shareholders, and is entitled to receive dividends in the same way as holders of shares registered in the register of shareholders.

  New shares issued in respect of deposited shares, including those issued upon a merger or a stock split, automatically become deposited shares. Beneficial owners may withdraw their shares from the depository and receive share certificates, except on days specified by the depository.

Dividends

  The Articles of Incorporation provide that NTT's financial accounts shall be closed on March 31 of each year and that dividends, if any, will be paid to the shareholders of record at the close of business as of such date. Pursuant to the Commercial Code, after the close of the fiscal year, the Board of Directors prepares, among other things, a proposal for appropriation of profits and retained earnings for year-end dividends, legal reserve and other reserves, and this appropriation customarily includes a bonus to Directors and Corporate Auditors. This proposal is then submitted to the Board of Corporate Auditors of NTT and the independent certified public accountants for their review and comments. Then the proposal accompanied by the Board of Corporate Auditors' and independent accountant's reports are submitted for shareholder approval at the Ordinary General Meeting of Shareholders, which, pursuant to the Articles of Incorporation, must be convened in June of each year.

  In addition to year-end dividends, the Board of Directors may, by resolution, declare an interim cash dividend to shareholders of record as of the close of business on September 30 of each year, without prior shareholder approval, but subject to the restrictions described below. The requisite appropriation of profits and retained earnings and related transfer of the applicable amount to legal reserve occurs at the time of the payment of the interim dividend from funds available for appropriation for the immediately preceding fiscal year, less the year-end dividends and bonuses to Directors and Corporate Auditors paid in respect of the prior fiscal year and any transfer of profits and retained earnings to the stated capital subsequent to the prior fiscal year-end. Payment of interim dividends reduces the funds legally available for the payment of year-end dividends for the fiscal year in which the interim dividends are resolved and paid.

  Under the NTT Law, the appropriation of profits and retained earnings, including the payment of interim dividends, of NTT requires the approval of MPT.

  Under the Commercial Code, the shareholders may, by resolution at an Ordinary General Meeting of Shareholders, transfer to NTT's stated capital account any amount which could otherwise be distributed as year-end dividends and the Board of Directors may, by its resolution but subject to the approval of MPT, pay a dividend in the form of additional shares, by way of a stock split without affecting its par value, up to the amount transferred to NTT's stated capital account.

  The Commercial Code provides that a company may not make any distribution of profits by way of year-end dividends or interim dividends for any fiscal year unless it has set aside in its legal reserve an amount equal to at least one-tenth of the amount paid by way of appropriation of profits and retained earnings for the fiscal year until the legal reserve is one-quarter of its stated capital. The Commercial Code permits a company to distribute profits by way of year-end or interim dividends out of the excess of its net assets over the aggregate of:

  .  its stated capital;

  .  its additional paid-in capital;

  .  its accumulated legal reserve;

  .  the legal reserve to be set aside for the fiscal year concerned;

  . the excess, if any, of unamortized expenses incurred in preparation for commencement of business and in connection with research and development expense over the aggregate of amounts listed above, other than its stated capital; and

  . the aggregate amount of the difference between the market value and acquisition cost of certain assets which are stated at market value pursuant to the provisions of the Commercial Code.

  In the case of interim dividends, the net assets are calculated by reference to the balance sheet as at the last closing of the company's accounts, but adjusted to reflect any subsequent payment by way of appropriation of profits and retained earnings and the related transfer to the legal reserve, any subsequent transfer of profits and retained earnings to stated capital and the aggregate purchase price of shares determined by a resolution at the ordinary general meeting of shareholders authorizing a company to acquire its shares pursuant to the below mentioned amendments to the Commercial Code, provided that interim dividends may not be paid where there is a risk that at the end of the fiscal year there might not be any excess of net assets over the aggregate of the amounts listed above. If NTT has on its balance sheet a number of shares that NTT has acquired for the purpose of transferring them to its Directors or employees but these shares are yet to be transferred, the book value of such shares shall be deducted from the amount available for payment of annual and interim dividends. As of March 31, 2000, the net assets of NTT determined in accordance with the Commercial Code were (Yen)4,815.7 billion (U.S. $45,431 million), its stated capital was (Yen)795.6 billion (U.S. $7,506 million), its additional paid-in capital was (Yen)2,530.5 billion (U.S. $23,873 million) and its legal reserve was (Yen)123.4 billion (U.S. $1,164 million).

  In Japan the "ex-dividend" date and the record date for dividends precede the date of determination of the amount of the dividend to be paid. See "Record Date." For information as to taxation of dividends, see "Tax Considerations-- Japanese Taxation."

Transfer of Additional Paid-in Capital and Legal Reserve to Stated Capital and Stock Splits

  The Commercial Code permits NTT, by resolution of the Board of Directors, to transfer the whole or any part of additional paid-in capital and legal reserve to stated capital and, after being authorized by MPT pursuant to the NTT Law, to grant to shareholders additional shares free of charge by way of a stock split without affecting its par value, with reference to the whole or any part of the amount of additional paid-in capital and legal reserve transferred to stated capital. When NTT issues new shares other than in a stock split, the entire amount of the issue price of the new shares is required to be accounted for as stated capital, although NTT may account for an amount not exceeding one-half of the issue price as additional paid-in capital (subject to the remainder being not less than the total par value, if any, of the new shares being issued). Additional shares granted to shareholders by way of a stock split may also be granted by reference to the amount representing the portion of the issue price of shares in excess of its par value which has been accounted for as stated capital. The stock split may be made only if:

  . the total par value of the shares in issue after the stock split does not exceed the stated capital; and

  . the net assets of NTT (as appearing in the latest balance sheet) divided by the number of the shares in issue after the stock split is at least
     (Yen)50,000.

  The Commercial Code permits NTT to make a distribution to shareholders by way of a rights issue at a subscription price per share which is less than its par value if:

  . the difference between the subscription price and the par value does not exceed the amount of the stated capital minus the aggregate par value of all outstanding shares, divided by the number of new shares to be issued pursuant to such rights issue;

  . the sum of the net assets of NTT (as appearing on its latest balance sheet) and the total subscription price, divided by the number of the shares outstanding immediately after the issuance of the new shares, is at least (Yen)50,000; and

  .  the subscription rights are made transferable.

In order to satisfy the above requirements related to stated capital, the Board of Directors may transfer the whole or any part of additional paid-in capital or legal reserve to stated capital.

Fractional Shares

  If NTT makes stock splits or issues convertible bonds or debentures or bonds or debentures with warrants or rights to subscribe for new shares, fractional shares constituting one-hundredth of one share or any integral multiple of one share will be issued depending on the conditions of the splits or issues. Fractional shares will not carry voting rights but, under the Articles of Incorporation, they will have the right to receive dividends. Under the Articles of Incorporation, any certificate representing such fractional shares will not be issued and therefore fractional shares are not normally transferable. Holders of fractional shares will be registered in the register of fractional shares. The registered holders of fractional shares may at any time require NTT to purchase the shares at the current market price.

Ordinary General Meeting of Shareholders

  The Ordinary General Meeting of Shareholders to settle accounts of NTT for each fiscal year is held in June each year in Tokyo, Japan. In addition, NTT may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two weeks' advance notice to shareholders.

  Under the Commercial Code, notice of any shareholders' meeting, including the place, time and purpose, must be mailed to each shareholder (or, in the case of a non-resident shareholder, to their resident proxy or mailing address in Japan appointed or determined pursuant to the Share Handling Regulations) at least two weeks prior to the date set for the meeting.

Voting Rights

  A shareholder is entitled to one vote per share subject to the limitation on voting rights discussed below. Under the Commercial Code, except as otherwise provided by law or by the Articles of Incorporation, a resolution can be adopted at a General Meeting of Shareholders by a majority of the shares having voting rights represented at the meeting. The Commercial Code and the Articles of Incorporation provide, however, that the quorum for the election of Directors and Corporate Auditors may not be less than one-third of the total number of outstanding shares having voting rights. NTT's shareholders are not entitled to cumulative voting in the election of Directors. A corporate shareholder, more than one-quarter of whose outstanding shares are directly or indirectly owned by NTT, may not exercise its voting rights in respect of the shares of NTT. Shareholders may exercise their voting rights through proxies provided that the proxies are also shareholders. Under the NTT Law, the election and removal of Directors and Corporate Auditors are subject to the approval of MPT.

  The Commercial Code provides that in order to amend the articles of incorporation of a corporation and in certain other instances, including a reduction of the stated capital, the removal of a Director or Corporate Auditor, dissolution, merger or consolidation, the establishment of a 100% parent-subsidiary relationship by way of a share exchange or share transfer, the transfer of the whole or an important part of the business, the taking over of the whole of the business of any other corporation or any offering of new shares at a "specially favorable" price (or any offering of convertible bonds or debentures with "specially favorable" conversion conditions or of bonds or debentures with warrants or rights to subscribe for new shares with "specially favorable" conditions) to persons other than shareholders, the quorum shall be a majority of the total number of shares outstanding and the approval of the holders of at least two-thirds of the shares represented at the meeting is required.

Subscription Rights

  Holders of the shares have no preemptive rights under the Articles of Incorporation. Authorized but unissued shares may be issued at times and upon terms determined by the Board of Directors, subject to the approval of MPT and the limitation as to the offering of new shares at a "specially favorable" price discussed in "Voting Rights" above. Under the Commercial Code, the Board of Directors may, however, determine that shareholders shall be given subscription rights regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all shareholders as of a record date of which not less than two weeks' public notice must be given. Each of the shareholders to whom these rights are given must also be given notice of the expiry thereof at least two weeks prior to the date on which the rights are to expire.

  Rights to subscribe for new shares may be made transferable or nontransferable by the Board of Directors and may be made at par or at or substantially below the market price of shares. Accordingly, rights offerings can result in substantial dilution or can result in rights holders not being able to realize the economic value of their rights.

Liquidation Rights

  In the event of a liquidation of NTT, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed among the shareholders in proportion to the respective numbers of shares which they hold.

Liability to Further Calls or Assessments

  All NTT's presently outstanding shares are fully paid and nonassessable.

Transfer Agent

  The Chuo Mitsui Trust and Banking Company, Limited is the transfer agent for the shares. The Chuo Mitsui Trust and Banking Company, Limited keeps NTT's register of shareholders at its office at 7-1, Kyobashi 1-chome, Chuo-ku, Tokyo 104-8345, Japan and transfers record ownership upon presentation of the certificates representing the transferred shares.

Record Date

  The close of business on March 31 is the record date for NTT's year-end dividends, if paid. The shareholders who are registered as the holders on NTT's register of shareholders at the close of business as of March 31 are also entitled to exercise shareholders' voting rights at the Ordinary General Meeting of Shareholders for the fiscal year ending on March 31 of each year. The close of business on September 30 of each year is the record date for interim dividends, if paid. In addition, NTT may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks' public notice.

  The shares generally trade ex-dividend or ex-rights in the Japanese stock exchanges on the third business day prior to a record date (or, if the record date is not a business day, the fourth business day prior thereto), for the purpose of dividends or rights offerings.

Repurchase by the Company of Shares

  Except as otherwise permitted by the Commercial Code, neither NTT nor any of its subsidiaries may acquire shares except by means of a reduction of capital in the manner provided in the Commercial Code. NTT may acquire shares for the following purposes, subject to the authorization of shareholders at an ordinary general meeting:

  (1) for the purpose of transferring them to its Directors and/or employees;
      and
  (2) for the purpose of cancellation.

  Acquisition by NTT of its shares for the purpose of transferring the shares to its Directors and/or employees is subject to, among other things, the following restrictions:

  . the number of shares to be acquired must not exceed 10% of the total number of issued shares; and

  . the aggregate amount of the purchase price must not exceed the amount of the retained earnings available for annual dividend payment less the sum of any amount paid or to be paid by way of appropriation of retained earnings and any transfer of retained earnings to stated capital.

Acquisition by NTT of its shares for the purpose of cancellation is subject to, among other things, the following restrictions:

  . the aggregate amount of the purchase price must not exceed the amount of the retained earnings available for any annual dividend payment less the sum of any amount paid or to be paid by way of appropriation of retained earnings and any transfer of retained earnings to stated capital; and

  . there is not a concern that there would be no retained earnings available for annual dividend payment at the close of the current fiscal year.

In the case of shares being listed on an exchange or the over-the-counter market, acquisition shall be made through the market or by way of tender offer by the close of the following ordinary general meeting. The amendments introduced for the purpose of (1) above enable NTT to introduce a stock option plan using the shares already issued, subject to the satisfaction of additional requirements.

Exchange Controls and Other Limitations Affecting Security Holders

  The Foreign Exchange and Foreign Trade Law of Japan and the cabinet orders and ministerial ordinances issued thereunder (collectively, the "Foreign Exchange Regulations") govern matters relating to the acquisition and holding of shares of equity securities of Japanese corporations by "non-residents of Japan" and "foreign investors." For purposes of determining ownership interests, the Depositary is the deemed owner of shares underlying ADRs.

  "Non-residents of Japan" are individuals who are not resident in Japan and corporations whose principal offices are located outside Japan. Generally, branches and other offices of Japanese corporations located outside Japan are regarded as non-residents of Japan, but branches and other offices of non-resident corporations located within Japan are regarded as residents of Japan. "Foreign investors" are:

  .  individuals not resident in Japan;
  . corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan; and
  . corporations not less than 50% of the shares of which are held by either of the above persons or a majority of the officers (or officers having the power of representation) of which are non-resident individuals.

  Acquisition of Shares

  Acquisition by a non-resident of Japan of shares of stock of a Japanese corporation from a resident of Japan requires a subsequent reporting by the resident of Japan. The subsequent reporting by the resident of Japan is not required where:

  . the amount of the purchase transaction of shares is (Yen)100 million or less; or

  . the purchase transaction is effected by certain financial institutions acting as agent or intermediary, as prescribed by the Foreign Exchange Regulations.

  However, if the proposed transaction falls within the category of "inward direct investment," the transaction is subject to regulation. The term "inward direct investment" in relation to transactions in shares means in relevant part: acquisition of shares of a listed corporation by a foreign investor (whether from a resident, a non-resident or any other foreign investor) the result of which would be the investor's holding directly or indirectly 10% or more of the total issued shares of the corporation or (if the foreign investor already holds 10% or more of the total issued shares of the corporation) acquisition of additional shares in the corporation.

  Whenever shares of NTT are acquired in a transaction which at the time falls within the category of an inward direct investment requiring prior notification, the foreign investor who makes the investment must file a prior notification with MOF and MPT 30 days prior to the transaction. When a prior notification is required, MOF and MPT may recommend the modification or abandonment of the proposed acquisition and, if the recommendation is not accepted, order its modification or prohibition.

  The acquisition of shares by non-resident shareholders by way of stock split is not subject to any notification requirements.

  American Depositary Shares

  Neither the deposit of shares by a non-resident of Japan, the issuance of ADRs evidencing the ADSs created by the deposit nor the withdrawal of the underlying shares upon surrender of ADRs is subject to any formalities or restrictions referred to under "Acquisition of Shares", except where as a result of the deposit or withdrawal, the aggregate number of shares held by the Depositary or the holder surrendering ADRs, as the case may be, would be 10% or more of the total issued shares, in which event prior notification may be required as noted above.

  Dividends and Proceeds of Sales

  Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad.

  Reporting of Substantial Shareholdings

  The Securities and Exchange Law of Japan requires any person who has become, beneficially and solely or jointly, a holder of more than 5% of the total issued shares of a company listed on any Japanese stock exchange to file with a local finance bureau of the Ministry of Finance a report concerning the shareholdings within five business days. The local finance bureau of the Ministry of Finance is authorized to review such filing by the Financial Reconstruction Commission. A similar report must also be made in respect of any subsequent change of 1% or more in any such holding. For this purpose, shares issuable upon conversion of convertible securities or exercise of share subscription warrants are taken into account in determining both the number of shares held by the holder and the issuer's total share capital. Copies of each report must also be furnished to the issuer of the shares and all Japanese stock exchanges on which the shares are listed.

  Restrictions on Foreign Ownership

  Foreign nationals and foreign corporations are allowed to own shares of NTT. However, if the aggregate amount of NTT's voting rights which may be owned by:

  (1) any person who does not have Japanese nationality;

  (2) any foreign government or any of its representatives;

  (3) any foreign juridical person or association; and

  (4) any juridical person or association

    (x) which owns 10% or more of NTT's voting rights and

    (y) 10% or more of the voting rights of which are owned by the persons or bodies listed in (1) through (3) above

    (the proportion of NTT's voting rights in this case is determined by multiplying the proportion expressed in (x) by that expressed in (y))

is more than 20% of NTT's total voting rights, then NTT is prohibited from registering ownership of shares by these persons in excess of this limit. As of March 31, 2000, foreign ownership of NTT's Shares was 14.9%.

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                   DESCRIPTION OF ADRs AND DEPOSIT AGREEMENT

  An ADR is a negotiable certificate issued by a United States bank or trust company acting as depositary. In the same way that a share certificate of a U.S. issuer would evidence shares, an ADR evidences American depositary shares, which are also referred to as ADSs. Each ADS represents an ownership interest in 1/200th of one share of NTT, which shares are held in Japan on deposit by the depositary or its agent for the benefit of holders of ADRs.

  The terms of the ADRs are contained in the deposit agreement dated as of July 8, 1994 among NTT, Morgan Guaranty Trust Company of New York, as depositary, and the holders of ADRs issued thereunder. The following is a summary of the material provisions of the deposit agreement and, as such, it does not contain all information that may be relevant to holders of ADRs. Investors should read the entire deposit agreement (including the form of ADR) for complete information. Copies of the deposit agreement are available at the principal office of the depositary in New York, presently located at 60 Wall Street, New York, New York 10260.

  The depositary will issue ADRs based on the deposit of shares with The Bank of Tokyo-Mitsubishi, Ltd. as custodian under the deposit agreement. Deposited shares will be represented by ADSs. If a holder's ownership interest is held through a broker, dealer or other third party, the broker, dealer or third party will provide documentation showing the holder's beneficial interest in the ADSs. Only persons in whose names ADRs are registered on the books of the depositary will be treated as holders of ADRs by the depositary and NTT. The term "holders" refers only to persons in whose name ADRs are registered on the books of the depositary. The depositary owes no duties to anyone other than NTT and holders.

Deposit of Shares and Issuance of ADRs

  Shares deposited with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. The custodian will hold all deposited shares for the account of the depositary. As a result, Holders have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities."

  Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's principal New York office or any other location that it may designate as its transfer office.

Surrender of ADRs and Delivery of Deposited Securities

  Holders are entitled to receive the deposited securities underlying the ADSs upon surrender of certificated ADRs to the depositary with delivery instructions for the deposited securities. In addition, holders must pay all fees, taxes and governmental charges that may apply. Deposited securities are normally delivered at the custodian's office unless the holder requests, at his own risk and expense, that they be delivered to another place. The depositary may only restrict the withdrawal of deposited securities in connection with:

  . temporary delays caused by closing transfer books of the depositary or NTT or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  .  the payment of fees, taxes and similar charges; or

  . compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs.

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

Distributions on Deposited Securities

  NTT may make various types of distributions with respect to its securities. Except as stated below, to the extent the depositary is legally permitted it will deliver distributions to holders in proportion to their interests in the following manner:

  . Cash: The depositary shall convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and other expenses and adjustments.

  . Shares: In the case of a distribution in shares, the depositary may issue and will issue if NTT so requests additional ADRs to evidence the number of ADSs representing the shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the holders entitled to the proceeds. In addition, if the distribution results in the issuance of fractional shares, the depositary will sell the fractional shares to NTT.

  . Rights: In the case of a distribution of rights to subscribe for additional shares or other rights, if NTT provides satisfactory evidence that the depositary may lawfully distribute these rights, the depositary may arrange for holders to instruct the depositary as to the exercise of the rights. However, if NTT does not furnish such evidence, the depositary may:

    . sell the rights if practicable and distribute the net proceeds as cash; or

    . allow the rights to lapse, whereupon holders of ADRs will receive nothing.

     NTT has no obligation to file a registration statement under the Securities Act in order to make any rights available to holders. Any sale or lapse of rights may reduce the holders' equity interest in NTT.

  . Other Distributions: In the case of a distribution of securities or property other than those described above, the depositary may either:

    . distribute the securities or property in any manner it deems fair and equitable; or

    . sell the securities or property and distribute any net proceeds as cash.

  The depositary may choose any practicable method of distribution for any specific holder, including the distribution of foreign currency, securities or property, or it may retain such items on behalf of the holder as deposited securities.

There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of these transactions can be completed within a specified time period.

Restrictions on Foreign Ownership

  The NTT Law restricts NTT's ability to register shares owned by foreign persons and entities, in the aggregate, in excess of 20% of the voting securities of NTT. See "Description of Shares--Exchange Controls and Other Limitations Affecting Security Holders--Restrictions on Foreign Ownership." All shares held as deposited securities under the deposit agreement are deemed to be owned by foreign persons for purposes of this ownership limitation. The ownership interests of ADR holders are subject to procedures for the enforcement of this limitation, including the cancellation of ADSs and the forfeiture of transfer rights, rights to give voting instructions and rights to receive dividends. Holders are bound by NTT's interpretation of these procedures and the foreign ownership limitation.

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

  NTT may decline to register shares presented by the custodian for registration on the grounds that the foreign ownership limitation would be exceeded. In this case, the depositary will use its best reasonable efforts to:

  .  determine the holder of the ADRs to which the shares relate;

  . stop the transfer of such ADRs and disregard any voting instructions given by the holder of the ADRs;

  . notify the holder that such ADRs may not be transferred or voted and that the depositary will, at its option, either deliver the underlying shares to the holder or sell the shares on behalf of the holder;

  . deliver either the underlying shares or the proceeds of any sale to the holder of the ADRs; and

  .  cancel the ADRs.

  If the depositary decides that it is not practicable to determine the holder of such ADRs, then the depositary will use its best reasonable efforts to purchase an equal number of additional ADRs, sell the shares whose registration was refused, and cancel the ADRs to which the shares relate. The holders are liable for any deficiency and the depositary is entitled to reimbursement for all costs of purchasing the additional ADRs and may deduct such costs from the net proceeds of the sale of the shares. If there is any shortfall, the depositary may deduct the same from distributions payable to ADR holders or may sell deposited securities held under the deposit agreement and apply the proceeds against the shortfall.

  Under Japanese law, an ADR holder cannot assert any rights as a shareholder against NTT, including voting and dividend rights, unless the shares which underlie such holder's ADRs are registered in NTT's share register in the name of the depositary. Since NTT registers the transfer of shares according to its customary practice, the timing of the registration of deposited shares may be affected by how frequently NTT effects registration at any given time.

Record Dates

  The depositary may fix a record date for determining the holders who shall be entitled to receive distributions, exercise voting rights, receive notices, or act on other matters. This record date will be as near as possible to the corresponding record date set by NTT.

Voting of Deposited Securities

  After receiving voting materials from NTT, the depositary will notify the holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how the holder may instruct the depositary to exercise the voting rights for the shares which underlie the holder's ADRs. If the depositary receives instructions on or before the date specified in the notice to holders, the depositary will endeavor to vote the shares in accordance with the holder's instructions. If the depositary does not receive instructions from a holder on or before the date established by the depositary for this purpose, the depositary will deem the holder to have instructed the depositary to vote or cause to be voted the shares so represented in favor of any proposals or recommendations by NTT. To accomplish this, the depositary will issue a discretionary proxy to NTT to vote the underlying shares in favor of any proposals or recommendations of NTT. No votes will be cast as to fractional shares, which will be rounded down to the nearest whole share. Because there is no guarantee that holders will receive voting materials in time to instruct the depositary to vote, it is possible that holders or persons who hold their ADRs through brokers, dealers or other third parties will not have the opportunity to exercise their rights to vote. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

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

Inspection of Transfer Books

  The depositary will maintain books for the registration, transfer, combination and split-up of ADRs. Such books will be available for inspection by the holders for the purpose of communicating with holders in the interest of the business of NTT or a matter related to the deposit agreement.

Changes Affecting Deposited Securities

  If NTT takes certain actions that affect the deposited securities, including
(1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities and (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of NTT, then the depositary may choose to:

    (1) amend the form of ADR;

    (2) distribute additional or amended ADRs;

    (3) distribute cash, securities or other property it has received in connection with these actions;

    (4) sell any securities or property received and distribute the proceeds as cash; or

    (5) none of the above.

  If the depositary does not choose any of (1)-(4), any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADR will then represent a proportionate interest in the property.

Amendment and Termination of Deposit Agreement

  NTT and the depositary may jointly amend the deposit agreement. The holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by holders under the deposit agreement), or affects any substantial existing right of holders. If a holder continues to hold ADRs after being so notified, the holder is deemed to agree to such amendment. No amendment may take away any holder's right cancel ADRs and to receive the deposited securities underlying the ADRs, except in order to comply with requirements of law.

  If directed by NTT, the depositary shall terminate the deposit agreement by giving the holders at least 30 days prior notice. The depositary may also terminate the deposit agreement by providing notice if it has resigned and no successor has been appointed within 90 days after its resignation. After termination, the depositary's only responsibility will be to deliver deposited securities to holders who surrender their ADRs, and to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Charges of the Depositary

  Holders will be charged a fee for each issuance of ADRs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADRs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) evidenced by the ADRs issued or surrendered. Holders or persons depositing shares may also be charged the following expenses:

  .  stock transfer or other taxes and other governmental charges;

  .  cable, telex and facsimile transmission and delivery charges;

  . transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

  . expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

  NTT will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between NTT and the depositary. Fees payable by holders and persons depositing shares may be amended from time to time.

Liability of Holders for Taxes

  Holders must also pay any tax or other governmental charge payable by the custodian or the depositary on any ADR, deposited security or distribution. If a holder owes any tax or other governmental charge, the depositary may (1) deduct the amount of the tax or other governmental charge from any cash distributions, or (2) sell deposited securities and deduct the amount owing from the net proceeds of the sale. In either case the holder remains liable for any shortfall. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay the taxes and distribute any remaining net proceeds to the holders entitled to the proceeds.

Conditions to the Issuance of ADRs and other Transactions

  The depositary, the custodian or NTT may refuse to:

  .  issue, register or transfer an ADR or ADRs;

  .  effect a split-up or combination of ADRs;

  .  deliver distributions on any such ADRs; or

  . permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise)

until the following conditions have been met:
  . the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

  . the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

  . the holder has complied with such regulations as the depositary may establish under the deposit agreement.

  The depositary may also suspend the issuance of ADRs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if the depositary or NTT decides any such action is advisable.

Limitations on Liability

  The deposit agreement expressly limits the obligations and liability of the depositary, NTT and their respective agents. The depositary and NTT will not be liable:

  . if they are prevented or hindered in performing any obligation by circumstances beyond their control, including, without limitation, requirements of law, the terms of the deposited securities, and acts of God;

  . for exercising or failing to exercise discretion under the deposit agreement;

  .  if they perform their obligations without gross negligence or bad faith;
     or

  . for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person.

Pre-released ADRs

  The depositary may issue ADRs not only against the deposit with the custodian of shares (or rights to receive shares from NTT or any registrar, transfer agent, clearing agent or similar entity), but also against the agreement by a qualified third party to deliver to the depositary the shares within a specified period of time. ADRs issued against such an agreement are called "Pre-released ADRs." Pre-released ADRs may be issued only if:

  . the depositary has received collateral for the full market value of the Pre-released ADRs; and

  .  each recipient of Pre-released ADRs agrees in writing that he or she

    (1)  owns the underlying shares;

    (2)  assigns all rights in the shares to the depositary;

    (3)  holds such shares for the account of the depositary; and

    (4) will deliver the shares to the custodian as soon as practicable, and promptly if the depositary so demands.

  In general, the number of Pre-released ADRs will not evidence more than 20% of all ADSs outstanding at any given time (excluding those evidenced by Pre-released ADRs). However, the depositary may change or disregard this limit from time to time under certain circumstances.

The Depositary

  The depositary is Morgan Guaranty Trust Company of New York, a New York banking corporation. Morgan Guaranty Trust Company of New York is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.


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

                               TAX CONSIDERATIONS

Japanese Taxation

  The following is a summary, prepared by Tomotsune Kimura & Mitomi, of the principal Japanese tax consequences to an owner of shares or ADSs who is an individual not resident in Japan or a non-Japanese corporation. The statements regarding Japanese tax laws below are based on the laws in force and as interpreted by the Japanese taxation authorities as of the date of this prospectus and are subject to changes in the applicable Japanese laws or double taxation conventions occurring after that date. This summary is not exhaustive of all possible tax considerations which may apply to a particular investor and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of shares or ADSs, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are resident, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

  Generally, a non-resident of Japan (whether an individual or a corporation) is subject to Japanese withholding tax on dividends paid by Japanese corporations. Stock splits are not subject to Japanese income tax. However, a transfer of retained earnings or legal reserve (but, in general, not additional paid-in capital) to stated capital (whether made in connection with a stock split or otherwise) is treated as a dividend payment to shareholders for Japanese tax purposes and is, in general, subject to Japanese income tax. No such transfer would be necessary in connection with a stock split if the total par value of the shares in issue after the stock split does not exceed the stated capital. NTT currently does not intend to transfer its retained earnings to stated capital.

  Under the Convention between the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Tax on Income dated March 8, 1971 (the "Convention"), as currently in force, the maximum rate of Japanese withholding tax which may be imposed on dividends paid to a United States resident or corporation not having a "permanent establishment" (as defined therein) in Japan is limited to:

    (i) 15% of the gross amount actually distributed; or

    (ii) if the recipient is a corporation, 10% of the gross amount actually distributed, if

      (a) during the part of the paying corporation's taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the voting shares of the paying corporation were owned by the recipient corporation, and

      (b) not more than 25% of the gross income of the paying corporation for such prior taxable year (if any) consists of interest or dividends (as defined therein).

  For purposes of the Convention and Japanese tax law, U.S. holders of ADRs will be treated as the owners of the shares underlying the ADSs evidenced by the ADRs.

  In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of withholding tax, the rate of Japanese withholding tax applicable to dividends paid by Japanese corporations to non-residents of Japan or non-Japanese corporations is 20%. At the date of this prospectus, Japan has income tax treaties, conventions or agreements whereby the above mentioned withholding tax rate is reduced, in most cases to 15% for portfolio investors with, among others, Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, New Zealand, Norway, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States of America.

  A non-resident holder who is entitled to a reduced rate of Japanese withholding tax on payment of dividends by NTT is required to submit an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Dividends in advance through NTT to the relevant tax authority before payment of dividends. A standing proxy for a non-resident holder may apply for the non-resident holder. With respect to

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

ADSs, this reduced rate is applicable if the depositary or its agent submits two Application Forms for Income Tax Convention (one prior to payment of dividends, the other within eight months after NTT's fiscal year-end). To claim this reduced rate a non-resident holder of ADSs will be required to file proof of taxpayer status, residence and beneficial ownership (as applicable) and to provide other information or documents as may be required by the depositary. A non-resident holder who does not submit an application in advance will be entitled to claim the refund of withholding taxes withheld in excess of the rate of an applicable tax treaty from the relevant Japanese tax authority.

  Gains derived from the sale outside Japan of shares or ADSs by a non-resident of Japan, or from the sale of shares or ADSs within Japan by a non-resident of Japan not having a permanent establishment in Japan, are generally not subject to Japanese income tax.

  Japanese inheritance and gift taxes at progressive rates may be payable by an individual who has acquired shares or ADSs as legatee, heir or donee even though neither the individual nor the deceased nor the donor is a Japanese resident.

United States Federal Income Taxation

  The following discussion includes the opinion of Milbank, Tweed, Hadley & McCloy LLP as to the principal United States federal income tax consequences under present law of an investment in the ADSs or the shares. This summary and opinion applies only to investors that hold the ADSs or shares as capital assets and that have the U.S. dollar as their functional currency. It is not intended as tax advice to any particular investor, certain of which (such as banks, insurance companies, dealers, traders who elect to mark to market, tax-exempt entities, persons holding an ADS or share as part of a straddle, hedging, conversion or constructive sale transaction and holders of 10% or more of the voting shares of NTT) are subject to special tax treatment. NTT believes, and the discussion therefore assumes, that it is not and will not become a passive foreign investment company for United States federal income tax purposes. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR SHARES.

  As used here, the term "U.S. holder" means a beneficial owner of ADSs or shares that is:

  . a United States citizen or resident for United States federal income tax purposes;

  . a corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision of the United States;

  . a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or

  . an estate the income of which is subject to United States federal income taxation regardless of its source.

  The term "non-U.S. holder" refers to any other beneficial owner of ADSs or shares. If the obligations of the depositary are performed in accordance with the terms of the deposit agreement, holders of ADSs (or ADRs evidencing ADSs) generally will be treated as the owners of the shares represented by those ADSs (or ADRs evidencing ADSs).

  Dividends and Other Distributions

  Dividends (including the amount of any Japanese taxes withheld) paid with respect to the ADSs or shares generally must be included in the gross income of a U.S. holder as ordinary income when the dividends are received by the depositary, in the case of ADSs, or by the U.S. holder (or the U.S. holder's agent), in the case of shares. The dividends will not be eligible for the dividends-received deduction allowed to corporations. Dividends paid in yen will be includible in a U.S. dollar amount based on the exchange rate in effect on the date of receipt (which, in the case of ADSs, will be the date of receipt by the depositary). Any gain or loss

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

recognized on a subsequent sale or conversion of the yen for a different amount generally will be United States source ordinary income or loss. Distributions to U.S. holders of additional shares or rights to subscribe to shares that are made as part of a pro rata distribution to all shareholders of NTT (including holders of ADSs) generally will not be subject to United States federal income tax. However, such distributions of additional shares or rights will generally be subject to United States federal income tax if, for example, a U.S. holder can elect to receive cash in lieu of shares or rights or the distribution of shares or rights is not proportionate.

  Subject to significant limitations and restrictions, a U.S. holder will be eligible to claim a credit against its United States federal income tax liabilities for Japanese taxes withheld from dividend distributions at the rates specified under the Convention. The limitations on foreign taxes eligible for credit are generally calculated separately for specific classes of income. For this purpose, dividends paid with respect to the ADSs or shares will generally constitute "passive income" or, for some providers of financial services, "financial services income."

  A non-U.S. holder generally will not be subject to United States federal income tax on dividends paid by NTT with respect to the ADSs or shares unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder, if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to United States taxation on a net income basis in respect of income from shares or ADSs).

  Capital Gains

  U.S. holders will recognize capital gain or loss upon the sale or other disposition of ADSs or shares (or rights to subscribe for shares) held by the U.S. holder or the depositary. U.S. holders will not recognize gain or loss on deposits or withdrawals of shares in exchange for ADSs or on the exercise of subscription rights. Gain recognized by a U.S. holder on a sale or other disposition of shares or ADSs generally will be treated as U.S. source income. Consequently, in the case of a disposition of shares or ADSs, the U.S. holder may not be able to use the foreign tax credit for Japanese tax, if any, imposed on the gain unless it can apply the credit against tax due on income from foreign sources. Loss recognized by a U.S. holder generally will be treated as United States source loss. A U.S. holder may, however, be required to treat all or any part of such loss as foreign source loss in certain circumstances, including if (a) NTT has paid dividends within the 24-month period preceding the loss and (b) the U.S. holder included the dividends in the "financial services income" basket for foreign tax credit limitation purposes. If such a loss were treated as foreign source for foreign tax credit purposes, the amount of the U.S. holder's allowable foreign tax credit may be reduced.

  A non-U.S. holder of ADSs or shares will not be subject to United States federal income tax on gain from the sale or other disposition of ADSs or shares unless (a) such gain is effectively connected with the conduct of a trade or business within the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder, if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to United States taxation on a net income basis in respect of gain from the sale or other disposition of shares or ADSs) or (b) the non-U.S. holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

  Estate and Gift Tax

  As discussed in "--Japanese Taxation," certain Japanese inheritance and gift taxes may be imposed on holders of ADSs or shares. An individual U.S. holder of ADSs or shares who is a citizen or resident of the United States for United States federal estate tax purposes will have the value of ADSs or shares owned by such U.S. holder included in their gross estate for United States federal estate tax purposes. U.S. holders should consult their tax advisors with respect to the creditability of any Japanese inheritance and gift taxes and the potential application of the Estate and Gift Tax Treaty between the United States and Japan.

  Information Reporting and Backup Withholding

  Dividends in respect of the ADSs or shares and the proceeds from the sale, exchange, or redemption of the ADSs or shares may be reported to the United States Internal Revenue Service if paid to noncorporate holders.

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

A 31% backup withholding tax also may apply to amounts paid to noncorporate holders unless they provide an accurate taxpayer identification number, a properly executed U.S. Internal Revenue Service Form W-8 BEN or otherwise establish a basis for exemption. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's United States federal income tax liability. The requirements for establishing an exemption from information reporting and backup withholding will change for payments made after December 31, 2000.

                                    EXPERTS

  The financial statements of Nippon Telegraph and Telephone Corporation as of March 31, 2000 and 1999 and for each of the three years in the period ended March 31, 2000, included herein and incorporated in this prospectus by reference to the Annual Report on Form 20-F of Nippon Telegraph and Telephone Corporation for the year ended March 31, 2000, have been included and incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on their authority as experts in auditing and accounting.

                             VALIDITY OF SECURITIES

  The validity of the ADSs will be passed upon on behalf of NTT by Milbank, Tweed, Hadley & McCloy LLP and the underwriters by Sullivan & Cromwell. The validity of the shares underlying the ADSs will be passed upon by Tomotsune Kimura & Mitomi, Japanese counsel to NTT, and Nagashima Ohno & Tsunematsu, Japanese counsel to the underwriters. Certain legal matters will be passed upon on behalf of MOF by Davis Polk & Wardwell. In giving their opinions, Milbank, Tweed, Hadley & McCloy LLP and Sullivan & Cromwell may rely as to matters of Japanese law upon the opinions of Tomotsune Kimura & Mitomi and Nagashima Ohno & Tsunematsu, and Tomotsune Kimura & Mitomi and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinions of Milbank, Tweed, Hadley & McCloy LLP and Sullivan & Cromwell. All statements in this prospectus with respect to or involving matters of Japanese law have been passed upon by Tomotsune Kimura & Mitomi and Nagashima Ohno & Tsunematsu, and are stated herein on their authority. Statements as to United States taxation in this prospectus under the caption "Tax Considerations--United States Federal Income Taxation" include the opinion of Milbank, Tweed, Hadley & McCloy LLP and are stated herein on their authority.

                                  UNDERWRITING

  The global offering consists of (i) the U.S. offering of an aggregate of shares, in the form of shares or ADSs, in the United States and Canada, (ii)
the international offering of an aggregate of     shares, in the form of shares
or ADSs, outside the United States, Canada and Japan, and (iii) the Japanese
offering of an aggregate of     shares inside Japan. Goldman Sachs
International, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nikko Salomon Smith Barney Limited and The Nomura Securities Co., Ltd. are the joint global coordinators and joint bookrunners of the global offering.

  MOF, NTT and the underwriters for the U.S. offering named below have entered into an underwriting agreement with respect to the shares being offered in the U.S. offering. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase from MOF the number of shares indicated in the table below. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Nomura Securities International, Inc. and Salomon Smith Barney Inc. are the representatives of the U.S. offering.

   U.S. Underwriters                                            Number of Shares
   -----------------                                            ----------------
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated...........................................
   Goldman, Sachs & Co.........................................
   Nomura Securities International, Inc........................
   Salomon Smith Barney Inc....................................
   Daiwa Securities America Inc. ..............................
   J.P. Morgan Securities Inc. ................................
   Lehman Brothers Inc. .......................................
   Morgan Stanley & Co. Incorporated...........................
   UBS Warburg LLC.............................................
                                                                      ---
   Total.......................................................
                                                                      ===

  Shares and ADSs sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus. Any shares or ADSs sold by the underwriters to securities dealers
may be sold at a discount of up to (Yen)    per share or $    per ADS from the
respective initial public offering price. Any such securities dealers may resell any shares or ADSs purchased from the U.S. underwriters to certain other
brokers or dealers at a discount of up to (Yen)    per share or $    per ADS
from the respective initial public offering price. If all the shares and ADSs are not sold at the initial offering price, the joint global coordinators may change the offering prices and the other selling terms.

  Subject to certain conditions, NTT has granted the U.S. and international underwriters options to purchase up to an additional 100,000 shares, in the form of shares or ADSs, at the initial public offering price set forth on the cover of this prospectus, less underwriting discounts and commissions, solely to cover over-allotments. If any shares or ADSs are purchased by the U.S. underwriters pursuant to these options, the U.S. underwriters will severally purchase shares or ADSs in approximately the same proportions set forth in the table above. If these options are exercised in full by the U.S. and international underwriters, the total initial public offering price would be
(Yen) , or $ , and the total underwriting commission would be (Yen) , or $ .

  NTT and MOF have also entered into an underwriting agreement with the
underwriters for the international offering for the sale of     shares outside
the United States, Canada and Japan. Nomura International plc, Salomon Brothers International Limited, Goldman Sachs International and Merrill Lynch International are the joint lead managers of the international offering. MOF and NTT have also entered into (i) an underwriting agreement with the
underwriters for the Japanese offering for the sale by MOF of     shares in
Japan and (ii) an underwriting agreement with the underwriters for the Japanese
offering for the issue and sale by NTT of     shares in Japan. Nikko Salomon
Smith Barney Limited, The Nomura Securities Co., Ltd., Merrill Lynch Japan Incorporated, Tokyo Branch and Goldman Sachs (Japan) Ltd. are the lead managers of the Japanese offering. Except as described below, the U.S. and international offerings are conditioned upon the Japanese offering. The issuance and sale of the new shares by NTT, including the new shares to be sold in Japan and the additional 100,000 shares subject to the over-allotment options described above, are conditioned upon, among other things, approval by MPT, after consultation with MOF, and the absence of an injunction prohibiting the issuance of the new shares by NTT under Article 280-10 of the Commercial Code of Japan. Article 280-10 provides an action for such injunction by a shareholder of NTT only if the issuance violates the law or the articles of incorporation or is made in a remarkably unfair manner. The sale of shares by MOF is not subject to either of these two conditions. In the case of either such event, the underwriters will still be committed to purchase the shares to be sold by MOF in the U.S., international and Japanese offerings unless MOF agrees otherwise after consultation with the underwriters. The initial offering price and underwriting commission per share for each of the U.S. offering, the international offering and the Japanese offering are identical.

  The U.S. and international underwriting agreements provide that the obligations of the U.S. and international underwriters are subject to certain conditions precedent. In addition, under the terms and conditions of the U.S. underwriting agreement, the U.S. underwriters are committed to take and pay for all of the shares or ADSs if any are purchased. However, in the event of a default by one or more of the U.S. underwriters, the purchase commitments of the non-defaulting U.S. underwriters will be increased and the amount of shares or ADSs offered in the United States may be decreased.

  The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares or ADSs in connection with the global offering. The U.S. and international underwriters also have agreed that they may sell shares or ADSs between their respective underwriting groups.

  NTT and MOF have agreed with the underwriters not to dispose of or hedge any of their shares of stock or securities convertible into or exchangeable for shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, other than, with respect to MOF's agreement, to NTT for repurchase and cancellation or to an entity controlled by the Government of Japan that agrees to be bound by the foregoing restrictions, except with the prior written consent of the joint global coordinators. With respect to NTT's agreement with the underwriters, such agreement does not apply to any existing employee or director benefit plans.

  In connection with the U.S. and international offerings, the underwriters may purchase and sell shares or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares or ADSs than they are required to purchase in the offerings. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares or ADSs from NTT in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or ADSs or purchasing shares or ADSs in the open market. In determining the source of shares or ADSs to close out the covered short position, the underwriters will consider, among other things, the price of shares or ADSs available for purchase in the open market as compared to the price at which they may purchase shares or ADSs through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares or ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares or ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares or ADSs while the global offering is in progress.

  The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares or ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

  Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of NTT's stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares or ADSs. As a result, the price of the shares or ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the London Stock Exchange, the New York Stock Exchange, in the over-the-counter market or otherwise.

  In addition, in connection with the Japanese offering, the Japanese underwriters may engage in stabilizing transactions on the Tokyo Stock Exchange, in accordance with applicable Japanese regulations and customary practice in Japan. Under those regulations, a representative of the Japanese underwriters may maintain a stabilizing bid on the Tokyo Stock Exchange at a price above the initial public offering price for the global offering, including a price as high as, but no higher than, the closing price of the shares or ADSs on that exchange on the date of this prospectus, which was
(Yen) per share. However, any such stabilization will be permitted only during the three trading days in Tokyo immediately following the date of this prospectus.

  NTT estimates that its total expenses for the global offering will be
approximately (Yen)   .

  NTT has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offerings being made outside of the United States, to persons located in the United States.

  The underwriters expect to deliver certificates representing the shares against payment therefor in yen in Tokyo through the central clearing system
(JASDEC) in Japan on    , 2000 (Tokyo time). The underwriters expect to deliver
ADSs against payment therefor in U.S. dollars in New York, New York through the
facilities of DTC on    , 2000.

  Delivery of the shares and the ADSs is expected to occur, subject to receipt
and acceptance by the underwriters, on       , 2000, which is later than three
business days after pricing of the offerings. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to such trade expressly agree otherwise. Because of the longer settlement period, purchasers who wish to trade shares or ADSs on or soon after pricing may need to specify alternative settlement arrangements to prevent a failed settlement. Until delivery of the ADSs by the underwriters against payment, the ADS relating to the shares sold in the global offering will trade on the New York Stock Exchange on a "when issued" basis under the symbol "NTT WI." The shares and ADSs will not trade on a "when issued" basis on the Tokyo Stock Exchange, the London Stock Exchange or any other market.

  Because of this longer settlement period, the margin requirements of the New York Stock Exchange, including its Rule 431, may require certain purchasers of the shares or ADSs in the global offering to deposit and maintain margin during such period. A potential purchaser of these securities should consult with its broker or other financial institution at which its account is maintained in order to determine if such requirements apply to such purchaser and, if so, how they may be satisfied.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of independent accountants.........................................  F-2
Consolidated balance sheets at March 31, 1999 and 2000....................  F-3
Consolidated statement of income for the three years ended March 31,
 2000.....................................................................  F-5
Consolidated statement of shareholders' equity for the three years ended
 March 31, 2000...........................................................  F-6
Consolidated statement of cash flows for the three years ended March 31,
 2000.....................................................................  F-7
Notes to consolidated financial statements................................  F-8
Financial statements schedule for the three years ended March 31, 2000:
  Schedule II--Valuation and qualifying accounts.......................... F-35

  All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

  Financial statements of majority-owned subsidiaries of the registrant not consolidated and of 50% or less owned persons accounted for by the equity method have been omitted because the registrant's proportionate share of the income from continuing operations before income taxes, and total assets of each such company is less than 20% of the respective consolidated amounts, and the investment in and advances to each company is less than 20% of consolidated total assets.

  The consolidated financial statements listed above are presented in Japanese yen and the amounts pertaining to the most recent period are also expressed in U.S. dollars, for convenience only, as described in Note 3.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Nippon Telegraph and Telephone Corporation

  In our opinion, the consolidated financial statements, expressed in yen, listed in the accompanying index present fairly, in all material respects, the financial position of Nippon Telegraph and Telephone Corporation and its subsidiaries at March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in Japan and in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers
Tokyo, Japan
June 29, 2000, except for Note 21
as to which the date is September 25, 2000

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                    March 31

                                     1999              2000            2000
                               ----------------  ----------------  ------------
                                        Millions of yen            Millions of
                                                                   U.S. dollars
                                                                     (Note 3)
            ASSETS
Current assets:
  Cash and cash equivalents
   (Notes 5 and 19)........... (Yen)  1,656,672  (Yen)  1,155,274   $  10,899
  Notes and accounts
   receivable, trade (Notes 4
   and 19)....................        1,463,777         1,678,095      15,831
  Allowance for doubtful
   accounts...................          (40,287)          (35,682)       (337)
  Inventories (Note 6)........          195,843           189,850       1,791
  Prepaid expenses and other
   current assets (Note 11)...          641,745           709,230       6,691
                               ----------------  ----------------   ---------
    Total current assets......        3,917,750         3,696,767      34,875
                               ----------------  ----------------   ---------
Property, plant and equipment
 (Notes 9 and 15):
  Telecommunications
   equipment..................       11,843,092        12,334,617     116,365
  Telecommunications service
   lines......................       11,823,529        11,958,392     112,815
  Buildings and structures....        5,000,443         5,151,633      48,600
  Machinery, vessels and
   tools......................        2,140,526         1,836,879      17,329
  Land........................          697,938           745,261       7,031
  Construction in progress....          859,526           579,822       5,470
                               ----------------  ----------------   ---------
                                     32,365,054        32,606,604     307,610
  Accumulated depreciation....      (20,203,236)      (20,743,008)   (195,689)
                               ----------------  ----------------   ---------
                                     12,161,818        11,863,596     111,921
                               ----------------  ----------------   ---------
Investments and other assets:
  Investments in affiliated
   companies..................          300,420           338,379       3,192
  Marketable securities and
   other investments (Note
   7).........................          163,754           369,654       3,487
  Intangible and other assets
   (Note 8)...................        1,527,113         1,881,597      17,751
  Deferred income taxes (Note
   11)........................          502,393           951,296       8,975
                               ----------------  ----------------   ---------
                                      2,493,680         3,540,926      33,405
                               ----------------  ----------------   ---------
                               (Yen) 18,573,248  (Yen) 19,101,289   $ 180,201
                               ================  ================   =========

        The accompanying notes are an integral part of these statements.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                                    March 31

                                        1999             2000           2000
                                   ---------------  --------------- ------------
                                           Millions of yen          Millions of
                                                                    U.S. dollars
                                                                      (Note 3)
LIABILITIES AND SHAREHOLDERS'
EQUITY
Current liabilities:
  Short-term borrowings (Notes 9
   and 19).......................  (Yen)   235,180  (Yen)   410,305   $  3,871
  Current portion of long-term
   debt (Notes 9 and 19).........          848,546          868,648      8,195
  Accounts payable, trade (Notes
   4 and 19).....................        1,416,615        1,440,629     13,591
  Accrued payroll (Note 19)......          516,188          486,415      4,589
  Accrued interest...............           44,586           40,390        381
  Accrued taxes on income........          491,803          346,895      3,272
  Accrued consumption tax (Note
   12)...........................           22,370           92,014        868
  Advances received..............           72,008           83,604        789
  Other (Note 11)................           96,684           88,877        838
                                   ---------------  ---------------   --------
    Total current liabilities....        3,743,980        3,857,777     36,394
                                   ---------------  ---------------   --------
Long-term liabilities:
  Long-term debt (Notes 9 and
   19)...........................        4,558,358        4,239,088     39,991
  Obligations under capital
   leases (Note 15)..............          378,083          359,786      3,394
  Liability for employees'
   severance payments (Note 10)..        2,977,403        3,088,996     29,142
  Other (Note 11)................          211,635          630,707      5,950
                                   ---------------  ---------------   --------
                                         8,125,479        8,318,577     78,477
                                   ---------------  ---------------   --------
Minority interest in consolidated
 subsidiaries....................          793,019          910,311      8,588
                                   ---------------  ---------------   --------
Shareholders' equity (Note 13):
  Common stock, (Yen)50,000 par
   value--
   Authorized--62,400,000
    shares.......................
   Issued and outstanding--
    15,912,000 shares in 1999 and
    15,834,590 shares in 2000....          795,600          795,600      7,506
  Additional paid-in capital.....        2,530,476        2,530,476     23,872
  Retained earnings..............        2,628,272        2,648,286     24,984
  Accumulated other comprehensive
   income (loss).................          (43,578)          40,262        380
                                   ---------------  ---------------   --------
                                         5,910,770        6,014,624     56,742
                                   ---------------  ---------------   --------
Commitments and contingent
 liabilities (Note 20)...........
                                   (Yen)18,573,248  (Yen)19,101,289   $180,201
                                   ===============  ===============   ========

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                              Year Ended March 31

                               1998            1999            2000           2000
                          --------------  --------------  --------------  ------------
                                        Millions of yen                   Millions of
                                                                          U.S. dollars
                                                                            (Note 3)
Operating revenues (Note
 4):
 Telephone..............  (Yen)6,306,034  (Yen)6,300,460  (Yen)6,394,562    $60,326
 Telegraph..............          92,211          85,521          82,631        780
 Leased circuit.........         488,160         507,163         499,891      4,716
 Data communication
  facility..............         372,765         383,455         397,107      3,746
 ISDN services..........         367,826         555,976         818,833      7,725
 Sale of
  telecommunication
  equipment.............         969,586       1,008,589       1,138,369     10,739
 Miscellaneous..........         853,431         888,509       1,051,946      9,924
                          --------------  --------------  --------------    -------
                               9,450,013       9,729,673      10,383,339     97,956
                          --------------  --------------  --------------    -------
Operating expenses
 (Notes 4 and 16):
 Personnel..............       2,345,609       2,367,449       2,401,056     22,651
 Depreciation,
  amortization and
  maintenance costs.....       3,185,044       3,435,522       3,394,343     32,022
 Other..................       3,047,315       3,215,267       3,764,150     35,511
                          --------------  --------------  --------------    -------
                               8,577,968       9,018,238       9,559,549     90,184
                          --------------  --------------  --------------    -------
Operating income........         872,045         711,435         823,790      7,772
                          --------------  --------------  --------------    -------
Other expenses (income):
 Interest and
  amortization of bond
  discounts and issue
  costs.................         235,363         216,038         175,081      1,652
 Interest income........          (2,086)         (6,881)        (32,382)      (306)
 Gains on sales of
  subsidiary stock (Note
  17)...................             --       (1,634,314)            --         --
 Other, net.............         (16,764)         22,631          (7,881)       (74)
                          --------------  --------------  --------------    -------
                                 216,513      (1,402,526)        134,818      1,272
                          --------------  --------------  --------------    -------
Income before income
 taxes..................         655,532       2,113,961         688,972      6,500
                          --------------  --------------  --------------    -------
Income taxes (Note 11):
 Current................         362,910         659,082         444,363      4,192
 Deferred...............          55,366         422,835        (159,521)    (1,505)
                          --------------  --------------  --------------    -------
                                 418,276       1,081,917         284,842      2,687
                          --------------  --------------  --------------    -------
Income before
 extraordinary loss,
 minority interest and
 equity in earnings of
 affiliated companies...         237,256       1,032,044         404,130      3,813
Extraordinary loss for
 discontinuance of
 regulatory accounting
 principles (Note 2)....             --         (462,508)            --         --
Income before minority
 interest and equity in
 earnings of affiliated
 companies..............         237,256         569,536         404,130      3,813
Minority interest in
 consolidated
 subsidiaries...........         (32,275)        (24,148)       (115,210)    (1,087)
Equity in earnings of
 affiliated companies...           9,479           9,043          10,090         95
                          --------------  --------------  --------------    -------
Net Income..............  (Yen)  214,460  (Yen)  554,431  (Yen)  299,010    $ 2,821
                          ==============  ==============  ==============    =======
                                                                          U.S. dollars
                                              Yen                           (Note 3)
                          ----------------------------------------------  ------------
Per share of common
 stock:
 Extraordinary loss.....             --     (Yen)(29,067)            --         --
                          --------------  --------------  --------------    -------
 Net income.............     (Yen)13,478     (Yen)34,844     (Yen)18,883       $178
                          --------------  --------------  --------------    -------
 Cash dividends,
  applicable to earnings
  for the year (Note
  13)...................      (Yen)5,000      (Yen)5,000     (Yen)10,000        $94
                          --------------  --------------  --------------    -------

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                              Year Ended March 31

                              1998            1999            2000             2000
                         --------------  --------------  --------------  ----------------
                                       Millions of yen                   Millions of U.S.
                                                                         dollars (Note 3)
Common stock (Note 13):
 At beginning of year... (Yen)  795,600  (Yen)  795,600  (Yen)  795,600      $ 7,506
 Capitalization of
  additional paid-in
  capital...............            --              --              --           --
                         --------------  --------------  --------------      -------
 At end of year.........        795,600         795,600         795,600        7,506
                         --------------  --------------  --------------      -------
Additional paid-in
 capital (Note 13):
 At beginning of year...      2,530,476       2,530,476       2,530,476       23,872
 Transfer to common
  stock.................            --              --              --           --
                         --------------  --------------  --------------      -------
 At end of year.........      2,530,476       2,530,476       2,530,476       23,872
                         --------------  --------------  --------------      -------
Retained earnings (Note
 13):
 At beginning of year...      2,018,982       2,153,883       2,628,272       24,795
 Appropriations--
 Cash dividends
  ((Yen)7,500--$71 per
  share)................        (39,780)        (39,780)       (119,339)      (1,126)
 Interim distribution--
 Cash dividends
  ((Yen)2,500--$24 per
  share)................        (39,779)        (39,779)        (39,658)        (374)
 Net income.............        214,460         554,431         299,010        2,821
 Purchase and retirement
  of common stock.......            --              --         (119,999)      (1,132)
 Other change...........            --             (483)            --           --
                         --------------  --------------  --------------      -------
 At end of year.........      2,153,883       2,628,272       2,648,286       24,984
                         --------------  --------------  --------------      -------
Accumulated
 comprehensive income
 (loss) (Note 13):
 At beginning of year...         (4,648)        (16,031)        (43,578)        (411)
 Other comprehensive
  income................        (11,383)        (27,547)         83,840          791
                         --------------  --------------  --------------      -------
 At end of year.........        (16,031)        (43,578)         40,262          380
                         --------------  --------------  --------------      -------
Shareholders' equity at
 end of year............ (Yen)5,463,928  (Yen)5,910,770  (Yen)6,014,624      $56,742
                         ==============  ==============  ==============      =======
Summary of total
 comprehensive income:
 Net income............. (Yen)  214,460  (Yen)  554,431  (Yen)  299,010      $ 2,821
 Other comprehensive
  income................        (11,383)        (27,547)         83,840          791
                         --------------  --------------  --------------      -------
Comprehensive income.... (Yen)  203,077  (Yen)  526,884  (Yen)  382,850      $ 3,612
                         ==============  ==============  ==============      =======

        The accompanying notes are an integral part of these statements.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION

                              AND ITS SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                              Year Ended March 31

                              1998            1999            2000           2000
                         --------------  --------------  --------------  ------------
                                       Millions of yen                   Millions of
                                                                         U.S. dollars
                                                                           (Note 3)
Cash flows from
 operating activities:
 Net income............    (Yen)214,460    (Yen)554,431    (Yen)299,010    $  2,821
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities--
 Extraordinary item,
  net of taxes (Note
  2)...................             --          462,508             --          --
 Depreciation and
  amortization.........       2,281,843       2,439,957       2,418,331      22,814
 Deferred taxes........          55,366         422,835        (159,521)     (1,505)
 Minority interest.....          32,275          24,148         115,210       1,087
 Loss on sale or
  disposal of property,
  plant and equipment..         164,691         174,686         209,147       1,973
 Gains on sales of
  subsidiary stock
  (Note 17)............             --       (1,634,314)            --          --
 Increase in notes and
  accounts receivable,
  trade................        (145,136)       (182,732)       (218,923)     (2,065)
 Decrease in
  inventories..........           7,631          27,955           5,993          56
 (Increase) decrease in
  other current
  assets...............         (11,712)       (211,880)        216,529       2,043
 Increase in accounts
  payable, trade and
  accrued payroll......         125,000          25,419         121,558       1,147
 Increase (decrease) in
  accrued consumption
  tax..................          72,518         (77,665)         69,644         657
 Increase (decrease) in
  accrued interest.....           1,922         (11,594)         (4,196)        (40)
 Increase (decrease) in
  advances received....          22,596          (1,631)         11,596         109
 Increase (decrease) in
  accrued taxes on
  income...............         (36,290)        300,609        (384,336)     (3,626)
 Increase (decrease) in
  liability for
  employees' severance
  payments, net of
  deferred pension
  costs................         (16,293)         84,267         107,653       1,016
 Increase (decrease) in
  other long-term
  liabilities..........           1,054          (1,330)         (1,696)        (16)
 Other.................         (39,318)        (30,438)        (10,011)        (94)
                         --------------  --------------  --------------    --------
  Net cash provided by
   operating
   activities..........       2,730,607       2,365,231       2,795,988      26,377
                         --------------  --------------  --------------    --------
Cash flows from
 investing activities:
 Payments for property,
  plant and equipment..      (2,685,961)     (2,789,342)     (2,349,969)    (22,169)
 Proceeds from sale of
  property, plant and
  equipment............          10,827          20,707          35,196         332
 Acquisition of
  investments in
  affiliates and
  intangible and other
  assets...............        (233,813)        (76,342)       (619,533)     (5,845)
 Proceeds from sales of
  subsidiary stock
  (Note 17)............             --        2,213,010             --          --
                         --------------  --------------  --------------    --------
  Net cash used in
   investing
   activities..........      (2,908,947)       (631,967)     (2,934,306)    (27,682)
                         --------------  --------------  --------------    --------
Cash flows from
 financing activities:
 Proceeds from issuance
  of long-term debt....  (Yen)1,047,974    (Yen)653,435    (Yen)677,822    $  6,395
 Payments for
  settlement of long-
  term debt............        (706,388)     (1,170,912)       (916,246)     (8,644)
 Dividends paid........         (79,559)        (79,559)       (158,997)     (1,500)
 Net increase
  (decrease) in short-
  term borrowings and
  other................           8,409        (392,792)        154,340       1,456
 Purchase and
  retirement of common
  stock................             --              --         (119,999)     (1,132)
                         --------------  --------------  --------------    --------
  Net cash provided
   (used) by financing
   activities..........         270,436        (989,828)       (363,080)     (3,425)
                         --------------  --------------  --------------    --------
Net increase (decrease)
 in cash and cash
 equivalents...........          92,096         743,436        (501,398)     (4,730)
Cash and cash
 equivalents at
 beginning of year.....         821,140         913,236       1,656,672      15,629
                         --------------  --------------  --------------    --------
Cash and cash
 equivalents at end of
 year..................    (Yen)913,236  (Yen)1,656,672  (Yen)1,155,274    $ 10,899
                         ==============  ==============  ==============    ========
Cash paid during the
 year for:
 Interest..............    (Yen)233,344    (Yen)232,099    (Yen)156,196    $  1,474
                         --------------  --------------  --------------    --------
 Income taxes..........    (Yen)400,860    (Yen)364,176    (Yen)831,109    $  7,841
                         --------------  --------------  --------------    --------
Capital lease
 obligations incurred
 during the year.......     (Yen)99,975     (Yen)32,881     (Yen)10,011    $     94
                         --------------  --------------  --------------    --------

        The accompanying notes are an integral part of these statements.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations:

  Nippon Telegraph and Telephone Corporation (hereinafter referred to as "NTT") is primarily engaged in the provision of nationwide telecommunications services in Japan. NTT and its subsidiaries' services fall into seven major classes: telephone services, telegraph services, leased circuit services, data communication facility services, ISDN (Integrated Services Digital Network) services, sale of telecommunication equipment and other services.

  In June 1997, the Japanese Diet passed the Law Concerning Partial Revision to the Nippon Telegraph and Telephone Corporation Law ("the Revision Law"), which was promulgated and partially implemented on June 20, 1997.

  In December 1997, the Ministry of Posts and Telecommunications announced "the Basic Principles Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation."

  On May 10, 1999, NTT applied for approval from the Minister of Posts and Telecommunications for "the Implementation Plans Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation", which were prepared in accordance with "the Basic Principles Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation" as drawn up in accordance with the provisions of the aforementioned legislation. On May 21, 1999, NTT received the Minister of Posts and Telecommunications' approval for the plans. In conjunction with these approved implementation plans that set out how the business transfer occur, reorganization was implemented in which NTT became a holding company holding all the shares in two regional companies (Nippon Telegraph and Telephone East Corporation and Nippon Telegraph and Telephone West Corporation) and one long-distance company (NTT Communications Corporation).

  The transfers of businesses were accomplished by transferring on July 1, 1999, NTT's relevant business activities to the respective wholly owned subsidiaries, Nippon Telegraph and Telephone East Corporation, Nippon Telegraph and Telephone West Corporation, and NTT Communications Corporation.

  Nippon Telegraph and Telephone East Corporation inherited the intra-prefectural telecommunications services in the Hokkaido, Tohoku, Kanto, Tokyo and Shinetsu regions and related services. Nippon Telegraph and Telephone West Corporation inherited the intra-prefectural telecommunications services in the Tokai, Hokuriku, Kansai, Chugoku, Shikoku and Kyushu regions and related services.

  NTT Communications Corporation inherited all the business activities comprising the domestic inter-prefecture telecommunications and multimedia network services and related services and is allowed to enter the international market.

2. Summary of significant accounting policies:

  NTT and its subsidiaries in Japan maintain their records and prepare their statutory financial statements in accordance with the Japanese Commercial Code by applying accounting principles generally accepted in Japan (Japanese GAAP), and its foreign subsidiaries in conformity with those countries of their domicile. NTT, as a regulated company, also follows the NTT Law, the Telecommunications Business Law (the "Telecom Business Law") and other related accounting regulations for preparing such financial statements.

  The accompanying consolidated financial statements incorporate certain adjustments and reclassifications relating to (1) valuation of debt and equity securities, (2) the accrual of certain expenses, (3) lease transactions,

                  NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                             AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(4) severance lump-sum and pension payments and certain other items to conform with accounting principles generally accepted in the United States of America. These adjustments were not recorded in the statutory books of account.

  Significant accounting policies, after reflecting adjustments for the above, are as follows:

 Basis of consolidation and accounting for investments in affiliated companies--

  The consolidated financial statements include the accounts of NTT and those of its majority-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation. The fiscal years of certain foreign subsidiaries are December 31 and there have been no significant transactions for the period from January 1, 2000 to March 31, 2000.

  Investments in 20 to 50 percent-owned companies, in which the ability to exercise significant influence exists, are stated at cost plus equity in undistributed earnings.

  On occasion, a subsidiary may issue its shares to third parties at amounts per share in excess of or less than NTT's average per share carrying value. With respect to such transactions, the resulting gains or losses arising from a change in interest are recorded in income for the year in which the change in interest transaction occurs.

  The excess of cost over underlying equity at acquisition dates of investments in subsidiaries and affiliated companies, if significant in amount, is amortized over the periods benefited ranging from one to twenty years.

 Discontinuance of regulation accounting principles--

  During the fiscal year ended March 31, 1999, NTT has discontinued the application of the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71") for all of its operations. Under SFAS 71, NTT had accounted for the effects of the rate-making process by establishing certain regulatory assets, including the deferral of certain costs. Pursuant to the requirements of Statement of Financial Accounting Standards No. 101, "Regulated Enterprises-- Accounting for the Discontinuation of Application of FASB Statement No. 71" ("SFAS 101"), NTT recorded an extraordinary non-cash charge of (Yen)462,508 million ($4,363 million), net of income taxes of (Yen)426,931 million ($4,028 million) during the six-month period ended September 30, 1998 and has eliminated (Yen)889,439 million ($8,391 million) of regulatory assets from its balance sheet as of September 30, 1998.

  The major components of the eliminated regulatory assets as of September 30, 1998 are as follows:

                                      Pretax                   After-tax
                             ------------------------- -------------------------
                             Millions of  Millions of  Millions of  Millions of
                                 yen      U.S. dollars     yen      U.S. dollars
   Deferred compensated
    absences...............  (Yen)105,693    $  997    (Yen) 54,960    $  518
   Deferred pension costs..       679,722     6,413         353,456     3,335
   Unamortized purchases of
    the leased assets......       104,024       981          54,092       510
                             ------------    ------    ------------    ------
     Total.................  (Yen)889,439    $8,391    (Yen)462,508    $4,363
                             ============    ======    ============    ======

 Estimates--

  The preparation of NTT's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition--

  Revenue from telecommunications services mainly represent telephone service revenues. Telephone service revenues are recorded at the time billings are made to customers based on seconds of traffic processed plus basic fees, on a monthly billing cycle basis. Sales of telecommunications equipment are recognized when products are delivered. Other telecommunications services revenues, including telegraph service, leased circuit service and data communication facility services, are recorded when the services are rendered to customers.

 Cash and cash equivalents--

  Cash in excess of daily requirements is invested in temporary cash equivalents mainly consisting of time deposits and marketable bonds of the Government of Japan, commercial paper and certificates of deposit purchased under agreements to resell, all of which are low-risk, short-term financial instruments readily convertible to known amounts of cash and having an original maturity of three months or less. Such instruments are deemed to be cash equivalents for the purpose of the statement of cash flows.

 Foreign currency translation--

  All asset and liability accounts of foreign subsidiaries and affiliates are translated into Japanese yen at appropriate year-end current rates and all income and expense accounts are translated at rates that approximate those rates prevailing at the time of transactions. The resulting translation adjustments are accumulated as a component of accumulated comprehensive income.

 Marketable securities--

  Unrealized gains and losses on equity securities designated as available-for-sale, whose fair values are readily determinable, are reported as a component of accumulated comprehensive income, net of applicable taxes. Debt securities designated as held-to-maturity are carried at amortized cost and are reduced to net realizable value for other than temporary declines in market value. Realized gains and losses which are determined on the average cost method are reflected in income.

 Inventories--

  Inventories consist of telecommunications terminals to be sold, projects in progress and materials and supplies. Telecommunications terminals to be sold are stated at cost, not in excess of market, cost being determined by the "average cost" basis. Projects in progress, which mainly relate to software production based on contracts with customers, are stated at the lower of cost or estimated realizable value, cost being determined as the accumulated production cost for contract items. Materials and supplies are valued at cost, not in excess of market, cost being determined on a first-in first-out basis.

 Property, plant and equipment and depreciation--

  Property, plant and equipment is stated at cost (including contract price, direct labor charges and other related overhead), which is determined in accordance with applicable accounting regulations. The regulations provide that the cost of funds used during construction for telecommunications equipment does not constitute

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

allowable cost for capitalization and that customers' contributions received by NTT in connection with installation of telecommunications service lines are deducted from the cost of service lines. Depreciation is computed principally using a declining-balance method at rates based on estimated useful lives of the assets with the exception of buildings for which the straight-line method is generally used. With minor exceptions, the estimated useful lives of depreciable properties are as follows:

   Telecommunications equipment..................................  5 to 42 years
   Telecommunications service lines.............................. 10 to 27 years
   Buildings and structures......................................  3 to 75 years
   Machinery, vessels and tools..................................  2 to 17 years

  Maintenance and repairs, including minor renewals and betterments, are charged to income as incurred.

 Accounting for the impairment of long-lived assets--

  NTT Group's long-lived assets, including property, plant and equipment, software and other intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

 Income taxes--

  The provision for income taxes is computed based on the pretax income included in the consolidated statement of income. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

 Derivative financial instruments--

  NTT and certain subsidiaries enter into several derivative financial instruments as hedges, such as forward exchange contracts, currency swap agreements, interest rate swap agreements and interest rate option contracts, in order to limit their main exposure to loss in relation to underlying debt instruments or underlying assets resulting from adverse fluctuations in foreign currency exchange rates and interest rates. NTT and its subsidiaries do not use derivative financial instruments for trading purposes. Most of these instruments are integrated as part of debt transactions and are entered into at the beginning date of those transactions, and have the same maturity as the underlying debt. These instruments are executed with creditworthy financial institutions.

  As forward exchange contracts and currency swap agreements are utilized for hedging purposes, such resulting gains or losses are effectively offset against foreign exchange gains or losses on the underlying hedged debts through recognition in the same period.

  NTT and certain subsidiaries entered into interest rate swap agreements which are fully integrated with underlying debt obligations or financial assets and designed to convert floating rate debt into fixed rate debt, or vice versa, and interest rate option agreements are also arranged so that exposures to losses resulting from fluctuations in interest rates are managed. As the purpose of entering into the swap transaction is mainly to change the nature of debt, NTT and certain subsidiaries account for the swap agreement like a hedge of the obligation and record interest expense using the revised interest rate.

  Had an underlying hedged transaction been settled or ceased to exist, all changes in fair value of related derivatives which have not been settled would be recognized in foreign exchange gains/losses.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Cash flows from financial instruments are classified in the consolidated statement of cash flows under the same categories as the cash flows from the related assets, liabilities or anticipated transactions.

 Net income per share--

  Basic net income per share ("EPS") is computed based on the average number of shares outstanding during the year and is appropriately adjusted for any free distribution of common stock. Diluted EPS assumes the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. The basic and diluted EPS amounts are the same as those amounts previously reported as Net Income Per Share of Common Stock.

 Distribution of common stock--

  On occasion, NTT may make a free distribution of common stock which is accounted for by a transfer of the applicable par value from additional paid-in capital to the common stock account. Under the Japanese Commercial Code, a stock dividend can be effected by an appropriation of retained earnings to the common stock account by a resolution of the general shareholders' meeting and the free share distribution with respect to the amount as appropriated by a resolution of the Board of Directors' Meeting.

 Comprehensive income--

  NTT adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" in the six-month period ended September 30, 1998. Comprehensive income is defined in this standard as total change in stockholders' equity excluding capital transactions. NTT's comprehensive income comprises net income plus other comprehensive income representing changes in foreign currency translation adjustments, unrealized gains/losses on securities and minimum pension liability adjustment. NTT has elected to disclose comprehensive income and its components in the statement of shareholders' equity.

 Recent pronouncements--

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", which has been amended by Statement of Financial Accounting Standards No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral for the Effective Date of FASB Statement No. 133", and Statement of Financial Accounting Standards No. 138 ("SFAS 138"), "Accounting for Certain Derivative Instrument and Certain Hedging Activities--An amendment of FASB Statement No. 133." SFAS 133, as amended, is effective for NTT beginning April 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. NTT is in the process of determining the impact that the adoption of SFAS 133 will have on its results of operations and financial position.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. NTT will adopt SAB 101 as required in the second half of the fiscal year ending March 31, 2001 and is evaluating the effect that such adoption may have on its consolidated results of operations and financial position.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 Reclassifications--

  Certain items for prior years' financial statements have been reclassified to conform to the 2000 presentation.

3. U.S. dollar amounts:

  U.S. dollar amounts are included solely for convenience. These translations should not be construed as representations that the yen amounts actually represent, or have been or could be converted into, U.S. dollars. As the amounts shown in U.S. dollars are for convenience only, the rate of (Yen)106 = US$1, the approximate current rate at March 31, 2000, has been used for the purpose of presentation of the U.S. dollar amounts in the accompanying consolidated financial statements.

4. Related party transactions:

  NTT and its subsidiaries have entered into a number of different types of transactions with affiliated companies, the most significant of which are the sales of telecommunications terminal equipment, the purchases of terminal equipment and materials and the receipt of certain services.

  Transactions with affiliated companies for each of the three years in the period ended March 31, 2000 and the related balances at March 31, 1999 and 2000 were as follows:

                                 1998         1999         2000         2000
                             ------------ ------------ ------------ ------------
                                        Millions of yen             Millions of
                                                                    U.S. dollars
  Sales..................... (Yen)169,347 (Yen)120,243  (Yen)97,552    $  920
                             ============ ============ ============    ======
  Purchases................. (Yen)423,998 (Yen)461,009 (Yen)485,563    $4,581
                             ============ ============ ============    ======
  Receivables...............               (Yen)54,085  (Yen)47,768    $  451
                                          ============ ============    ======
  Payables..................              (Yen)177,274 (Yen)188,635    $1,780
                                          ============ ============    ======

  Dividends from affiliated companies accounted for by the equity method for the years ended March 31, 1998, 1999 and 2000 were (Yen)592 million, (Yen)752 million and (Yen)808 million ($8 million), respectively.

5. Cash and cash equivalents:

  Cash and cash equivalents at March 31, 1999 and 2000 comprised the following:

                                          1999           2000          2000
                                     -------------- -------------- ------------
                                            Millions of yen        Millions of
                                                                   U.S. dollars
  Cash..............................   (Yen)517,379   (Yen)719,167   $ 6,785
  Certificates of deposit,
   commercial paper and marketable
   securities purchased under
   agreements to resell.............        559,068         38,063       359
  Time deposits, certificates of
   deposit and other................        580,225        398,044     3,755
                                     -------------- --------------   -------
                                     (Yen)1,656,672 (Yen)1,155,274   $10,899
                                     ============== ==============   =======

  Certificates of deposit, commercial paper and securities, including marketable bonds of the Government of Japan, are purchased under agreements to resell and are to be sold back to financial institutions at

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

predetermined selling prices and dates. Such certificates of deposit, commercial paper and securities and other deposits are stated at amounts which approximate fair value.

6. Inventories:

  Inventories at March 31, 1999 and 2000 comprised the following:

                                           1999         2000         2000
                                       ------------ ------------ ------------
                                            Millions of yen      Millions of
                                                                 U.S. dollars
   Telecommunications terminals to be
    sold.............................. (Yen)106,368 (Yen) 85,100    $  803
   Projects in progress...............       76,686       81,110       765
   Materials and supplies.............       12,789       23,640       223
                                       ------------ ------------    ------
                                       (Yen)195,843 (Yen)189,850    $1,791
                                       ============ ============    ======

7. Marketable securities and other investments:

  Marketable securities and other investments include available-for-sale securities and held-to-maturity securities. The aggregate fair value, gross unrealized holding gains, gross unrealized holding losses and carrying amounts by major security type at March 31, 1999 and 2000 are as follows:

                                               March 31, 1999
                             --------------------------------------------------
                                             Gross        Gross
                               Carrying    unrealized  unrealized
                               amounts       gains       losses     Fair value
                             ------------ ------------ ----------- ------------
                                              Millions of yen
   Available-for-sale:
     Equity securities...... (Yen)115,366 (Yen) 35,088 (Yen)72,681 (Yen) 77,773
   Held-to-maturity:
     Debt securities........       49,761          872         265       50,368
                             ------------ ------------ ----------- ------------
       Total................ (Yen)165,127 (Yen) 35,960 (Yen)72,946 (Yen)128,141
                             ============ ============ =========== ============
                                               March 31, 2000
                             --------------------------------------------------
                                             Gross        Gross
                               Carrying    unrealized  unrealized
                               amounts       gains       losses     Fair value
                             ------------ ------------ ----------- ------------
                                              Millions of yen
   Available-for-sale:
     Equity securities...... (Yen)138,542 (Yen)181,019 (Yen)63,136 (Yen)256,425
   Held-to-maturity:
     Debt securities........       43,252        1,591         203       44,640
                             ------------ ------------ ----------- ------------
       Total................ (Yen)181,794 (Yen)182,610 (Yen)63,339 (Yen)301,065
                             ============ ============ =========== ============

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                                      March 31, 2000
                                           -------------------------------------
                                                      Gross      Gross
                                           Carrying unrealized unrealized  Fair
                                           amounts    gains      losses   value
                                           -------- ---------- ---------- ------
                                                 Millions of U.S. dollars
   Available-for-sale:
     Equity securities....................  $1,307    $1,708      $596    $2,419
   Held-to-maturity:
     Debt securities......................     408        15         2       421
                                            ------    ------      ----    ------
       Total..............................  $1,715    $1,723      $598    $2,840
                                            ======    ======      ====    ======

  During the years ended March 31, 1998, 1999 and 2000, the net unrealized gain or loss on available-for-sale securities included in the separate component of shareholders' equity, net of applicable taxes, decreased by (Yen)15,413 million, (Yen)2,120 million and increased by (Yen)97,501 million ($920 million), respectively.

Maturities of debt securities classified as held-to-maturity at March 31, 2000 are as follows:

                                                  2000                2000
                                         ----------------------- --------------
                                          Carrying               Carrying Fair
                                           amounts   Fair Value  amounts  value
                                         ----------- ----------- -------- -----
                                             Millions of yen      Millions of
                                                                  U.S. dollars
   Due after 1 year through 5 years..... (Yen)25,966 (Yen)27,530   $245   $260
   Due after 5 years through 10 years...      17,286      17,110    163    161
                                         ----------- -----------   ----   ----
     Total.............................. (Yen)43,252 (Yen)44,640   $408   $421
                                         =========== ===========   ====   ====

  Proceeds from sales of available-for-sale securities for the years ended March 31, 1998, 1999 and 2000 were immaterial.

  In the ordinary course of business, NTT maintains long-term investment securities, included in marketable securities and other investments, issued by a large number of privately held companies. The aggregate carrying amounts of the investments in privately held companies were (Yen)36,220 million and
(Yen)69,977 million ($660 million) at March 31, 1999 and 2000, respectively. The corresponding fair values at those dates were not computed as such estimation was not readily determinable. Other investments excluding the previously described securities are stated at cost or less.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


8. Intangible and other assets:

  Intangible and other assets and the related accumulated amortization at March 31, 1999 and 2000 were as follows:

                                        1999            2000           2000
                                   --------------  --------------  ------------
                                          Millions of yen          Millions of
                                                                   U.S. dollars
   Computer software.............  (Yen)1,811,746  (Yen)2,030,863    $19,159
   Rights to use utility
    facilities and other.........         753,216       1,091,300     10,295
                                   --------------  --------------    -------
                                        2,564,962       3,122,163     29,454
   Accumulated amortization......      (1,074,524)     (1,240,566)   (11,703)
                                   --------------  --------------    -------
                                        1,490,438       1,881,597     17,751
   Minimum pension liability (See
    Note 10).....................           8,154             --         --
   Prepaid pension costs (See
    Note 10).....................          28,521             --         --
                                   --------------  --------------    -------
                                   (Yen)1,527,113  (Yen)1,881,597    $17,751
                                   ==============  ==============    =======

  Computer software is recorded at cost and is amortized on a straight-line basis over an estimated useful life which is generally five years. Rights to use utility facilities are acquired for lump-sum cash payments and mainly consist of cable tunnel and public use joint tunnels. Such rights are recorded at cost and are amortized on a straight-line basis over their estimated useful lives of eighteen years. Other intangibles are also recorded at cost and amortized on a straight-line basis over their estimated useful lives averaging twelve years.

9. Short-term borrowings and long-term debt:

  Short-term borrowings at March 31, 1999 and 2000 comprised the following:

                                            1999         2000         2000
                                        ------------ ------------ ------------
                                             Millions of yen      Millions of
                                                                  U.S. dollars
   Unsecured short-term bank loans
    bearing interest at a weighted
    average rates of 1.07% and 0.46%
    per annum at March 31, 1999 and
    2000, respectively................. (Yen)232,180 (Yen)347,305    $3,277
   Commercial paper of 0.59% and 0.24%
    per annum at March 31, 1999 and
    2000, respectively.................        3,000       63,000       594
                                        ------------ ------------    ------
                                        (Yen)235,180 (Yen)410,305    $3,871
                                        ============ ============    ======

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Long-term debt at March 31, 1999 and 2000 comprised the following:

                                        1999            2000           2000
                                   --------------  --------------  ------------
                                          Millions of yen          Millions of
                                                                   U.S. dollars
   Debt denominated in Japanese
    yen:
     0.75%--6.8% coupon bonds due
      2000--2010.................  (Yen)1,647,700  (Yen)1,739,300    $16,408
     1.6%--2.5% Euro yen notes
      due 2001--2007.............         164,000         154,000      1,453
     Unsecured indebtedness to
      banks--
       2.5% (weighted average)
        loans due 2000--2022.....       2,790,101       2,595,828     24,489
       0.6% (weighted average)
        floating rate loans due
        2000--2007...............         159,800         116,820      1,102
                                   --------------  --------------    -------
                                        4,761,601       4,605,948     43,452
                                   --------------  --------------    -------
   Debt denominated in foreign
    currencies:
     6.0%--6.75% U.S. dollar
      notes due 2000--2008.......         407,193         305,378      2,881
     4.0%--5.125% Swiss franc
      bonds and notes due 2002--
      2006.......................          69,283          22,097        208
     10.25% Canadian dollar notes
      due 2001...................          32,564          14,904        141
     7.125% Deutsche mark bonds
      due 2000...................          26,752             --         --
     7.375%--10.875% Sterling
      pound bonds due 2001--
      2003.......................          69,419          60,592        572
     3.75% Euro notes due 2006...             --           77,730        733
     Unsecured indebtedness to
      banks--
       10.67% Thai baht loan due
        2000.....................           2,209             --         --
       5.6% (weighted average)
        U.S. dollar floating rate
        loans due 2006...........          39,599          23,516        222
                                   --------------  --------------    -------
                                          647,019         504,217      4,757
                                   --------------  --------------    -------
     Total long-term debt
      principal..................       5,408,620       5,110,165     48,209
     Less--Deferred bond
      discounts..................          (1,716)         (2,429)       (23)
                                   --------------  --------------    -------
                                        5,406,904       5,107,736     48,186
     Less--Current maturities....        (848,546)       (868,648)    (8,195)
                                   --------------  --------------    -------
     Total long-term debt........  (Yen)4,558,358  (Yen)4,239,088    $39,991
                                   ==============  ==============    =======

  Interest rates and due dates are stated at March 31, 2000.

  At March 31, 2000, buildings and land of certain consolidated subsidiaries, with a book value of (Yen)14,626 million ($138 million), were mortgaged as collateral for certain loans.

  All the holders of the bonds and notes issued by NTT referred to in the above table generally have a preferential right under the NTT Law to be paid prior to other unsecured indebtedness subject to certain general preferential rights provided for in the Japanese Civil Code, such as preferential rights of employees to wages.

  The bond and note agreements relating to NTT's long-term debt at March 31, 2000 stipulate, among other things, that certain of the bonds and notes are redeemable at the option of NTT generally at the principal

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

amount. Additionally, such agreements generally provide that the bonds and notes may be purchased by NTT at the current value.

  In February and November 1996, debts totaling (Yen)50,000 million and
(Yen)50,000 million, respectively, were deleted from the balance sheet through placing cash in a bank. The principal and interest of the funds deposited in a trust fund with the bank will be sufficient to fund the scheduled principal and interest payments of these debt issues. The balance of these outstanding debts at March 31, 2000 was (Yen)100,000 million ($943 million).

  Under Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," NTT recognized debts of (Yen)50,000 million ($472 million), which are not considered extinguished, in the balance sheet with the related funds. These funds, which are included in "Intangible and other assets" in the accompanying consolidated financial statements, were subject to withdrawal restrictions.

  The aggregate amounts of annual maturities of long-term debt during each of the five years ending March 31, 2005 and thereafter are as follows:

   Year ending March 31
   --------------------
                                                      Millions of   Millions of
                                                          yen       U.S. dollars
   2001............................................. (Yen)  868,648   $ 8,195
   2002.............................................        846,161     7,982
   2003.............................................        704,363     6,645
   2004.............................................        616,187     5,813
   2005.............................................        454,072     4,284
   Thereafter.......................................      1,618,305    15,267
                                                     --------------   -------
                                                     (Yen)5,107,736   $48,186
                                                     ==============   =======

10. Employees' severance payments:

  Employees whose services with NTT and its subsidiaries are terminated are normally entitled to lump-sum severance payments or pension payments as described below, determined by reference to the current basic rate of pay, length of service and conditions under which the termination occurs. Under normal circumstances, the minimum payment is an amount based on voluntary retirement. Employees receive additional benefits on involuntary retirement.

  In the fiscal year ended March 31, 1993, NTT and certain subsidiaries established a non-contributory funded pension plan with insurance companies and trust companies. The benefits under the plan cover 28 percent of the indemnities under existing regulations to employees who are more than 50 years old and will be retiring after twenty or more years of service. Retirement benefits are payable, at the option of the employee, in monthly installments or in a lump-sum. In 2000, NTT would revise the severance indemnity plan, which will result in the reduction of the projected benefit obligation. The effect of such a reduction in the projected benefit obligation has been reflected as an offset of unrecognized prior service cost.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following table presents reconciliation of the changes in the plan's benefit obligations and fair value of assets of the NTT Severance Payment Plan at March 31, 1999 and 2000:

                                       1999             2000            2000
                                  ---------------  ---------------  ------------
                                          Millions of yen           Millions of
                                                                    U.S. dollars
Change in benefit obligations:
  Benefit obligation, beginning
   of year......................  (Yen) 4,011,150  (Yen) 4,055,997    $ 38,264
  Service cost..................          156,047          138,450       1,306
  Interest cost.................          140,217          124,910       1,178
  Benefit payments..............         (217,259)        (163,447)     (1,542)
  Settlements...................          (34,158)         (75,115)       (708)
  Plan amendment................              --          (320,303)     (3,022)
                                  ---------------  ---------------    --------
  Benefit obligation, end of
   year.........................        4,055,997        3,760,492      35,476
                                  ---------------  ---------------    --------
Change in fair value of plan as-
 sets:
  Fair value of plan assets, be-
   ginning of year..............          488,901          546,738       5,158
  Actual return on plan assets..          (14,929)          49,679         469
  Employer contributions........           88,987           88,475         835
  Benefits payments.............          (16,221)         (19,685)       (186)
                                  ---------------  ---------------    --------
  Fair value of plan assets, end
   of year......................          546,738          665,207       6,276
                                  ---------------  ---------------    --------
At March 31:
  Funded status.................       (3,509,259)      (3,095,285)    (29,200)
  Unrecognized net loss.........          141,822           35,102         331
  Unrecognized transition obli-
   gation.......................          350,344          280,991       2,651
  Unrecognized prior service
   cost (*1)....................           83,668         (246,293)     (2,324)
                                  ---------------  ---------------    --------
  Net amount recognized.........  (Yen)(2,933,425) (Yen)(3,025,485)   $(28,542)
                                  ===============  ===============    ========

--------
(*1) Unrecognized prior year service cost has been amortized on the straight-line method over the average remaining service period of employees expected to receive benefits under the plan.

The following table provides the amounts recognized in NTT's consolidated balance sheets:

                                      1999             2000            2000
                                 ---------------  ---------------  ------------
                                         Millions of yen           Millions of
                                                                   U.S. dollars
At March 31:
  Liability for employees' sev-
   erance payments.............. (Yen)(2,977,403) (Yen)(3,065,250)   $(28,918)
  Intangible and other assets...           8,154              --          --
  Accumulated other comprehen-
   sive loss....................          35,824           39,765         376
                                 ---------------  ---------------    --------
  Net amount recognized......... (Yen)(2,933,425) (Yen)(3,025,485)   $(28,542)
                                 ===============  ===============    ========

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The charges to income for employees' severance indemnities relating to the NTT Severance Payment Plan for each of the three years in the period ended March 31, 2000 included the following components:

                                1998          1999          2000          2000
                            ------------  ------------  ------------  ------------
                                       Millions of yen                Millions of
                                                                      U.S. dollars
   Service cost............ (Yen)157,153  (Yen)156,047  (Yen)138,450     $1,306
   Interest cost on
    projected benefit
    obligation.............      164,229       140,217       124,910      1,178
   Expected return on plan
    assets.................      (15,233)      (20,030)      (22,159)      (209)
   Net amortization and
    deferral...............       81,236        81,466        83,096        784
                            ------------  ------------  ------------     ------
   Net periodic severance
    payments under
    SFAS 87................      387,385       357,700       324,297      3,059
   Deduct: Amounts
    attributable to
    regulatory accounting
    practices under SFAS
    71.....................     (107,501)      (52,197)          --         --
                            ------------  ------------  ------------     ------
   Total cost for
    employees' severance
    indemnities as recorded
    in the consolidated
    statement of income.... (Yen)279,884  (Yen)305,503  (Yen)324,297     $3,059
                            ============  ============  ============     ======
   Assumptions in
    determination of net
    pension cost:
     Discount rate.........          3.5%          3.5%          3.0%
     Long-term rate of
      salary increases.....          3.5%          3.5%          3.0%
     Long-term rate of
      return on funded
      assets...............          4.0%          4.0%          3.0%

  As part of the Japanese social insurance scheme restructuring, the Japanese Welfare Pension Insurance Law was amended effective April 1, 1997 to convert the NTT Mutual Aid Plan, which was administered by the Public Corporation Employee Mutual Aid Association Law, into a government-sponsored welfare pension plan under the Japanese Welfare Pension Insurance Law. At the same time, NTT established welfare pension plans or NTT Kosei Nenkin Kikin, a defined benefit pension plan to which both NTT and the employees make contributions and which is regulated by the Japanese Welfare Pension Insurance Law. The NTT Severance Payment Plan was not affected.

  Effective April 1, 1997, a portion of the Japanese government's obligation under the NTT Mutual Aid Plan and related assets of the NTT Mutual Aid Plan were assigned to NTT's welfare pension plans by the Japanese government. The NTT Mutual Aid Plan was considered a multi-employer plan as defined by Statement of Financial Accounting Standards No. 87 ("SFAS 87") "Employers' Accounting Pensions" and accordingly, expense was recognized as contributions were owed to such plan. Because the Japanese government accounted for the assets and liabilities under such plan under a method other than that required by SFAS 87, NTT had an actuary value the plan's assets and liabilities pursuant to the provisions of SFAS 87. Pursuant to the provisions of SFAS 87, the fair value of the assets assigned to NTT's welfare pension plans was (Yen)629 billion and the actuarial present value of benefit obligations (vested benefit, accumulated benefit and projected benefit obligations) as of April 1, 1997 were
(Yen)279 billion, (Yen)281 billion and (Yen)495 billion, respectively. Substantially all of the difference between the assets and the actuarial present value of the projected benefit obligations was reflected as a reduction of regulatory assets.

  In March 2000, there were revisions of the Japanese Welfare Pension Insurance Law, which reduced the projected benefit obligation of the contributory defined benefit pension plans for NTT and certain subsidiaries in Japan.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The following table presents a reconciliation of the changes in NTT's welfare pension plans' benefit obligations and fair value of assets of NTT's welfare pension plans at March 31, 1999 and 2000:

                                           1999          2000          2000
                                       ------------  ------------  ------------
                                            Millions of yen        Millions of
                                                                   U.S. dollars
   Change in benefit obligations:
     Benefit obligation, beginning of
      year...........................  (Yen)733,124  (Yen)874,465    $ 8,250
     Service cost....................       132,573       132,471      1,250
     Interest cost...................        25,651        30,591        289
     Benefit payments................          (468)         (978)        (9)
     Settlements.....................       (16,415)       84,322        794
     Plan amendment..................           --        (16,194)      (153)
                                       ------------  ------------    -------
     Benefit obligation, end of
      year...........................       874,465     1,104,677     10,421
                                       ------------  ------------    -------
   Change in fair value of plan as-
    sets:
     Fair value of plan assets,
      beginning of year..............       764,153       839,436      7,919
     Actual return on plan assets....         1,733        77,072        727
     Employer contributions..........        74,018        42,866        404
     Employee contributions..........           --         32,865        310
     Benefits payments...............          (468)         (978)        (9)
                                       ------------  ------------    -------
     Fair value of plan assets, end
      of year........................       839,436       991,261      9,351
                                       ------------  ------------    -------
   At March 31:
     Funded status...................       (35,029)     (113,416)    (1,070)
     Unrecognized net gain...........        63,550       105,864        999
     Unrecognized prior service cost
      (*1)...........................           --        (16,194)      (153)
                                       ------------  ------------    -------
     Net amount recognized...........  (Yen) 28,521  (Yen)(23,746)   $  (224)
                                       ============  ============    =======

--------
(*1) Unrecognized prior year service cost has been amortized on the straight-line method over the average remaining service period of employees expected to receive benefits under the plan.

  The following table provides the amounts recognized in NTT's consolidated balance sheets:

                                              At March 31,
                                        ------------------------
                                           1999         2000          2000
                                        ----------- ------------  ------------
                                            Millions of yen       Millions of
                                                                  U.S. dollars
   Liability for employee's severance
    payments...........................         --  (Yen)(23,746)    $(224)
   Intangible and other assets......... (Yen)28,521          --        --
                                        ----------- ------------     -----
   Net amount recognized............... (Yen)28,521 (Yen)(23,746)    $(224)
                                        =========== ============     =====

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The charges to income for employees' severance indemnities relating to NTT's welfare pension plans for each of the three years in the period ended March 31, 2000 included the following components:

                                 1998          1999          2000          2000
                             ------------  ------------  ------------  ------------
                                        Millions of yen                Millions of
                                                                       U.S. dollars
   Service cost............  (Yen)132,444  (Yen)132,573  (Yen)132,471     $1,250
   Interest cost on
    projected benefit
    obligation.............        19,788        25,651        30,591        289
   Expected return on plan
    assets.................       (26,594)      (32,037)      (35,064)      (331)
   Employee contributions..       (31,362)      (32,071)      (32,865)      (310)
                             ------------  ------------  ------------     ------
   Net periodic severance
    payments under SFAS
    87.....................        94,276        94,116        95,133        898
   Gain on transferred plan
    assets in excess of
    projected benefit
    obligation as of April
    1, 1997................      (133,951)          --            --         --
   Deduct: Amounts
    attributable to
    regulatory accounting
    practices under SFAS
    71.....................        77,860       (24,187)          --         --
                             ------------  ------------  ------------     ------
   Total cost for
    employees' severance
    indemnities as recorded
    in the consolidated
    statement of income....   (Yen)38,185   (Yen)69,929   (Yen)95,133     $  898
                             ============  ============  ============     ======
   Assumptions in
    determination of net
    pension cost:
     Discount rate.........           3.5%          3.5%          3.0%
     Long-term rate of
      salary increases.....           3.5%          3.5%          3.0%
     Long-term rate of
      return on funded
      assets...............           4.0%          4.0%          3.0%

11. Income taxes:

  NTT is subject to a number of different taxes, based on income with an aggregate normal statutory tax rate in Japan of approximately 51 percent in 1998, approximately 48 percent in 1999 and approximately 41 percent in 2000. Due to a change in Japanese income tax regulations, effective April 1, 1998 and April 1, 1999, the statutory rates were reduced to approximately 48 percent and 41 percent, respectively, and such rates were used to calculate the future expected tax effects of temporary differences. Reconciliation of the difference of the effective tax rates of NTT and the normal statutory tax rates are as follows:

                                                            Percent of income
                                                              before income
                                                                  taxes
                                                            -------------------
                                                            1998   1999   2000
                                                            -----  -----  -----
   Normal statutory tax rate............................... 51.00% 48.00% 41.00%
   Changes in income tax rate..............................  6.49   4.59    --
   Provision (reversal) of valuation allowance.............  4.66  (1.45)   --
   Other...................................................  1.66   0.04   0.34
                                                            -----  -----  -----
   Effective tax rate...................................... 63.81% 51.18% 41.34%
                                                            =====  =====  =====

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Significant components of the deferred tax assets and liabilities at March 31, 1999 and 2000 are as follows:

                                            1999         2000          2000
                                        ------------ ------------  ------------
                                             Millions of yen       Millions of
                                                                   U.S. dollars
   Deferred tax assets:
     Liability for employees'
      severance payments..............  (Yen)786,851 (Yen)897,165     $8,464
     Advance received.................         8,069        6,141         58
     Accrued enterprise tax...........        42,957       30,148        284
     Depreciation.....................        80,832      131,842      1,244
     Compensated absences.............        95,557      100,061        944
     Unamortized purchases of the
      leased assets...................        37,976       39,426        372
     Other............................        65,522      140,390      1,324
                                        ------------ ------------     ------
     Total gross deferred tax assets..     1,117,764    1,345,173     12,690
     Less valuation allowance.........           --        (2,287)       (21)
                                        ------------ ------------     ------
     Total deferred tax assets........     1,117,764    1,342,886     12,669
                                        ------------ ------------     ------
   Deferred tax liabilities:
     Valuation for securities.........        13,098       76,581        723
     Special reserve for tax
      purposes........................        30,903       31,069        293
     Gains on sales of subsidiary
      stocks..........................       358,099      358,099      3,378
     Other............................        61,217      123,783      1,168
                                        ------------ ------------     ------
     Total gross deferred tax
      liabilities.....................       463,317      589,532      5,562
                                        ------------ ------------     ------
     Net deferred tax assets..........  (Yen)654,447 (Yen)753,354     $7,107
                                        ============ ============     ======

  NTT DoCoMo Inc., and its eight regional subsidiaries (together, "NTT DoCoMo Group", a trademark which stands for "Do Communications over the Mobile Network") and NTT were major shareholders of NTT Personal Group, which operated NTT's PHS business. In May 1998, NTT decided to transfer its PHS business to NTT DoCoMo Group by the end of fiscal year 1999 and to liquidate NTT Personal Group following the transfer. Through the liquidation, NTT and NTT DoCoMo Group provided financial assistance to NTT Personal Group in the form of intercompany loans. Although losses relating to the financial assistance had already been recognized on a consolidated basis, they were not tax deductible until the liquidation was completed. Therefore, NTT recognized deferred tax assets related to these losses in the fiscal year ended March 31, 1998. The liquidation of NTT Personal Group was completed in March 1999. Because the tax losses of NTT Personal Group have been realized in the fiscal year ended March 31, 1999, the valuation allowance at March 31, 1998, which mainly related to deferred tax assets on the losses related to financial assistance to subsidiary companies which are not expected to be tax deductible, was reversed. The valuation allowance at March 31, 2000 mainly relates to deferred tax assets of consolidated subsidiaries with operating loss carryforwords for tax purposes that are not expected to be realized. The net changes in the total valuation allowance for the fiscal years ended March 31, 1999 and 2000 were a decrease of
(Yen)30,573 million and an increase of (Yen)2,287 million ($21 million), respectively.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Net deferred tax assets at March 31, 1999 and 2000 are included in the consolidated balance sheet as follows:

                                          1999          2000          2000
                                      ------------  ------------  ------------
                                           Millions of yen        Millions of
                                                                  U.S. dollars
Prepaid expenses and other current
 assets.............................. (Yen)166,355  (Yen)172,624     $1,629
Deferred income taxes (investments
 and other assets)...................      502,393       951,296      8,974
Other current liabilities............       (7,684)      (15,795)      (149)
Other long-term liabilities..........       (6,617)     (354,771)    (3,347)
                                      ------------  ------------     ------
                                      (Yen)654,447  (Yen)753,354     $7,107
                                      ============  ============     ======

  Operating loss carryforwards for tax purposes of consolidated subsidiaries at March 31, 2000 amounted to approximately (Yen)5,486 million ($52 million) and are available as an offset against future taxable income of such subsidiaries. These carryforwards expire at various dates up to five years. Realization is dependent on such subsidiaries generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets, less valuation allowance, will be realized. The amount of such net deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

12. Consumption tax:

  The consumption tax rate, with minor exceptions, for all taxable goods and services is 5 percent. A tax credit for consumption taxes incurred (which are included in the cost of purchased goods and services) is available against consumption taxes attributable to revenue in the same taxable period.

13. Shareholders' equity:

  Pursuant to the NTT Law as approved by the Japanese Diet, NTT was incorporated on April 1, 1985, upon which all the assets and liabilities of the Public Corporation were transferred to NTT. As provided for in the supplementary provisions of the NTT Law, all the new shares held by the Public Corporation were transferred to the Japanese Government upon the dissolution of the Public Corporation on April 1, 1985. The NTT Law specifies, however, that such government ownership may eventually be reduced to one-third. Since incorporation, the Government of Japan has sold 7,400 thousand shares of NTT's common stock to the public. As a normal part of its business operations, NTT provides various telecommunications and other services to the Government of Japan.

  According to the NTT Law, NTT must obtain authorization from the Minister of Posts and Telecommunications for certain financial matters including (1) any new issue of shares, convertible debentures or debentures with preemptive rights to acquire new shares; (2) any resolution for (i) a change in the Articles of Incorporation, (ii) an appropriation of profits or (iii) any merger or dissolution; and (3) any disposition of major telecommunications trunk lines and equipment or providing mortgages on such properties.

  The Japanese Commercial Code provides that (i) all appropriations of retained earnings, including dividends, require approval at an ordinary general meeting of shareholders, (ii) interim cash dividends can be distributed upon the approval of the board of directors, if the Articles of Incorporation provide for such interim cash dividends, subject to some restrictions in the amount, and (iii) an amount equal to at least 10 percent of

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

cash dividends and other appropriations paid in cash be appropriated from retained earnings to a legal reserve until the reserve equals 25 percent of stated capital computed in accordance with generally accepted accounting principles in Japan.

  On November 24, 1995, based upon the resolution of the Board of Directors' Meeting held on April 28, 1995, NTT capitalized the aggregate amount of
(Yen)15,600 million ($147 million) of its additional paid-in capital to the common stock account and made a free share distribution of 312,000 shares to shareholders of record at September 30, 1995 representing 2 percent of outstanding shares. Under generally accepted accounting principles in Japan, no accounting entry is required for such a free share distribution. Had the distribution been accounted for in the manner adopted by companies in the United States of America, (Yen)234,624 million ($2,213 million) would have been transferred from retained earnings to the applicable capital accounts.

  The amount of unrestricted consolidated retained earnings pursuant to accounting principles generally accepted in Japan was (Yen)2,824,550 million ($26,647 million) at March 31, 2000.

  In accordance with customary practice in Japan, the appropriations are not accrued in the financial statements for the period to which they relate but are recorded in the subsequent accounting period after shareholders' approval has been obtained. Retained earnings at March 31, 2000 includes amounts representing final cash dividends of (Yen)39,586 million ($373 million),
(Yen)2,500 ($24) per share, and the related transfer to the legal reserve of
(Yen)3,964 million ($37 million), which were approved at the shareholders' meeting held on June 29, 2000.

  On June 29, 1999, the shareholders of NTT approved a stock repurchase plan. Under the plan, NTT was authorized to repurchase up to (Yen)120,000 million ($1,132 million) for a one year period. In accordance with the plan, NTT repurchased and retired 77,410 shares of its common stock for a total purchase price (Yen)119,999 million ($1,132 million) during the year ended March 31, 2000. Repurchases of common stock are accounted for in accordance with Japanese Commercial Code and customary practices in Japan as a reduction to retained earnings for the cost of the repurchase.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Accumulated other comprehensive income (loss)--

  An analysis of the changes for the years ended March 31, 1998, 1999 and 2000 in accumulated other comprehensive income (loss) is shown below:

                                 1998          1999          2000          2000
                             ------------  ------------  ------------  ------------
                                        Millions of yen                Millions of
                                                                       U.S. dollars
   Unrealized gain on secu-
    rities:
     At beginning of year..  (Yen) (4,648) (Yen)(20,061) (Yen)(22,181)    $(210)
     Change during the
      year.................       (15,413)       (2,120)       97,502       920
                             ------------  ------------  ------------     -----
       At end of year......  (Yen)(20,061) (Yen)(22,181) (Yen) 75,321     $ 710
                             ============  ============  ============     =====
   Foreign currency trans-
    lation adjustments:
     At beginning of year..  (Yen)    --   (Yen)  4,030  (Yen)   (261)    $  (2)
     Change during the
      year.................         4,030        (4,291)      (11,663)     (110)
                             ------------  ------------  ------------     -----
       At end of year......  (Yen)  4,030  (Yen)   (261) (Yen)(11,924)    $(112)
                             ============  ============  ============     =====
   Minimum pension liabil-
    ity adjustments:
     At beginning of year..  (Yen)    --   (Yen)    --   (Yen)(21,136)    $(199)
     Change during the
      year.................           --        (21,136)       (1,999)      (19)
                             ------------  ------------  ------------     -----
       At end of year......  (Yen)    --   (Yen)(21,136) (Yen)(23,135)    $(218)
                             ============  ============  ============     =====
   Total accumulated other
    comprehensive income
    (loss):
     At beginning of year..  (Yen) (4,648) (Yen)(16,031) (Yen)(43,578)    $(411)
     Change during the
      year.................       (11,383)      (27,547)       83,840       791
                             ------------  ------------  ------------     -----
       At end of year......  (Yen)(16,031) (Yen)(43,578) (Yen) 40,262      $380
                             ============  ============  ============     =====

  Tax effects allocated to each component of other comprehensive income (loss) for the years ended March 31, 1998, 1999 and 2000 is shown below:

                                        Pre-tax                    Net-of-tax
                                         amount     Tax expense      amount
                                      ------------  ------------  ------------
                                                 Millions of yen
   For the year ended March 31,
    1998:
     Unrealized gain on securities..  (Yen)(29,090) (Yen) 13,677  (Yen)(15,413)
     Foreign currency translation
      adjustments...................         7,750        (3,720)        4,030
                                      ------------  ------------  ------------
       Other comprehensive income
        (loss)......................  (Yen)(21,340) (Yen)  9,957  (Yen)(11,383)
                                      ============  ============  ============
   For the year ended March 31,
    1999:
     Unrealized gain on securities..  (Yen) (5,210) (Yen)  3,090  (Yen) (2,120)
     Foreign currency translation
      adjustments...................        (8,192)        3,901        (4,291)
     Minimum pension liability
      adjustment....................       (35,824)       14,688       (21,136)
                                      ------------  ------------  ------------
       Other comprehensive income
        (loss)......................  (Yen)(49,226) (Yen) 21,679  (Yen)(27,547)
                                      ============  ============  ============
   For the year ended March 31,
    2000:
     Unrealized gain on securities..  (Yen)155,476  (Yen)(57,974) (Yen) 97,502
     Foreign currency translation
      adjustments...................       (12,511)          848       (11,663)
     Minimum pension liability
      adjustment....................        (3,941)        1,942        (1,999)
                                      ------------  ------------  ------------
       Other comprehensive income
        (loss)......................  (Yen)139,024  (Yen)(55,184) (Yen) 83,840
                                      ============  ============  ============

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                                                       Pre-                Net-
                                                       tax                of-tax
                                                      amount  Tax expense amount
                                                      ------  ----------- ------
                                                      Millions of U.S. dollars
   For the year ended March 31, 2000:
     Unrealized gain on securities................... $1,467     $(547)    $920
     Foreign currency translation adjustments........   (118)        8     (110)
     Minimum pension liability adjustment............    (37)       18      (19)
                                                      ------     -----     ----
       Other comprehensive income (loss)............. $1,312     $(521)    $791
                                                      ======     =====     ====

14. Business segment and geographic area:

  The operation segments reported below are the segments of NTT for which separate financial information is available and for which operating profit/loss amounts are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance.

  NTT Group's results are segmented according to its four primary lines of business: wireline services, wireless services, data communication services and other services. NTT Group's wireline services segment, which was provided by NTT through June 30, 1999 and which is now provided by NTT East, NTT West and NTT Communications, includes telephone services (excluding cellular services and PHS services), telegraph services, leased circuit services, ISDN services and other related services. NTT Group's wireless services segment, provided by NTT DoCoMo, includes cellular services, PHS services and other related services. NTT Group's data communication services segment, provided by NTT DATA, includes data communication facility services, system integration services and other related services. The other services segment includes fundamental research activities, the management of telecommunications facilities, the sale and maintenance of telecommunications equipment, the loan of real estate, the sale of telephone cards and certain other services, primarily within the NTT Group itself.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Business segments--

 Sales and operating revenue:

                                 1998            1999            2000            2000
                            --------------  --------------  ---------------  ------------
                                           Millions of yen                   Millions of
                                                                             U.S. dollars
   Sales and operating
    revenue:
     Wireline services--
       Customers........... (Yen)6,046,334  (Yen)5,752,301  (Yen) 5,715,235    $ 53,917
       Intersegment........        276,010         384,703          494,120       4,662
                            --------------  --------------  ---------------    --------
       Total...............      6,322,344       6,137,004        6,209,355      58,579
     Wireless services--
       Customers...........      2,682,658       3,206,829        3,722,470      35,118
       Intersegment........        257,384         149,317          204,943       1,933
                            --------------  --------------  ---------------    --------
       Total...............      2,940,042       3,356,146        3,927,413      37,051
     Data communication
      services--
       Customers...........        609,118         633,909          641,761       6,054
       Intersegment........         60,111          71,556           74,669         705
                            --------------  --------------  ---------------    --------
       Total...............        669,229         705,465          716,430       6,759
     Other--
       Customers...........        111,903         136,634          303,873       2,867
       Intersegment........        960,654       1,338,100        1,876,050      17,698
                            --------------  --------------  ---------------    --------
       Total...............      1,072,557       1,474,734        2,179,923      20,565
     Elimination...........     (1,554,159)     (1,943,676)      (2,649,782)    (24,998)
                            --------------  --------------  ---------------    --------
     Consolidated total.... (Yen)9,450,013  (Yen)9,729,673  (Yen)10,383,339    $ 97,956
                            ==============  ==============  ===============    ========

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)



 Segment profit or loss:

                                1998           1999           2000          2000
                            ------------  --------------  ------------  ------------
                                        Millions of yen                 Millions of
                                                                        U.S. dollars
   Operating income:
     Wireline services..... (Yen)467,228  (Yen)   83,283  (Yen) 69,698     $  658
     Wireless services.....      327,154         467,521       522,692      4,931
     Data communication
      services.............       43,217          29,626        38,913        367
     Other.................        2,584          52,535       115,305      1,088
                            ------------  --------------  ------------     ------
     Total.................      840,183         632,965       746,608      7,044
     Elimination...........       31,862          78,470        77,182        728
                            ------------  --------------  ------------     ------
   Consolidated operating
    income.................      872,045         711,435       823,790      7,772
   Other income............       66,511       1,716,115       135,441      1,278
   Other expenses..........      283,024         313,589       270,259      2,550
                            ------------  --------------  ------------     ------
   Consolidated income
    before income taxes.... (Yen)655,532  (Yen)2,113,961  (Yen)688,972     $6,500
                            ============  ==============  ============     ======
   Equity in earnings
    (losses) in other
    income:
     Wireline services..... (Yen)  6,076  (Yen)    3,427  (Yen) (2,700)    $  (26)
     Wireless services.....        2,057           7,834         8,988         85
     Data communication
      services.............        1,353           1,156         1,970         19
     Other.................           (7)         (3,374)        1,832         17
                            ------------  --------------  ------------     ------
   Consolidated total...... (Yen)  9,479  (Yen)    9,043  (Yen) 10,090     $   95
                            ============  ==============  ============     ======

 Assets:

                                 1998             1999             2000            2000
                            ---------------  ---------------  ---------------  ------------
                                            Millions of yen                    Millions of
                                                                               U.S. dollars
   Total Assets:
     Wireline services..... (Yen)12,774,420  (Yen)12,489,103  (Yen)12,260,998    $115,670
     Wireless services.....       2,845,854        4,124,605        4,386,572      41,383
     Data communication
      services.............         964,329        1,038,138        1,082,623      10,213
     Other.................       1,512,152        2,290,675        3,792,372      35,777
                            ---------------  ---------------  ---------------    --------
     Total.................      18,096,755       19,942,521       21,522,565     203,043
     Elimination...........        (744,224)      (1,369,273)      (2,421,276)    (22,842)
                            ---------------  ---------------  ---------------    --------
   Consolidated total...... (Yen)17,352,531  (Yen)18,573,248  (Yen)19,101,289    $180,201
                            ===============  ===============  ===============    ========

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Other significant items:

                                  1998           1999           2000          2000
                             -------------- -------------- -------------- ------------
                                           Millions of yen                Millions of
                                                                          U.S. dollars
   Depreciation and
    amortization:
     Wireline services.....  (Yen)1,593,176 (Yen)1,620,457 (Yen)1,393,550   $13,147
     Wireless services.....         422,419        492,402        591,431     5,580
     Data communication
      services.............         148,398        147,553        143,543     1,354
     Other.................         117,850        179,545        289,807     2,733
                             -------------- -------------- --------------   -------
   Consolidated total......  (Yen)2,281,843 (Yen)2,439,957 (Yen)2,418,331   $22,814
                             ============== ============== ==============   =======
   Capital expenditures for
    segment assets:
     Wireline services.....  (Yen)1,886,969 (Yen)1,727,901 (Yen)1,427,203   $13,464
     Wireless services.....         791,845        870,417        876,057     8,265
     Data communication
      services.............         161,705        236,098        211,189     1,992
     Other.................         121,807        253,443        214,346     2,022
                             -------------- -------------- --------------   -------
   Consolidated total......  (Yen)2,962,326 (Yen)3,087,859 (Yen)2,728,795   $25,743
                             ============== ============== ==============   =======

  The capital expenditures in the above table represent the additions to fixed assets of each segment.

  Transfers between reportable businesses are made at arms-length prices. Operating income is sales and operating revenue less costs and operating expenses.

  There has been no sales and operating revenue from transactions with a single external customer amounting to 10 percent or more of NTT's revenues for the years ended March 31, 1998, 1999 and 2000.

15. Leases:

  NTT and its subsidiaries lease certain office space, employees' residential facilities and other assets. Leases qualifying as capital leases at March 31, 1999 and 2000 were as follows:

   Class of property                        1999          2000          2000
   -----------------                    ------------  ------------  ------------
                                             Millions of yen        Millions of
                                                                    U.S. dollars
   Buildings........................... (Yen)381,663  (Yen)363,644    $ 3,430
   Machinery, vessels and tools........      287,824       273,128      2,577
   Accumulated depreciation............     (308,581)     (301,876)    (2,848)
                                        ------------  ------------    -------
                                        (Yen)360,906  (Yen)334,896    $ 3,159
                                        ============  ============    =======

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Future minimum lease payments by year under capital leases together with the present value of the net minimum lease payments at March 31, 2000 are as follows:

                                                                        Millions
                                                          Millions of   of U.S.
   Year ending March 31                                       yen       dollars
   --------------------                                   ------------  --------
   2001..................................................  (Yen)38,674   $  365
   2002..................................................       37,716      356
   2003..................................................       31,688      299
   2004..................................................       29,219      275
   2005..................................................       28,509      269
   Later years...........................................    1,046,498    9,873
                                                          ------------   ------
   Total minimum lease payments..........................    1,212,304   11,437
   Less--Amount representing interest....................     (841,902)  (7,943)
                                                          ------------   ------
   Present value of net minimum lease payments...........      370,402    3,494
   Less--Current obligation..............................      (10,616)    (100)
                                                          ------------   ------
   Long-term capital lease obligations................... (Yen)359,786   $3,394
                                                          ============   ======

  Rental expenses under operating leases for land, buildings and equipment under cancellable leases, which are generally renewed upon expiration, for the years ended March 31, 1998, 1999 and 2000 were (Yen)153,055 million,
(Yen)146,443 million and (Yen)153,376 million ($1,447 million), respectively.

  Certain consolidated subsidiaries undertake direct financing lease operations. Direct financing leases consist of full-payout leases relating to various equipment, including office equipment, medical equipment, transport equipment and other equipment. The excess of aggregate leases rentals plus the estimated residual value over the cost of the leased equipment constitutes the unearned lease income to be taken into income over the lease term. The estimated residual values represent estimated proceeds from the disposition of equipment at the time the lease is terminated. Amortization of unearned lease income is computed using the interest method.

  Finance lease receivables at March 31, 1999 and 2000 were as follows:

                                           1999          2000          2000
                                       ------------  ------------  ------------
                                            Millions of yen        Millions of
                                                                   U.S. dollars
   Investment in financing leases:
     Total minimum lease payments re-
      ceivable.......................  (Yen)394,687  (Yen)419,637     $3,959
     Unearned income.................       (44,301)      (49,845)      (470)
     Estimated residual values.......           507           585          5
                                       ------------  ------------     ------
                                            350,893       370,377      3,494
   Less--Allowance for doubtful ac-
    counts...........................        (3,416)       (3,980)       (38)
                                       ------------  ------------     ------
                                            347,477       366,397      3,456
   Less--Current portion.............      (136,270)     (109,762)    (1,035)
                                       ------------  ------------     ------
                                       (Yen)211,207  (Yen)256,635     $2,421
                                       ============  ============     ======

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  At March 31, 2000, the contractual maturities of minimum lease payments of the investment in financing leases are as follows:

                                                                        Millions
                                                           Millions of  of U.S.
   Year ending March 31                                        yen      dollars
   --------------------                                    ------------ --------
   2001................................................... (Yen)136,815  $1,291
   2002...................................................      107,021   1,010
   2003...................................................       78,862     744
   2004...................................................       52,470     495
   2005...................................................       27,925     263
   Thereafter.............................................       16,544     156
                                                           ------------  ------
                                                           (Yen)419,637  $3,959
                                                           ============  ======

  Allowance for doubtful accounts is based upon past loss experience and an estimation of mortgaged asset values.

16. Research and development expenses and advertising costs:

 Research and development expenses--

  Research and development expenses are charged to income as incurred and such amounts charged to income for the years ended March 31, 1998, 1999 and 2000 were (Yen)288,931 million, (Yen)381,776 million and (Yen)357,626 million ($3,374 million), respectively.

 Advertising costs--

  Advertising costs are expensed as incurred. Advertising costs included in other operating expenses were (Yen)83,452 million, (Yen)89,956 million and
(Yen)113,077 million ($1,067 million) for the years ended March 31, 1998, 1999 and 2000, respectively.

17. Gains on sales of subsidiary stock:

  On May 12, 1998, NTT Data Corporation ("NTT DATA"), a consolidated subsidiary, issued 27,500 shares of common stock in a public offering to third parties at a price of (Yen)5,468 thousand ($51,585) per share, which was in excess of NTT's average per share carrying value. The issuance of these shares at an aggregate issuance price of (Yen)150,370 million ($1,419 million) is regarded as a sale of a part of NTT's interest in NTT DATA. As a result of the issuance, NTT's shareholding in NTT DATA declined from 60 percent to 54 percent.

  On October 22, 1998, NTT DoCoMo, Inc. ("NTT DoCoMo") formerly named NTT Mobile Communications Network Inc., a consolidated subsidiary, completed its initial public offering and its stock on the First Section of the Tokyo Stock Exchange at a price of (Yen)3,900 thousand ($36,792) per share. NTT sold 218,000 shares of NTT DoCoMo's common stock, without par value, for total proceeds of (Yen)826,140 million ($7,794 million), net of related expenses. In addition, NTT DoCoMo issued 327,000 new shares of stock for total proceeds of
(Yen)1,236,500 million ($11,665 million), net of related expenses. As a result of the offering, NTT's stake in NTT DoCoMo has been reduced from 94.68 percent to 67.13 percent.

  The resulting pretax gains on these issuances and sales of subsidiary stock amounting to approximately (Yen)1,634,314 million ($15,418 million) are recognized in the consolidated statement of income for the year ended

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

March 31, 1999 together with applicable deferred taxes thereon. In the consolidated statement of cash flows for the year ended March 31, 1999, the gains on sales of subsidiary stock are excluded from the cash flows from operating activities and the related cash proceeds of (Yen)2,213,010 million ($20,877 million) are included in the cash flows from investing activities.

18. Foreign exchange gain and loss:

  Foreign exchange results (mainly arising from foreign currency borrowings) for the years ended March 31, 1998, 1999 and 2000 were loss of (Yen)799 million, gain of (Yen)1,368 million and (Yen)918 million ($9 million), respectively.

19. Financial instruments:

  The carrying amounts and the estimated fair values of financial instruments excluding debt and equity securities at March 31, 1999 and 2000 are as follows:

                                       1999                              2000                       2000
                          --------------------------------  --------------------------------  ------------------
                             Carrying                          Carrying                       Carrying    Fair
                              amounts        Fair value         amounts        Fair value     amounts    value
                          ---------------  ---------------  ---------------  ---------------  --------  --------
                                                                                              Millions of U.S.
                                                  Millions of yen                                  dollars
Long-term debt including
 current portion........  (Yen)(5,406,904) (Yen)(5,523,304) (Yen)(5,107,736) (Yen)(5,164,290) $(48,186) $(48,720)
Forward exchange
 contracts..............          (10,492)           1,255           16,511          (50,548)     (156)     (477)
Interest rate and
 currency swap
 agreements.............            6,654           (6,344)          53,231          (68,205)      502      (643)
Option contracts
 purchased..............              155                0                9                0         0         0
Option contracts
 written................             (267)            (267)            (145)            (145)       (1)       (1)

 Cash and cash equivalents, notes and accounts receivable, trade, short-term borrowings, accounts payable, trade, and accrued payroll--

  The carrying amounts approximate fair value because of the short maturities of such instruments.

 Long-term debt including current portion--

  The fair value of long-term debt is estimated based on the discounted amounts of future cash flows using NTT's current incremental rates of borrowings for similar liabilities.

 Derivative financial instruments--

  The fair values of forward exchange contracts, interest rate swap agreements, currency swap agreements and interest rate option contracts are estimated based on the amounts NTT and certain subsidiaries would receive or pay to terminate the contracts at March 31, 1999 and 2000 with discounted amounts of net future cash flows.

                   NIPPON TELEGRAPH AND TELEPHONE CORPORATION
                              AND ITS SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The table below shows the notional principal amounts of those derivative financial instruments at March 31, 1999 and 2000:

                                            1999         2000         2000
                                        ------------ ------------ ------------
                                             Millions of yen      Millions of
                                                                  U.S. dollars
   Forward exchange contracts.......... (Yen)396,679 (Yen)227,688    $2,148
   Interest rate and currency swap
    agreements.........................      850,074      886,701     8,365
   Option contracts purchased..........       30,000        2,000        19
   Option contracts written............       21,600       10,800       102

 Concentrations of credit risk--

  NTT and certain subsidiaries do not have any significant concentration of business transacted with an individual counterparty or groups of counterparties that could, if suddenly eliminated, severely impact our operations at March 31, 2000.

20. Commitments and contingent liabilities:

  Commitments outstanding at March 31, 2000 for the purchase of property, plant and equipment and other assets approximated (Yen)458,131 million ($4,322 million).

  Contingent liabilities at March 31, 2000 for loans guaranteed amounted to
(Yen)33,061 million ($312 million).

  At March 31, 2000, NTT and its subsidiaries had no material litigation or claims outstanding, pending or threatened against it, which would have a material adverse effect on NTT's consolidated financial position or results of operations.

21. Subsequent events:

  On May 8, 2000, NTT Communications Corporation ("NTT Communications"), a subsidiary of NTT, through a U.S.-based subsidiary, entered into a definitive merger agreement with Verio Inc., a U.S. Internet solution provider ("Verio"), pursuant to which NTT Communications would acquire a majority of the shares of Verio at a price of $60 per share of common stock through a takeover bid and the U.S. subsidiary of NTT Communications would thereafter be merged into Verio. The transaction is valued at approximately $5.1 billion. On September 8, 2000, such acquisition was completed. The acquisition will be accounted for as a purchase in fiscal year 2001.

  On May 9, 2000, NTT DoCoMo signed a Memorandum of Understanding with Dutch-based Koninklijke KPN N.V. ("KPN") and its subsidiary, a holding company of cellular operators, KPN Mobile N.V. ("KPN Mobile"), under which NTT DoCoMo would acquire 15% of the shares of KPN Mobile for the maximum amount of Euro
5.1 billion. In August, 2000, NTT DoCoMo acquired 15% of the shares of KPN Mobile for approximately Euro 4 billion ($US3.7 billion).

  On July 12, 2000, NTT DoCoMo entered into agreements with KPN Mobile and Hutchison Whampoa Ltd. to invest in Hutchison 3G UK Holdings Ltd ("Hutchison 3G"), which owns a third generation cellular telephone license in the United Kingdom. NTT DoCoMo invested approximately (Pounds)1.2 billion (US$1.7 billion), and acquired a 20% interest in Hutchison 3G and KPN Mobile acquired a 15% stake in Hutchison 3G.

  The NTT parent, NTT East and NTT West have decided to implement a voluntary early retirement program covering a total of approximately 6,500 employees in fiscal years 2001 and 2002 as part of a rationalization of their management. This rationalization is a response to adverse business conditions resulting from intense competition and other factors in the telecommunications industry. The related termination benefits will be recognized as costs in the periods during which the relevant employees retire.

        NIPPON TELEGRAPH AND TELEPHONE CORPORATION AND ITS SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              Year Ended March 31

                                          Additions
                             Balance at  charged to
                            beginning of  costs and   Deductions    Balance at
                               period     expenses     (Note 1)    end of period
                            ------------ ----------- ------------  -------------
                                              Millions of yen
Year ended March 31, 1998:
  Allowance for doubtful
   accounts...............  (Yen)26,363  (Yen)27,888 ((Yen)18,435)  (Yen)35,816
                            ===========  =========== ============   ===========
Year ended March 31, 1999:
  Allowance for doubtful
   accounts...............  (Yen)35,816  (Yen)24,838 ((Yen)20,367)  (Yen)40,287
                            ===========  =========== ============   ===========
Year ended March 31, 2000:
  Allowance for doubtful
   accounts...............  (Yen)40,287  (Yen)29,737 ((Yen)34,342)  (Yen)35,682
                            ===========  =========== ============   ===========
--------
Note: 1. Amounts written off.

                             Balance at
                            beginning of                            Balance at
                               period     Additions   Deductions   end of period
                            ------------ ----------- ------------  -------------
                                              Millions of yen
Year ended March 31, 1998:
  Valuation allowance--
   Deferred tax assets....  (Yen) 1,479  (Yen)30,573 ((Yen)1,479)   (Yen)30,573
                            ===========  =========== ============   ===========
Year ended March 31, 1999:
  Valuation allowance--
   Deferred tax assets....  (Yen)30,573  (Yen)   --  ((Yen)30,573)  (Yen)   --
                            ===========  =========== ============   ===========
Year ended March 31, 2000:
  Valuation allowance--
   Deferred tax assets....  (Yen)   --   (Yen) 2,287  (Yen)   --    (Yen) 2,287
                            ===========  =========== ============   ===========

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Where To Find More Information...........................................  11
Forward Looking Statements...............................................  11
Use of Proceeds..........................................................  12
Exchange Rates...........................................................  12
Capitalization...........................................................  13
Selected Financial Data..................................................  14
Selected Operating and Other Data........................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  32
Regulatory Developments..................................................  47
Dividends and Price Range of Shares and ADSs.............................  52
Principal Shareholders and Selling Shareholder...........................  56
Description of the Shares................................................  57
Description of ADRs and Deposit Agreement................................  64
Tax Considerations.......................................................  70
Experts..................................................................  73
Validity of Securities...................................................  73
Underwriting.............................................................  74
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  Nippon Telegraph and Telephone Corporation

                       1,200,000 Shares of Common Stock
                       (Par Value (Yen)50,000 Per Share)

              in the form of Shares or American Depositary Shares

                               ----------------

                                    [LOGO]
                                      NTT

                               ----------------

                              Merrill Lynch & Co.
                             Goldman, Sachs & Co.
                     Nomura Securities International, Inc.
                       NikkoSalomonSmithBarney Americas


                   Representatives of the U.S. Underwriters


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuances and Distribution.

  The estimated expenses in connection with the issuance and sale of the ADSs being registered hereunder (other than underwriting discounts) are set forth in the following table:

   Securities and Exchange Commission registration fee.............. $  596,776
   Accounting fees and expenses.....................................     60,000
   Legal fees and expenses..........................................    901,000
   Printing expenses................................................  1,797,000
   Miscellaneous....................................................  3,480,000
                                                                     ----------
       Total........................................................ $6,834,776
                                                                     ==========

Item 15. Indemnification of Directors and Officers.

  Articles 254 and 280 of the Commercial Code of Japan make the provisions of
Section 10, Chapter 2, Book III of the Civil Code applicable to the relationship between NTT and its directors and corporate auditors, respectively. Section 10, among other things, provides in effect that:

    (1) If a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

    (2) If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

    (3) If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Item 16. Exhibits.

  See Exhibit Index on Page II-4.

Item 17. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liabilities under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan on September 29, 2000.

                                          Nippon Telegraph and Telephone
                                           Corporation

                                                           *
                                          By: _________________________________
                                             (Jun-ichiro Miyazu, President)

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President and Director     September 29, 2000
______________________________________  (Principal Executive
          Jun-ichiro Miyazu             Officer)

                  *                    Senior Executive Vice      September 29, 2000
______________________________________  President and Director
              Norio Wada

                  *                    Senior Executive Vice      September 29, 2000
______________________________________  President and Director
           Yusuke Tachibana

                  *                    Senior Executive Vice      September 29, 2000
______________________________________  President and Director
            Haruki Matsuno
                  *                    Senior Vice President and  September 29, 2000
______________________________________  Director
             Kanji Koide




                  *                    Senior Vice President and  September 29, 2000
______________________________________  Director
           Shigehiko Suzuki

                  *                    Senior Vice President and   September 29 2000
______________________________________  Director
             Hiromi Wasai

                  *                    Senior Vice President and  September 29, 2000
______________________________________  Director
           Toyohiko Takabe

                  *                    Senior Vice President and  September 29, 2000
______________________________________  Director (Principal
           Satoru Miyamura              Financial and Accounting
                                        Officer)

              Signature                          Title                   Date
              ---------                          -----                   ----

                                       Senior Vice President and  September 29, 2000
______________________________________  Director
             Takashi Imai

                                       Senior Vice President and  September 29, 2000
______________________________________  Director
           Yotaro Kobayashi


NTT AMERICA, INC.

                  *                    Executive Vice President   September 29, 2000
By:___________________________________
            Akihiko Okada

         /s/ Satoru Miyamura
*By: _________________________________
  Satoru Miyamura, attorney-in-fact

 * Satoru Miyamura, by signing his name hereto, does sign this document on behalf of the person indicated above pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

                                 EXHIBIT INDEX

                                                                           Page
 Exhibit                                                                   No.
 -------                                                                   ----
  1.     Form of Underwriting Agreement.
  2.1    The Law Concerning Nippon Telegraph and Telephone Corporation,
         etc. (English translation thereof) (incorporated by reference to Exhibit 2.1 to NTT's Registration Statement on Form F-3
         (file no. 333-89083)).
  2.2    Law Concerning Partial Revision to the Nippon Telegraph and
         Telephone Corporation Law (English translation thereof)
         (incorporated by reference to NTT's Form 6-K dated June 30,
         1997).
  2.3    Supplemental Provisions for the Law Concerning Partial Revision
         to the Nippon Telegraph and Telephone Corporation Law (English
         translation thereof) (incorporated by reference to NTT's Form
         6-K dated July 8, 1997).
  2.4    Plan concerning the reorganization of NTT approved by the
         shareholders of NTT on June 29, 1999 (English translation
         thereof) (incorporated by reference to NTT's Form 6-K dated
         June 14, 1999).
  3.1    Articles of Incorporation of NTT (English translation thereof)
         (incorporated by reference to NTT's Form 6-K dated September
         28, 2000)
  3.2    Regulations of Board of Directors of NTT (English translation thereof) (incorporated by reference to NTT's Form 6-K dated
         September 28, 2000)
  3.3    Share Handling Regulations of NTT (English translation thereof)
         (incorporated by reference to NTT's Form 6-K dated September
         28, 2000)
  4.1    Deposit Agreement, dated as of July 8, 1994, among NTT, Morgan
         Guaranty Trust Company of New York, as Depositary, and all
         holders from time to time of American Depositary Receipts
         issued thereunder (incorporated by reference to Exhibit (a) to
         Registration Statement on Form F-6 (file no. 33-81562)).
  4.2    Form of ADR (included in Exhibit 4.1).
  4.3    Specimen Certificate for shares of NTT's common stock, par value (Yen)50,000 per share (English translation thereof)
         (incorporated by reference to Exhibit 2.2 to NTT's Registration
         Statement on Form 20-F (file no. 1-8910)).
  5.1    Opinion and consent of Tomotsune Kimura & Mitomi, as to the validity of the shares underlying the ADSs.
  8.1    Tax opinion and consent of Milbank, Tweed, Hadley & McCloy LLP.
 23.1    Consent of PricewaterhouseCoopers.
 23.2    Consent of Tomotsune Kimura & Mitomi (included in Exhibit 5.1).
 23.3    Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
         Exhibit 8.1).
 24.     Powers of Attorney.

--------